 Exhibit (a)-(1)
September 9, 2019
TO THE SHAREHOLDERS OF DRYSHIPS INC.:
Enclosed is a Notice of the 2019 Special Meeting of Shareholders (the “special meeting”) of DryShips Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), which will be held at 80 Kifissias Avenue, GR 151 25, Marousi, Athens, Greece on October 9, 2019 at 4:00 p.m. local time, and related materials. The Notice of the Meeting and related materials can also be found at http://drys.agmdocuments.com/EGM2019.html.
On June 12, 2019, the Board of Directors of the Company (the “Company Board”) received a non-binding proposal letter (the “proposal letter”) from SPII Holdings Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“SPII”) that owns approximately 83.35% of the outstanding shares of common stock, $0.01 par value, of the Company (the “Company common stock”) and may be deemed to be beneficially owned by George Economou, the Company’s Chairman and Chief Executive Officer, that proposed a merger transaction in which SPII would acquire all of the issued and outstanding shares of Company common stock not already owned by SPII and Mr. Economou for $4.00 per share in cash (the “proposed transaction”).
After receiving the proposal letter, the Company Board formed a special committee (the “Special Committee”) consisting solely of independent and disinterested directors of the Company to evaluate and negotiate the proposed transaction (as more fully described in the enclosed proxy statement).
On August 18, 2019, acting on the unanimous recommendation of the Special Committee, the Company Board unanimously approved, and the Company entered into an Agreement and Plan of Merger (the “merger agreement”), by and among the Company, SPII and Sileo Acquisitions Inc., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of SPII (“Merger Sub”). Pursuant to the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger and a wholly owned subsidiary of SPII (the “merger”).
At the effective time of the merger (the “effective time”), each share of Company common stock that is issued and outstanding immediately prior to the effective time (other than shares of Company common stock held by SPII or any subsidiary of either SPII or the Company) will be automatically converted into the right to receive the merger consideration of  $5.25 per share of Company common stock in cash, without interest and less any required withholding taxes. The merger consideration of  $5.25 per share represents a premium of approximately 66% over the Company’s $3.16 closing stock price on June 12, 2019, the last trading day before the Company’s announcement of SPII’s initial offer to acquire all of the Company common stock not owned by SPII and an increase of approximately 31% over the purchase price of  $4.00 per share initially proposed by SPII.
The proposed merger is a “going private” transaction under the rules of the U.S. Securities and Exchange Commission (the “SEC”). If the merger is completed, all of the shares of Company common stock will cease to be publicly traded and will be owned by SPII.
The Special Committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the public shareholders of the Company; (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) recommended to the Company Board that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iv) resolved, subject to the Company Board approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. Based on that recommendation, the Company Board unanimously: (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of Company and the public shareholders of the Company, (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed the merger agreement and the transactions contemplated thereby, including the merger, to be submitted to the stockholders of record of the Company as of the record date, for approval and authorization at the special meeting, and (iv) resolved, subject to the terms of the merger agreement, to recommended that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. The Special Committee made its determination after consultation with its independent legal and financial advisors and after consideration of a number of factors as further described in the accompanying proxy statement. As a result, the Special Committee and the Company Board recommends that you vote “FOR” the proposal to authorize and approve the merger agreement and the transactions contemplated thereby, including the merger (the “merger agreement proposal”).
The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about the Company from documents filed with the SEC. The Company urges you to read the entire proxy statement, including the annexes and the documents referred to or incorporated by reference in the proxy statement, carefully, as it sets forth the details of the merger agreement and other important information related to the merger.
In order for the merger to be completed, the merger agreement and the transactions contemplated thereby, including the merger, must be authorized and approved by the holders of at least a majority of all shares of Company common stock entitled to vote on the authorization and approval of the merger agreement as of the close of business on the record date. Under the merger agreement, SPII, which owns approximately 83.35% of the outstanding shares of Company common stock, agreed to cause all shares of Company common stock owned beneficially or of record by it, Merger Sub, or any other subsidiary of SPII to be voted in favor of the merger agreement proposal. Accordingly, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
Only holders of record of Company common stock at the close of business on August 30, 2019, which has been fixed as the record date, will be entitled to vote at the special meeting. As of the record date, the Company common stock was the only type of capital stock of the Company outstanding.
You are cordially invited to attend the special meeting in person. All shareholders must present a form of personal photo identification in order to be admitted to the special meeting. In addition, if your shares of Company common stock are held in the name of your broker, bank or other nominee and you wish to attend the special meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the Company common stock on August 30, 2019 in order to vote. Shareholders should speak to their brokers, banks or other nominees in whose custody their Company common stock is held for additional information. If you attend the special meeting, you may revoke your proxy and vote your Company common stock in person.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOU CAN ALSO VOTE BY INTERNET AND TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU HAVE ELECTED TO RECEIVE YOUR PROXY MATERIALS OVER THE INTERNET, PLEASE VOTE BY INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY MATERIALS THAT YOU HAVE RECEIVED. THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT AND YOUR COOPERATION IN RETURNING YOUR EXECUTED PROXY CARD PROMPTLY WILL BE APPRECIATED. ANY SIGNED PROXY CARD RETURNED AND NOT COMPLETED WILL BE VOTED BY MANAGEMENT “FOR” THE MERGER AGREEMENT PROPOSAL.

The Company’s 2018 Annual Report on Form 20-F (the “2018 Annual Report”), which contains the Company’s audited financial statements for the fiscal year ended December 31, 2018, and the Company’s Report on Form 6-K which includes financial information for the three months ended on March 31, 2019 are available on the Company’s website at www.dryships.com. Any shareholder may request to receive a hard copy of these materials, free of charge upon request.
If you have any questions or need assistance voting your shares of Company common stock, please call Okapi Partners LLC, the Company’s proxy solicitor in connection with the special meeting, toll-free at 1-877-274-8654 or +1-212-297-0720 outside the United States or by e-mail at info@okapipartners.com.
Very truly yours,
/s/ George Kokkodis

George Kokkodis
Chairman of the Special Committee
Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
NOTICE IS HEREBY given that a special meeting of shareholders (the “special meeting”) of DryShips Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”) will be held at 80 Kifissias Avenue, GR 151 25, Marousi, Athens, Greece on October 9, 2019 at 4:00 p.m. local time, to:
Consider and vote on a proposal (the “merger agreement proposal”) to authorize and approve the Agreement and Plan of Merger, entered into on August 18, 2019 (the “merger agreement”), by and among the Company, SPII Holdings Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“SPII”) and Sileo Acquisitions Inc., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly owned subsidiary of SPII (“Merger Sub”).
The close of business on August 30, 2019 has been fixed as the record date (the “record date”) for the determination of the shareholders entitled to receive notice of and to vote at the special meeting or any adjournment thereof. Holders of shares of the common stock of the Company, par value $0.01 per share (the “Company common stock”) on the record date will be entitled to vote at the special meeting. Each shareholder of record on the record date is entitled to one vote for each share of Company common stock held by such shareholder on the record date. Shareholders of record holding at least one third of the issued and outstanding Company common stock and who are entitled to vote at the special meeting in person or by proxy will constitute a quorum for the purposes of the special meeting.
You are cordially invited to attend the special meeting in person. All shareholders must present a form of personal photo identification in order to be admitted to the special meeting. In addition, if your Company common stock is held in the name of your broker, bank or other nominee and you wish to attend the special meeting, you must bring an account statement or letter from the broker, bank or other nominee indicating that you were the owner of the Company common stock on August 30, 2019 in order to vote. Shareholders should speak to their brokers, banks or other nominees in whose custody their Company common stock is held for additional information. If you attend the special meeting, you may revoke your proxy and vote your Company common stock in person.
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE POSTAGE IF MAILED IN THE UNITED STATES. YOU CAN ALSO VOTE BY INTERNET AND TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU HAVE ELECTED TO RECEIVE YOUR PROXY MATERIALS OVER THE INTERNET, PLEASE VOTE BY INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS PROVIDED IN THE PROXY MATERIALS THAT YOU HAVE RECEIVED. THE VOTE OF EVERY SHAREHOLDER IS IMPORTANT AND YOUR COOPERATION IN RETURNING YOUR EXECUTED PROXY CARD PROMPTLY WILL BE APPRECIATED. ANY SIGNED PROXY CARD RETURNED AND NOT COMPLETED WILL BE VOTED BY MANAGEMENT “FOR” THE MERGER AGREEMENT PROPOSAL.
The Company’s 2018 Annual Report on Form 20-F (the “2018 Annual Report”), which contains the Company’s audited financial statements for the fiscal year ended December 31, 2018, and the Company’s Report on Form 6-K which includes financial information for the three months ended on March 31, 2019 are available on the Company’s website at www.dryships.com. Any shareholder may request to receive a hard copy of these materials, free of charge upon request.

If you have any questions or need assistance voting your shares, please call Okapi Partners LLC, the Company’s proxy solicitor in connection with the special meeting, toll-free at 1-877-274-8654 or +1-212-297-0720 outside the United States or by e-mail at info@okapipartners.com.
By Order of the Board of Directors,
/s/ Evgenia Voulika

Evgenia Voulika
Assistant Secretary
September 9, 2019
Athens, Greece

PROXY STATEMENT

Dated September 9, 2019

SUMMARY VOTING INSTRUCTIONS
Ensure that your shares of DryShips Inc. can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee.
If your shares of DryShips Inc. are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your shares are voted at the special meeting.
If your shares of DryShips Inc. are registered in your name:   submit your proxy as soon as possible by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares can be voted at the special meeting in accordance with your instruction.
If you submit your signed proxy card without indicating how you wish to vote, the shares represented by your proxy will be voted in favor of the resolutions to be proposed at the special meeting, unless you appoint a person other than the chairman of the meeting as proxy, in which case the shares represented by your proxy will be voted (or not submitted for voting) as your proxy determines.
If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Okapi Partners LLC, the proxy solicitor, at 1-877-274-8654 or +1-212-297-0720 outside the United States, or at 1212 Avenue of the Americas, 24th Floor, New York, NY 10036 or by e-mail at info@okapipartners.com.

SUMMARY TERM SHEET	11
The Parties to the Merger Agreement	11
The Merger Agreement Proposal	11
Reasons for the Merger; The Special Committee’s Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee; Recommendations of the Company Board	12
Opinion of the Financial Advisor to the Special Committee	14
Buyer Group’s Purpose and Reasons for the Merger	14
Position of the Buyer Group as to the Fairness of the Merger to Public Shareholders	14
The Special Meeting	14
Record Date and Quorum	15
Required Shareholder Votes for the Merger	15
Interests of Certain Persons in the Merger	15
Material U.S. Federal Income Tax Consequences of the Merger	16
Summary of Key Merger Agreement Terms	16
SPII’s Source of Funds	17
No Appraisal Rights	17
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER AGREEMENT PROPOSAL	18
SPECIAL FACTORS	23
Background of the Merger	23
Reasons for the Merger; The Special Committee’s Position as to the Fairness of the Merger to Public Shareholders	28
Recommendation of the Special Committee	31
Recommendation of the Company Board	31
Financial Projections Prepared by the Company	31
Opinion of the Financial Advisor to the Special Committee	33
Buyer Group’s Purpose and Reasons for the Merger; Position of Buyer Group as to the Fairness of the Merger to Public Shareholders	43
Certain Effects of the Merger	48
Interests of Certain Persons in the Merger	49
Plans for the Company if the Merger is Not Completed	49
Estimated Fees and Expenses of the Merger	50
Litigation Related to the Merger	50
Material Tax Considerations	50
Source of Funds	53
Anticipated Accounting Treatment of Transaction	53
No Appraisal Rights	53
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	54
THE PARTIES TO THE MERGER	55
SPII Holdings Inc.	55
Sileo Acquisitions Inc.	55

ANNEXES
Annex A—Agreement and Plan of Merger, dated as of August 18, 2019
Annex B—Opinion of Evercore Group L.L.C, dated August 18, 2019

GLOSSARY
Unless otherwise indicated or as the context otherwise indicates, when used in this joint proxy statement/prospectus:
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“book-entry shares” refers to non-certificated shares of Company common stock represented by book-entry;

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“Buyer Group” refers to Mr. George Economou and SPII and, following its formation, Merger Sub, collectively;

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“closing date” refers to date on which the merger is completed;

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The “Code” means United States Internal Revenue Code of 1986, as amended;

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The “Company,” “DryShips,” “we,” “us” and “our” refer to DryShips Inc., a corporation organized under the laws of the Republic of the Marshall Islands;

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“Company Board” refers to the board of directors of the Company;

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“Company common stock” refers to shares of common stock, $0.01 par value, of the Company;

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“effective time” refers to the effective time of the merger;

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“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

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“Evercore” refers to Evercore Group L.L.C.;

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“Fried Frank” refers to Fried, Frank, Harris, Shriver & Jacobson LLP;

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“Heidmar” refers to Heidmar Inc., a wholly-owned subsidiary of the Company;

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“IRS” refers to the U.S. Internal Revenue Service;

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“mark-to-market election” means the election described in Section 1296 of the Code;

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“merger” refers to the merger of Merger Sub with and into DryShips, with DryShips continuing as the surviving corporation and a wholly owned subsidiary of SPII, pursuant to the merger agreement;

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“merger agreement” refers to the Agreement and Plan of Merger, dated as of August 18, 2019, by and among the Company, Merger Sub and SPII, a copy of which is included as Annex A to this proxy statement;

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“merger agreement proposal” refers to the proposal for the shareholders of the Company to authorize and approve the merger agreement;

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“merger consideration” refers to $5.25 per share of Company common stock in cash, without interest and less any required withholding taxes;

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“Merger Sub” refers to Sileo Acquisitions Inc., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of SPII;

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“NASDAQ” means NASDAQ Stock Market LLC;

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“Non-Electing U.S. Holder” refers to a U.S. Holder who does not have a valid QEF election or a mark-to-market election in effect for the tax year that includes the closing date;

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“Non-U.S. Holder” refers to a beneficial owner of shares of Company common stock that is not a U.S. Holder and is not an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes;

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“Orrick” refers to Orrick, Herrington & Sutcliffe LLP;

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“PFIC” means a “passive foreign investment company,” as defined in Section 1297(a) of the Code;

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“public shareholders” refers to the shareholders of the Company other than SPII who are not affiliates of SPII or the Company;

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“QEF election” means the election described in Section 1295 of the Code;

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“record date” refers to August 30, 2019;

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“SEC” refers to the Securities and Exchange Commission;

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“Seward & Kissel” refers to Seward & Kissel LLP;

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“SPII” refers to SPII Holdings Inc., a corporation organized under the laws of the Republic of the Marshall Islands;

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“Special Committee” refers to the special committee of the Company Board consisting solely of independent and disinterested directors of the Company;

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“special meeting” refers to the meeting of the shareholders of the Company (including any adjournments or postponements thereof) to be held to consider the authorization and approval of the merger agreement and the transactions contemplated thereby, including the merger;

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“U.S. Electing Holder” refers to a U.S. Holder that has a valid QEF election in effect for the tax year that includes the closing date; and

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“U.S. Holder” refers to a beneficial owner of shares of Company common stock that is (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of the source of that income or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has properly elected under applicable U.S. Treasury regulations to be treated as a U.S. person.

SUMMARY TERM SHEET
This Summary Term Sheet discusses certain material information contained in this proxy statement, including with respect to the merger agreement. The Company encourages you to read carefully the entirety of this proxy statement, which is first being mailed to shareholders of the Company on or about September 9, 2019, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 85.
The proposed merger is a “going private” transaction under the rules of the SEC. If the merger is completed, all of the shares of Company common stock will cease to be publicly traded and will be owned by SPII.
The Parties to the Merger Agreement
SPII Holdings Inc.
SPII is a Marshall Islands corporation, and its principal business address is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). The principal business of SPII is acting as an investment holding company. Mr. Economou may be deemed to be the beneficial owner of SPII. See “Additional Information Regarding Buyer Group—Information Regarding Buyer Group” beginning on page 84.
Sileo Acquisitions Inc.
Merger Sub is a Marshall Islands corporation, and its principal business address is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). Merger Sub is a wholly owned subsidiary of SPII and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “Additional Information Regarding Buyer Group—Information Regarding Buyer Group” beginning on page 84.
DryShips Inc.
The Company, a corporation organized under the laws of the Republic of the Marshall Islands, was formed on September 9, 2004. The Company’s principal executive offices are located at c/o Dryships Management Services, Inc. 80 Kifissias Avenue, GR 151 25, Marousi, Athens, Greece. Our telephone number at this address is + 30 210-80 90-570. The Company is a diversified owner and operator of ocean going cargo vessels that operate worldwide through three segments: drybulk, offshore support and tanker. As of September 9, 2019, the Company operates a fleet of 32 vessels consisting of  (i) 9 Newcastlemax drybulk vessels; (ii) 5 Kamsarmax drybulk vessels; (iii) 6 Panamax drybulk vessels; (iv) 1 Very Large Crude Carrier; (v) 2 Suezmax tankers; (vi) 3 Aframax tankers; and (vii) 6 Offshore Support Vessels, including 2 Platform Supply and 4 Oil Spill Recovery Vessels. In addition, the Company owns 100% of Heidmar, a leading commercial tanker pool operator. See “Additional Information Regarding the Company” beginning on page 76. For a description of our history, development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated herein by reference. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report.
The Merger Agreement Proposal
You are being asked to consider and vote upon the merger agreement proposal.
The merger agreement provides that, at the closing of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the Marshall Islands Business Corporations Act as the surviving corporation in the merger (the “surviving corporation”). SPII’s ownership of the Company will increase from approximately 83.35% as of the record date to 100% following the merger. Upon completion of the merger, each share of Company common stock that is issued and outstanding immediately prior to the effective time (other than shares of Company common stock that are held by SPII or any subsidiary of either the Company or SPII) will be converted into the right to receive the merger consideration of  $5.25 per share of Company common stock in cash, without interest and less any required withholding taxes. Upon completion of the merger, the shares of Company common stock will no longer be publicly traded, and shareholders of the Company (other than SPII) will cease to have any ownership interest in the Company. See “The Merger Agreement” beginning on page 60 for a summary of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement.
Reasons for the Merger; The Special Committee’s Position as to the Fairness of the Merger to Public Shareholders; Recommendations of the Special Committee; Recommendations of the Company Board
Reasons for the Merger; The Special Committee’s Position as to the Fairness of the Merger to Public Shareholders
The Company Board formed the Special Committee consisting of George Kokkodis (Chairman), George Demathas and Andreas Argyropoulos, each of whom was determined by the Company Board to be independent and not affiliated with the Buyer Group. The Company Board authorized the Special Committee to exercise all power and authority of the board that may be delegated with respect to the proposed transaction, including the power and authority to review, evaluate and negotiate the terms of a possible transaction with the Buyer Group; provide a recommendation with respect to whether a possible transaction with the Buyer Group is fair to and in the best interests of the public shareholders; and select and retain, at the Company’s expense, one or more independent advisors to advise and assist the Special Committee in considering the proposed transaction. The Company Board also resolved that it would not approve a transaction with the Buyer Group unless it was recommended by the Special Committee.
The Special Committee retained its own independent financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the Special Committee in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and in negotiating with the Buyer Group and its advisors.
The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, and unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the public shareholders; (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) recommended to the Company Board that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iv) resolved, subject to the Company Board approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger.
In evaluating the fairness and advisability of the merger agreement, the Special Committee considered information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and a prospective basis, as well as current industry, economic and market conditions and trends. In reaching their determinations and making their recommendations, both the Special Committee and the Company Board relied on the Company and its management to provide factual financial information, projections and assumptions, based on the best information available to management at that time, as the starting point for their analyses. The Special Committee considered the financial analyses and fairness opinion of Evercore, which the Special Committee has adopted as its own, in reaching its determination as to the advisability and fairness of the merger agreement (including the merger consideration) and the merger.

The Special Committee also considered the following factors as being generally supportive of its determination and recommendations:
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the current and historical market prices of the Company common stock;

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the business, operations, financial condition, earnings and prospects of the Company, in light of the fact that the Buyer Group owns approximately 83.35% of the Company common stock and therefore controls the Company;

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the risks of continuing as a public company controlled by the Buyer Group;

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the belief by the Special Committee that the merger consideration of  $5.25 per share was the highest price that could be obtained from the Buyer Group, that the terms of the merger agreement were the most favorable terms the Buyer Group would be willing to agree to and that further negotiations would run the risk of causing the Buyer Group to abandon the transaction altogether in which event the public shareholders would likely lose the opportunity to accept the premium being offered;

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the risk that the market price of the Company common stock would significantly decrease if there was no transaction with the Buyer Group;

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that the Special Committee was able to negotiate an effective increase in the merger consideration of  $1.25 per share from the $4.00 per share consideration offered in the initial proposal from the Buyer Group, representing an increase of approximately 31%;

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the fact that the public shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $5.25 per share;

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the financial analysis of Evercore and the oral opinion delivered by Evercore to the Special Committee, which was subsequently confirmed by the written opinion of Evercore, dated August 18, 2019, to the Special Committee;

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the terms of the merger agreement, including that the obligations of the Buyer Group to complete the merger are subject to very limited conditions, particularly the obligations of the Buyer Group to complete the merger are not conditioned upon receipt of financing or the absence of any material adverse change; and

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the additional factors described in detail under “Special Factors—Reasons for the Merger; The Special Committee’s Position as to the Fairness of the Merger to Public Shareholders” beginning on page 28.

Recommendation of the Special Committee
The Special Committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the public shareholders; (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) recommended to the Company Board that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iv) resolved, subject to the Company Board approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. The Special Committee recommends that the shareholders of the Company vote “FOR” the merger agreement proposal.
Recommendation of the Company Board
The Company Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the Company and the public shareholders; (ii) approved, adopted, and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the shareholders for approval and authorization at the special meeting; and (iv) resolved, subject to the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. The Company Board, acting upon the unanimous recommendation of the Special Committee, recommends that the shareholders of the Company vote “FOR” the merger agreement proposal.
Opinion of the Financial Advisor to the Special Committee
The Special Committee retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, the Company requested that Evercore evaluate whether the merger consideration to be received by public shareholders is fair, from a financial point of view, to such holders. At a meeting of the Special Committee held on August 18, 2019, Evercore rendered to the Special Committee its opinion to the effect that, as of August 18, 2019 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of  $5.25 per share in cash, without interest, to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to the public shareholders.
The full text of the written opinion of Evercore, dated August 18, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Special Committee, the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
For a more complete description, see the section entitled “Special Factors—Opinion of the Financial Advisor to the Special Committee” beginning on page 33.
Buyer Group’s Purpose and Reasons for the Merger
The Buyer Group’s purpose for engaging in the merger is to permit SPII to acquire all shares of the Company common stock not owned by them so that the Company can be operated as a privately held company. See “Special Factors—Buyer Group’s Purpose of and Reasons for the Merger; Position of the Buyer Group as to the Fairness of the Merger to Public Shareholders” beginning on page 43 for an additional discussion as to why the Buyer Group is pursuing the merger at this time.
Position of the Buyer Group as to the Fairness of the Merger to Public Shareholders
The Buyer Group believes that the merger is fair (both substantively and procedurally) to the public shareholders. In arriving at their position as to the fairness of the merger, the Buyer Group considered the factors discussed in the section entitled “Special Factors— Buyer Group’s Purpose of and Reasons for the Merger; Position of the Buyer Group as to the Fairness of the Merger to Public Shareholders” beginning on page 43.
The Special Meeting
The special meeting will be held on October 9, 2019, commencing at 4:00 p.m., local time, at 80 Kifissias Avenue, GR 151 25, Marousi, Athens, Greece.
For additional information regarding the special meeting, see the section entitled “The Special Meeting” beginning on page 56.

Record Date and Quorum
The holders of record of the shares of Company common stock as of the close of business on August 30, 2019, which has been fixed as the record date, are entitled to receive notice of, and to vote at, the special meeting.
The Company will have a quorum and will be able to conduct the business of the special meeting if the holders of at least one third of the shares entitled to vote are present at the special meeting, either in person or by proxy.
Under the merger agreement, SPII, which owned approximately 83.35% of the outstanding shares of Company common stock as of the record date, agreed to cause all shares of Company common stock owned beneficially or of record by it, Merger Sub, or any other subsidiary of SPII to be voted in favor of the merger agreement proposal at the special meeting or any postponement or adjournment thereof.
Required Shareholder Votes for the Merger
The merger cannot be completed without the affirmative vote of the holders of a majority of the outstanding shares of Company common stock in favor of the merger agreement proposal. Pursuant to the Company’s by-laws, issued and outstanding shares of Company common stock as of the close of business on the record date are entitled to one vote per share. The approval of the merger agreement proposal is a condition to the parties’ obligations to consummate the merger. Your failure to vote your shares of Company common stock or your abstention from voting on the merger agreement proposal will have the same effect as a vote “AGAINST” the merger agreement proposal.
Under the merger agreement, SPII agreed to cause all shares of Company common stock owned beneficially or of record by it, Merger Sub, or any other subsidiary of SPII to be voted “FOR” the merger agreement proposal at the special meeting or any postponement or adjournment thereof, thus assuring that the merger agreement proposal will pass. As a result, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Company Board, you should be aware that certain of the Company’s officers and directors and SPII and its affiliates have interests in the merger that are different from, or are in addition to, the interests of the public shareholders generally. The Special Committee and the Company Board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “Special Factors—Interests of Certain Persons in the Merger,” beginning on page 49, include the following:
•
SPII may be deemed to be beneficially owned by Mr. George Economou, the Company’s Chairman and Chief Executive Officer and also a Director of the Company;

•
Mr. Anthony Kandylidis, the Company’s President and Chief Financial Officer and also a Director of the Company, is a director of the parent companies of SPII;

•
the merger agreement provides that the Company will obtain a six year “tail” for the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability policies;

•
the merger agreement provides that, from and after the effective time of the merger, SPII and the surviving corporation will indemnify each of the Company and its subsidiaries’ present and former officers and directors against all costs paid in connection with any claim based on the fact that such individual is or was the Company’s, or one of its subsidiaries’, officers or directors and arising out of or pertaining to any action or omission occurring at or before the effective time of the merger;

•
each member of the Special Committee received a fee equal to $20,000 ($25,000 for the Chair). The fees were payable without regard to whether the Special Committee ultimately recommended adoption of the merger agreement or whether the merger is consummated. The members of the Special Committee also were reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee; and
•
Mr. George Economou, our Chairman and Chief Executive Officer, may be deemed to be the beneficial owner of the issued and outstanding capital stock of certain entities that manage the Company’s business, including its administrative functions. In addition to the transactions discussed under “Transactions in Common Stock” on page 81, for a description of the Buyer Group’s significant related party transactions with the Company, see “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference in this proxy statement and the Company’s Current Report on Form 6-K, furnished May 3, 2019, which is incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report.

Material U.S. Federal Income Tax Consequences of the Merger
The Company expects that the merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Company does not constitute a PFIC for U.S. federal income tax purposes, each U.S. Holder should recognize capital gain or loss on the exchange of shares of Company common stock for the merger consideration in an amount equal to the difference between the amount of cash received and the U.S. Holder’s U.S. federal income tax basis in the shares of Company common stock surrendered. See “Special Factors—Material Tax Considerations” beginning on page 50.
Summary of Key Merger Agreement Terms
Conditions Precedent to the Merger
The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the closing:
•
Shareholder Approval.   The merger agreement must be authorized and approved by the shareholders of the Company.

•
No Order.   No law or order being in effect and having the effect of prohibiting or otherwise making illegal the consummation of the merger.

The obligations of SPII and Merger Sub to complete the merger are also subject to the satisfaction or waiver by SPII of the following additional conditions at or prior to the closing:
•
Representations and Warranties.   The representations and warranties of the Company set forth in the merger agreement must be materially true and correct as of the closing date of the merger as if made at and as of such time.

•
Performance of Obligations of the Company.   The Company must have performed in all material respects all of the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger.

The obligation of the Company to complete the merger is also subject to the satisfaction or waiver by the Company of the following additional conditions at or prior to the effective time of the merger:
•
Representations and Warranties.   The representations and warranties of SPII and Merger Sub set forth in the merger agreement must be materially true and correct as of the closing date of the merger as if made at and as of such time.

•
Performance of Obligations of SPII and Merger Sub.   Each of SPII and Merger Sub must have performed in all material respects all of the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger.

Termination
The merger agreement may be terminated in the following ways any time prior to the effective time of the merger (whether before or after the receipt shareholder approval), provided that the termination by the Company may be effected by the Special Committee:
•
by mutual written consent of SPII and the Company;

•
by either SPII or the Company if:

•
the effective time will not have occurred on or before December 18, 2019 (the “end date”);

•
any law or order is in effect and has the effect of prohibiting or otherwise making illegal the consummation of the merger that is final and non-appealable;

•
the shareholder approval of the merger is not obtained at the special meeting;

•
by the Company, if SPII or Merger Sub has breached the merger agreement such that certain conditions contained in the merger agreement would not be satisfied.

•
by SPII if:

•
the Company has breached in the merger agreement such that the conditions contained in the merger agreement would not be satisfied.

•
the Special Committee withdraws its recommendation in favor of the merger;

•
the Special Committee has (i) failed to include the special committee recommendation in this proxy statement, (ii) recommended to the shareholders of the Company another acquisition proposal, (iii) failed to recommend against any other acquisition proposal that may be made, or (iv) entered into any contract relating to any other acquisition proposal; or

•
the Special Committee has failed to comply with its no shop obligations in the merger agreement in any material respect.

For additional information regarding the merger agreement, see the section entitled “The Merger Agreement” beginning on page 60.
SPII’s Source of Funds
The Buyer Group anticipates that SPII will expend approximately $76 million, net of fees, to purchase the outstanding Company common stock at a purchase price of  $5.25 per share. SPII intends to fund the transactions contemplated by the merger agreement through cash on hand. See “Special Factors—Source of Funds” beginning on page 53 for additional information.
No Appraisal Rights
Under Marshall Islands law, no dissenters’ or appraisal rights are available to shareholders of the Company with respect to the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
AND THE MERGER AGREEMENT PROPOSAL
The following answers address briefly some questions you may have regarding the special meeting and the merger agreement proposal. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement for further information.
Q:
What is the merger?

A:
The Company, SPII, and Merger Sub have entered into the merger agreement, a copy of which is attached as Annex A to this proxy statement. The merger agreement contains the terms and conditions of the proposed acquisition of the Company. Under the merger agreement, subject to the satisfaction (or, to the extent permitted by law and in accordance with the merger agreement, waiver) of the conditions to the merger set forth in the merger agreement and described in this proxy statement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of SPII.

As a result of the merger, all of the shares of Company common stock will cease to be publicly traded and will be owned by SPII. Following the merger, the Company common stock will be delisted from NASDAQ and will be deregistered under the Exchange Act, after which the Company will no longer be subject to the SEC’s filing requirements.
Q:
Why am I receiving this proxy statement?

A:
You are receiving this proxy statement because you were a shareholder of the Company as of the close of business on the record date for the special meeting.

This proxy statement serves as the proxy statement through which the Company will provide its shareholders with important information regarding the special meeting, the merger and the transactions contemplated by the merger agreement, and solicit proxies to approve the merger proposal.
The Company will hold a special meeting to approve the merger proposal. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully and in its entirety. The enclosed voting materials allow you to vote your shares without attending the special meeting.
Q:
What will I receive in the merger?

A:
If the merger is completed and you hold your shares through the effective time of the merger you will be entitled to receive the merger consideration of  $5.25 per share in cash, without interest and less any applicable withholding taxes, for each share of Company common stock that you own as of immediately prior to the effective time. You will not be entitled to retain or receive shares in the surviving corporation.

Q:
Is the merger consideration a premium to the market price of the shares of Company common stock?

A:
The merger consideration of  $5.25 in cash, represents a premium of approximately 66% to the $3.16 closing price of the shares of Company common stock on June 12, 2019, the last trading day before the Company’s announcement of SPII’s initial proposal to acquire all of the Company common stock not owned by SPII for $4.00 per share, and a premium of approximately 37% to the $3.83 closing price of the shares of Company common stock on August 16, 2019, the last trading day before the Company’s announcement of the merger agreement.

Q:
When and where is the special meeting?

A:
The special meeting will be held on October 9, 2019, commencing at 4:00 p.m., local time, at 80 Kifissias Avenue, GR 151 25, Marousi, Athens, Greece.

Q:
Who is entitled to vote at the special meeting?

A:
Only shareholders of record of Company common stock at the close of business on August 30, 2019 are entitled to vote at the special meeting and any adjournment or postponement of the special meeting.

Q:
What constitutes a quorum for the special meeting?

A:
The Company will have a quorum and will be able to conduct the business of the special meeting if the holders of at least one third of the shares entitled to vote are present at the special meeting, either in person or by proxy.

Under the merger agreement, SPII, the holder of approximately 83.35% of the outstanding Company common stock as of the record date, agreed to vote all of the shares of Company common stock that it owns “FOR” the merger agreement proposal, and the presence of these shares at the special meeting assures a quorum will be present at the special meeting.
Q:
What matters will be considered at the special meeting?

A:
You will be asked to consider and vote on the merger agreement proposal.

Q:
How does the Special Committee recommend that I vote?

A:
The Special Committee recommends that the shareholders vote:

“FOR” the merger agreement proposal.
Q:
How does the Company Board recommend that I vote?

A:
Based on the unanimous recommendation of the Special Committee, the Company Board recommends that the shareholders vote:

“FOR” the merger agreement proposal.
Q:
What vote of shareholders is required to approve the merger agreement proposal?

A:
The consummation of the merger is conditioned upon the approval of the merger agreement proposal by the affirmative vote of the holders of at least a majority of all shares of Company common stock entitled to vote on the authorization and adoption of the merger agreement as of the close of business on the record date. Pursuant to the Company’s by-laws, issued and outstanding shares of Company common stock as of the close of business on the record date are entitled to one vote per share. The approval of the merger agreement proposal is a condition to the parties’ obligations to consummate the merger.

Your failure to vote your shares of Company common stock or your abstention from voting on the merger agreement proposal will have the same effect as a vote “AGAINST” the merger agreement proposal. Each of the directors and executive officers of the Company that owns shares of Company common stock has informed the Company that, as of the date of this proxy statement, he or she intends to vote “FOR” the merger agreement proposal.
Under the merger agreement, SPII agreed to cause all shares of Company common stock owned beneficially or of record by it, Merger Sub, or any other subsidiary of SPII to be voted “FOR” the merger agreement proposal at the special meeting or any postponement or adjournment thereof, thus assuring that the merger agreement proposal will pass. As a result, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
Q:
How many votes do I have?

A:
You are entitled to one vote for each share of Company common stock that you owned as of the close of business on the record date for the special meeting. As of the close of business on the record date, there were 86,886,627 shares of Company common stock outstanding and entitled to vote at the special meeting.

Q:
What effects will the merger have on the Company if completed?

A:
The shares of Company common stock are currently registered under the Exchange Act, and such shares are quoted on the Nasdaq Capital Market under the symbol “DRYS.” As a result of the merger, all of the shares of Company common stock will cease to be publicly traded and will be owned by SPII. Following the consummation of the merger, the registration of the shares of Company common stock and the Company’s reporting obligations with respect to such shares under the Exchange Act will be terminated upon application to the SEC. In addition, upon the consummation of the merger, such shares will no longer be listed on any stock exchange or quotation system, including on the Nasdaq Capital Market.

Q:
What will happen if the merger is not completed?

A:
If the merger is not consummated for any reason, the public shareholders of the Company will not receive any payment for their shares of Company common stock in connection with the merger. Instead, the Company will remain a public company and such shares of Company common stock will continue to be registered under the Exchange Act, and listed and traded on the Nasdaq Capital Market.

Q:
How will I receive the merger consideration to which I am entitled?

A:
If you are a public shareholder of record of Company common stock, after the effective time, the exchange agent will send you a letter of transmittal and customary instructions for surrendering your stock certificates or book-entry shares. Upon surrender of the stock certificates or book-entry shares to the exchange agent and any additional information the exchange agent may reasonably require, you will not be required to take any further action to receive the merger consideration. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration.

Q:
What do I need to do now?

A:
You are urged to read this entire proxy statement carefully, including its annexes and the documents referred to or incorporated by reference in this proxy statement, as well as the Schedule 13E-3 to which this proxy statement is attached, including the exhibits thereto, filed with the SEC, and to consider how the merger affects you.

If you are a shareholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:
•
telephone, using the toll-free number listed on your proxy card;

•
the Internet, at the address provided on your proxy card; or

•
mail, by completing, signing, dating and mailing your proxy card and returning it in the envelope provided.

If you hold your shares of common stock in “street name” through a broker, bank or other nominee, you should follow the directions provided by it regarding how to instruct it to vote your shares of Company common stock. Without those instructions, your shares of Company common stock will not be voted, which will have the same effect as voting “AGAINST” the merger agreement proposal.
Q:
Should I send in my stock certificates or other evidence of ownership now?

A:
No. After the merger is completed, if you are a public shareholder of record, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company common stock for the merger consideration. If your shares of Company common stock are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the $5.25 per share merger consideration. Please do not send in your certificates now.

Q:
Can I revoke my proxy and voting instructions?

A:
Yes. You can revoke your proxy and voting instructions at any time before your proxy is voted at the special meeting. If you are a shareholder of record, you may revoke your proxy by notifying the Company’s Secretary in writing, by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked, or by attending the special meeting and voting in person (but simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares of common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares of Company common stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.
Q:
What does it mean if I get more than one proxy and voting instruction card?

A:
If your shares of Company common stock are registered differently or held in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Company common stock are voted.

If your shares of Company common stock are held in “street name” through a broker, bank or other nominee, you will receive either a voting form or a proxy card from the nominee with specific instructions about the voting methods available to you. As a beneficial owner, in order to ensure your shares of Company common stock are voted, you must provide voting instructions to the broker, bank or other nominee by the deadline provided in the materials you receive from them.
Q:
If I am not in favor of the merger agreement proposal, what are my dissenters’ or appraisal rights?

A:
Under Marshall Islands law, no dissenters’ or appraisal rights are available to shareholders of the Company with respect to the merger.

Q:
What will happen if I fail to vote or vote to abstain from voting?

A:
If you are a shareholder of the Company and fail to vote or fail to instruct your broker or other nominee to vote, or vote to abstain from voting, on the merger agreement proposal, it will have the same effect as a vote against the merger agreement proposal.

Q:
If my shares are held in “street name” by my broker, will my broker automatically vote my shares for me?

A:
No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), your broker or other nominee cannot vote your shares at the special meeting without instructions from you.

You should instruct your broker or other nominee as to how to vote your shares, following the directions that your broker or other nominee provided to you. Please check the voting form used by your broker or other nominee. If you do not provide your broker or other nominee with instructions, your shares will not be counted for purposes of determining a quorum at the applicable special meeting and they will not be voted on any proposal at the applicable special meeting.
Please note that you may not vote shares held in “street name” by returning a proxy card directly to the Company or by voting in person at your special meeting unless you provide a “legal proxy”, which you must obtain from your broker or other nominee.
Q:
What will happen if I return my proxy card or voting instruction form without indicating how to vote?

A:
If you are a record shareholder of the Company and you return your proxy card without indicating how to vote on the merger agreement proposal, the Company common stock represented by your proxy card will be voted as recommended by the Company Board.

If you hold your shares in “street name” by your broker or other nominee and your return your voting instruction form without indicating how to vote on the merger agreement proposal, the Company common stock represented thereby will be voted as described on the voting instruction form.
Q:
What happens if I sell my shares of Company common stock after the record date but before the special meeting?

A:
The record date for the special meeting (the close of business on August 30, 2019) is earlier than the date of the special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Company common stock after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:
When do you expect the merger to be completed?

A:
The Company and SPII hope to complete the merger as soon as reasonably practicable and are working to complete the merger in October of 2019. However, the Schedule 13E-3 to which this proxy statement is attached is subject to SEC review and the merger is subject to other conditions, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. We cannot presently determine the length of time between the special meeting and the completion of the merger.

Q:
Who can help answer my other questions?

A:
If you have more questions about the merger, or require assistance in submitting your proxy or voting your Company common stock or need additional copies of the proxy statement or the enclosed proxy card(s), please contact Okapi Partners LLC, which is acting as the proxy solicitation agent and information agent in connection with the merger.

Okapi Partners LLC
Toll Free: 1-877-274-8654 or +1-212-297-0720 outside the United States
Email: info@okapipartners.com
If your broker, bank or other nominee holds your Company common stock, you can also call your broker, bank or other nominee for additional information.

SPECIAL FACTORS
Background of the Merger
On June 12, 2019, the Company Board received from SPII a non-binding proposal letter (the “proposal letter”) that proposed a “going private” transaction to acquire all of the issued and outstanding shares of the Company not already owned by the Buyer Group for $4.00 per share in cash (the “proposed transaction”). The proposal letter indicated that it was the Buyer Group’s expectation that the Company Board will appoint a special committee of independent directors to consider the proposed transaction and make a recommendation to the Company Board and that the Buyer Group would not move forward with the transaction unless it is approved by such a special committee. The proposal letter further indicated that, if the special committee does not recommend the proposed transaction, such determination would not adversely affect the Buyer Group’s future relationship with the Company and that the Buyer Group would intend to remain as a long-term Company shareholder. In the proposal letter, the Buyer Group stated that, in its capacity as a Company shareholder, it is only interested in acquiring the shares of the Company not already owned by it and has no interest in selling any of its shares of the Company nor would it expect to vote in favor of any alternative sale, merger, or similar transaction involving the Company.
On June 13, 2019, the Company Board held a meeting to discuss the proposed transaction. The Company Board (other than Mr. George Economou, the Company’s Chairman and Chief Executive Officer and also a member of the Company Board, and Anthony Kandylidis, the Company’s President and Chief Financial Officer and also a member of the Company Board and a director of the parent companies of SPII, both of whom voluntarily recused themselves) adopted resolutions forming the Special Committee. The Special Committee consists of three directors, George Kokkodis (Chairman), George Demathas, and Andreas Argyropoulos, each of whom the Company Board determined was independent and not affiliated with the Buyer Group. The Company Board authorized the Special Committee to exercise all power and authority of the board that may be delegated with respect to the proposed transaction, including the power and authority to:
•
review, evaluate and negotiate the terms of a possible transaction with the Buyer Group;

•
provide a recommendation with respect to whether a possible transaction with the Buyer Group is fair to and in the best interests of the public shareholders; and

•
select and retain, at the Company’s expense, one or more independent advisors to advise and assist the Special Committee in considering the proposed transaction.

The Company Board also resolved that it would not approve a transaction with the Buyer Group unless it was recommended by the Special Committee.
Later on June 13, 2019, the Buyer Group filed an amendment to the Schedule 13D of SPII and Mr. Economou, which included the proposal letter as an exhibit. The Company issued a press release announcing the receipt of the proposal letter from the Buyer Group and disclosing that the Company Board had formed a Special Committee to consider the proposed transaction.
Also on June 13, 2019, Messrs. Kokkodis, Demathas, and Argyropoulos met telephonically in their capacity as members of the Special Committee with representatives of Seward & Kissel, legal counsel to the Company, to discuss the role and fiduciary duties of the Special Committee in connection with its evaluation of the proposed transaction. Seward & Kissel discussed with the members of the Special Committee the engagement of independent legal and financial advisors by the Special Committee.
Between June 17, 2019 and June 20, 2019, the Special Committee interviewed law firms and financial advisors, including Fried Frank and Evercore, to potentially serve as legal and financial advisors to the Special Committee.
On June 20, 2019, the Special Committee held a telephonic meeting to discuss the selection of its potential legal and financial advisors. After discussion, the Special Committee determined to retain Fried Frank as its legal advisor based on a variety of factors, including the reputation and experience of Fried Frank in mergers and acquisitions transactions and representing special committees, and the absence of relationships creating a potential conflict of interest.

On June 23, 2019, representatives of Fried Frank contacted representatives of Orrick, legal counsel to SPII, and requested that, in addition to conditioning the proposed transaction on approval of the Special Committee, the Buyer Group also condition the proposed transaction on the approval of holders of a majority of the Company’s outstanding shares not held by the Buyer Group and its affiliates and members of management of the Company (“Majority of the Minority Vote Approval”). Representatives of Orrick indicated to the representatives of Fried Frank that the Buyer Group had considered conditioning the proposed transaction on a Majority of the Minority Vote Approval, but had determined not to include such a condition in its proposal.
On June 24, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank. Representatives of Fried Frank reviewed with the members of the Special Committee their fiduciary duties in evaluating the proposed transaction. The members of the Special Committee and representatives of Fried Frank reviewed proposals received from the financial advisors it interviewed and discussed matters for consideration by the Special Committee in connection with its selection of a financial advisor.
On June 26, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore. Evercore explained its potential role as financial advisor to the Special Committee and its proposed advice with respect to evaluating and responding to the proposal letter. After Evercore departed the meeting, representatives of Fried Frank discussed with the Special Committee factors for consideration in connection with the engagement of a financial advisor and information Evercore provided regarding its prior relationships with affiliates of the Company and entities in which Mr. Economou had an ownership interest. See “Opinion of the Financial Advisor to the Special Committee—Miscellaneous” for a description of such prior relationships that existed during the prior two years. The Special Committee considered these relationships and concluded that these relationships would not prevent Evercore from serving independently as the Special Committee’s financial advisor. The Special Committee then determined to engage Evercore as its financial advisor, based on a variety of factors, including the experience and reputation of Evercore, and subject to finalizing its engagement letter with Evercore.
On July 2, 2019, the Special Committee’s advisors distributed preliminary due diligence request lists to the Company’s management requesting detailed information regarding the Company’s business, financial condition, and ongoing litigation.
Beginning on July 5, 2019, the Company’s management started making the requested due diligence materials available to the Special Committee’s advisors.
On July 5, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore. The Special Committee authorized the execution of an engagement letter with Evercore and the issuance by the Company of a press release announcing the engagement of Fried Frank and Evercore as advisors to the Special Committee.
On July 8, 2019, the Company issued a press release announcing that the Special Committee had retained Fried Frank as its legal advisor and Evercore as its financial advisor in connection with the Special Committee’s review, evaluation, and response to the Buyer Group’s proposal letter.
On July 12, 2019, representatives of Evercore and Fried Frank held a due diligence call with the Company’s management, focusing on the Company’s fleet, business plan, acquisition of Heidmar, and financial condition.
On July 19, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore. Representatives of Evercore described the status of its financial due diligence and financial analyses related to the proposed transaction and discussed the methodologies Evercore expected to use as part of its analysis.
On July 24, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore. Representatives of Evercore presented the specific metrics and calculations they used in evaluating the proposed transaction and presented their preliminary financial analysis, including a review of the valuation methodologies used in performing such analysis based on financial projections prepared by

Company management. The Special Committee then discussed with Fried Frank the benefits afforded to the public shareholders by conditioning the proposed transaction on the Majority of the Minority Vote Approval. The Special Committee directed representatives of Fried Frank to request that the Buyer Group condition any transaction on the Majority of the Minority Vote Approval.
On July 26, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore. At the meeting, representatives of Fried Frank informed the Special Committee that they had held a telephonic meeting with representatives of Orrick, during which the representatives of Fried Frank conveyed the Special Committee’s request that any transaction be conditioned on Majority of the Minority Vote Approval or variant condition (even a vote of holders of a majority of the Company’s outstanding shares not held by the Buyer Group and its affiliates and members of management of the Company that are present at a shareholders meeting at which the proposed transaction is voted upon). Representatives of Fried Frank communicated to the Special Committee that representatives of Orrick stated that they would communicate the request to the Buyer Group.
On July 26, 2019, Mr. Kandylidis, in his capacity as a representative of the Buyer Group, contacted representatives of Evercore and Fried Frank to indicate that the Buyer Group would not agree to subject the proposed transaction to Majority of the Minority Vote Approval or any variant shareholder approval condition (such as approval of a majority of the Company’s outstanding shares not held by the Buyer Group and its affiliates and members of management of the Company present at the shareholders meeting at which the proposed transaction is voted upon). The Buyer Group stated it would withdraw its offer in the event that the Special Committee insisted on such a condition.
On July 30, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore. Evercore presented an updated preliminary financial analysis, including a review of the valuation methodologies used in performing such analysis.
On July 31, 2019, the Special Committee held a telephonic meeting, which was attended by representatives of Fried Frank and Evercore. At the meeting, the representatives of Fried Frank and Evercore informed the Special Committee that, after further discussions on the Majority of the Minority Vote Approval, the Buyer Group communicated to Fried Frank and Evercore firmly that the Buyer Group would not agree to the Special Committee’s request that any transaction be subject to the Majority of the Minority Vote Approval or even a vote of holders of a majority of the Company’s outstanding shares not held by the Buyer Group and its affiliates and members of management of the Company that are present at a shareholders meeting at which the proposed transaction is voted upon. The Special Committee discussed the Buyer Group’s response and considered the possibility of discontinuing negotiations with the Buyer Group, but ultimately determined it was in the best interest of the public shareholders for the Special Committee to seek to negotiate the best transaction they could obtain from the Buyer Group for the public shareholders and, based on the outcome of those negotiations, determine whether to insist on a Majority of the Minority Vote Approval condition or a condition that the transaction be approved by a vote of holders of a majority of the Company’s outstanding shares not held by the Buyer Group and its affiliates and members of management of the Company that are present at a shareholders meeting at which the proposed transaction is voted upon. At the meeting, representatives from Evercore reviewed their updated preliminary financial analysis, including a review of the valuation methodologies used in performing such analysis. Following discussion on the valuation of the Company with representatives of Evercore and the Special Committee authorized Evercore to contact representatives of the Buyer Group and propose a counter-offer of  $6.00 per share.
Later on July 31, 2019, representatives of Evercore called Mr. Kandylidis, in his capacity as a representative of the Buyer Group, to communicate the Special Committee’s counter-offer of  $6.00 per share.
On August 1, 2019, representatives of Evercore received an e-mail from Mr. Kandylidis, in his capacity as a representative of the Buyer Group, informing them that the Buyer Group did not wish to negotiate on the basis of the Special Committee’s counter-offer and requesting that the Special Committee reconsider its counter-offer.

On August 4, 2019, at the direction of the Special Committee, representatives of Evercore contacted Mr. Kandylidis, in his capacity as a representative of the Buyer Group, and indicated that the Special Committee would not reconsider its counter-offer and would expect a response to the counter-offer from the Buyer Group.
On August 5, 2019, representatives of the Buyer Group called and e-mailed representatives of Evercore to communicate that the Buyer Group was willing to raise its offer from $4.00 per share to $4.50 per share.
On August 5, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore to discuss the Buyer Group’s revised offer of  $4.50 per share. The Special Committee discussed that it would not be prepared to recommend a transaction unless it could negotiate a meaningfully higher price per share. After discussion, the Special Committee directed representatives of Evercore to communicate to the Buyer Group a revised counter-offer of  $5.50 per share. Evercore communicated this counter-offer to the Buyer Group.
On August 7, 2019, thereafter, at the direction of the Special Committee, representatives of Evercore called Mr. Kandylidis, in his capacity as a representative of the Buyer Group, to communicate the Special Committee’s revised counter-offer of  $5.50 per share. In discussions between representatives of Evercore and Mr. Kandylidis, in his capacity as a representative of the Buyer Group, Mr. Kandylidis, on behalf of the Buyer Group, made a further revised offer of  $5.00 per share.
On August 8, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore to discuss the Buyer Group’s further revised offer of  $5.00 per share. After discussion, the Special Committee directed representatives of Evercore to communicate to the Buyer Group a revised counter-offer of  $5.25 per share on a “take it or leave it” basis.
On August 8, 2019, representatives of Evercore communicated to Mr. Kandylidis, in his capacity as a representative of the Buyer Group, that the final offer of the Special Committee would be $5.25 per share.
On August 9, 2019, Mr. Kandylidis, in his capacity as a representative of the Buyer Group, confirmed that the price of  $5.25 per share would be acceptable to the Buyer Group, subject to negotiation of mutually acceptable terms of a merger agreement.
On August 10, 2019, representatives of the Buyer Group, the Company, Orrick, Seward & Kissel, Fried Frank, and Evercore held a telephonic meeting to discuss process for negotiating a merger agreement. Representatives of Orrick indicated that they would deliver a draft merger agreement to representatives of Fried Frank.
On August 11, 2019, representatives of Orrick circulated an initial draft merger agreement to representatives of Fried Frank.
On August 12, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore to review and evaluate the terms of the initial draft of the merger agreement. Fried Frank indicated that the initial draft required the Company to make extensive representations and warranties to SPII about the business of the Company, included a no material adverse change condition, a condition relating to obtaining lenders’ consent and several termination rights resulting in the payment by the Company to SPII of a termination fee. The Special Committee instructed representatives of Fried Frank to negotiate to reduce these representations and warranties, eliminate these conditions and termination rights, and include in the merger agreement a condition that the transaction be approved by holders of a majority of the Company common stock not held by the Buyer Group and its affiliates or management of the Company present at the meeting of shareholders held to approve the transaction.
On August 13, 2019, Fried Frank distributed a revised draft of the merger agreement to Orrick. Fried Frank’s revised draft limited the scope of the Company’s representations and warranties, eliminated the no material adverse change condition and the condition relating to obtaining lenders’ consent and included a condition that the transaction be approved by holders of a majority of the Company common stock not held by the Buyer Group and its affiliates or management of the Company present at the meeting of shareholders held to approve the transaction.

On August 14, 2019, Orrick sent a revised draft of the merger agreement to Fried Frank, which, among other things, reinserted the no material adverse change condition, the condition relating to obtaining lenders’ consent and termination rights, and rejected the condition that the transaction be approved by holders of a majority of the Company common stock not held by the Buyer Group and its affiliates or management of the Company present at the meeting of shareholders held to approve the transaction. The revised draft of the merger agreement agreed to the limited scope of representations and warranties to be provided by the Company.
The same day, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore to discuss the revised draft of the merger agreement.
On August 15, 2019, representatives of the Buyer Group, the Company, Orrick, Seward & Kissel, Fried Frank, and Evercore held a telephonic meeting to discuss the remaining open issues in the merger agreement.
The same day, Orrick subsequently provided Fried Frank with a revised draft of the merger agreement that eliminated the no material adverse change condition, the condition relating to obtaining lenders’ consent and termination rights, but did not include a condition that the transaction be approved by holders of a majority of the Company common stock not held by the Buyer Group and its affiliates or management of the Company present at the meeting of shareholders held to approve the transaction.
On August 16, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore to discuss the status of the negotiation of the merger agreement. Representatives of Fried Frank informed the Special Committee that, despite the request by the Special Committee, the Buyer Group would not condition the proposed transaction on a vote of holders of a majority of the Company common stock not held by the Buyer Group and its affiliates or management of the Company present at the meeting of shareholders held to approve the transaction. The Special Committee concluded that it viewed the proposed purchase price of  $5.25 per share to be sufficiently compelling that it would likely recommend the proposed transaction even without this condition.
On August 18, 2019, the Special Committee held a telephonic meeting attended by representatives of Fried Frank and Evercore to consider the proposed transaction, including the merger agreement. Representatives of Fried Frank provided a summary of the process that the Special Committee had undertaken since it was formed and reviewed the duties and responsibilities of the Special Committee. The Special Committee again discussed the terms of the proposed transaction. Evercore then presented to the Special Committee its financial analysis with respect to the proposed transaction, including a review of the valuation methodologies used in performing such analysis. After further discussion, at the request of the Special Committee, Evercore issued an oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 18, 2019, to the effect that, as of such date, and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Evercore in preparing its opinion, the merger consideration was fair, from a financial point of view, to the public shareholders. After further discussion, the Special Committee unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, were fair (both substantively and procedurally) to and in the best interests of the public shareholders, recommended that the Company Board approve the merger and the transactions contemplated thereby, including the merger, and recommended that the shareholders vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger.
Later on August 18, 2019, following the Special Committee meeting, the Company Board met and considered the proposed transaction and the recommendation of the Special Committee and resolved that the merger agreement, and the transactions contemplated thereby, including the merger, were fair to and in the best interests of the Company and the public shareholders and recommended that the shareholders vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. The Company, SPII and Merger Sub executed the merger agreement on August 18, 2019.
On August 19, 2019, the Company issued a press release announcing the execution of the merger agreement.

Reasons for the Merger; The Special Committee’s Position as to the Fairness of the Merger to Public Shareholders
The Company Board formed the Special Committee consisting of George Kokkodis (Chairman), George Demathas, and Andreas Argyropoulos, each of whom was determined by the Company Board to be independent and not affiliated with the Buyer Group. The Company Board authorized the Special Committee to exercise all power and authority of the board that may be delegated with respect to the proposed transaction, including the power and authority to review, evaluate and negotiate the terms of a possible transaction with the Buyer Group; provide a recommendation with respect to whether a possible transaction with the Buyer Group is fair to and in the best interests of the public shareholders; and select and retain, at the Company’s expense, one or more independent advisors to advise and assist the Special Committee in considering the proposed transaction. The Company Board also resolved that it would not approve a transaction with the Buyer Group unless it was recommended by the Special Committee.
The Special Committee retained its own independent financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the Special Committee in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and in negotiating with the Buyer Group and its advisors.
The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the merger, including the terms and conditions of the merger agreement, and unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the public shareholders; (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) recommended to the Company Board that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iv) resolved, subject to the Company Board approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger.
Over the course of approximately three months, the Special Committee held at least 14 meetings to discuss, among other things, the transaction proposed by the Buyer Group, the merger agreement and the transactions contemplated thereby, including the merger. On a number of occasions, the Special Committee discussed the price that was proposed and other substantive issues raised by the merger agreement.
In evaluating the fairness and advisability of the merger agreement, the Special Committee considered information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on a historical and a prospective basis, as well as current industry, economic and market conditions and trends. In reaching their determinations and making their recommendations, the Special Committee relied on the Company and its management to provide factual financial information, projections and assumptions, based on the best information available to management at that time, as the starting point for their analyses. The Special Committee considered the financial analyses and fairness opinion of Evercore, which the Special Committee has adopted as its own, in reaching its determination as to the advisability and fairness of the merger agreement (including the merger consideration) and the merger.
The Special Committee also considered the following factors as being generally supportive of its determination and recommendations:
•
the current and historical market prices of the Company common stock, including the fact that the merger consideration of  $5.25 per share in cash represents a premium of approximately 66% over the closing price of the Company common stock of  $3.16 on June 12, 2019, the last trading day before the Company’s announcement of SPII’s initial offer to acquire all of the Company common stock not owned by SPII, and an increase of approximately 31% over the purchase price of  $4.00 per share initially proposed by the Buyer Group;

•
the business, operations, financial condition, earnings and prospects of the Company, in light of the fact that the Buyer Group owns approximately 83.35% of the Company common stock and therefore controls the Company;

•
the Special Committee’s consideration of the risks of continuing as a public company controlled by the Buyer Group, including the risk that the Buyer Group would not approve strategic alternatives to the merger or agree to implement structural changes to the Company designed to enhance value for the public shareholders and the risk that the Buyer Group could take other actions that could result in a lower value for the public shareholders;

•
the belief by the Special Committee that the merger consideration of  $5.25 per share was the highest price that could be obtained from the Buyer Group, that the terms of the merger agreement were the most favorable terms the Buyer Group would be willing to agree to and that further negotiations would run the risk of causing the Buyer Group to abandon the transaction altogether in which event the public shareholders would likely lose the opportunity to accept the premium being offered;

•
the risk that the market price of the Company common stock would significantly decrease if there was no transaction with the Buyer Group;

•
the statement by the Buyer Group that, in its capacity as a Company shareholder, it is only interested in acquiring the shares of the Company not already owned by it and has no interest in selling any of its shares of the Company nor would it expect to vote in favor of any alternative sale, merger, or similar transaction involving the Company; and as such, it would not be feasible to pursue a potential alternative acquisition proposal for the Company;

•
that the Special Committee was able to negotiate an effective increase in the merger consideration of  $1.25 per share from the $4.00 per share consideration offered in the initial proposal from the Buyer Group, representing an increase of 31%;

•
the fact that the public shareholders will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares at $5.25 per share;

•
the fact that there was limited trading volume in the Company common stock and otherwise there was difficulty for shareholders to sell their shares;

•
the financial analysis of Evercore and the oral opinion delivered by Evercore to the Special Committee, which was subsequently confirmed by the written opinion of Evercore, dated August 18, 2019, to the Special Committee to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of  $5.25 per share in cash, without interest, to be received by the holders of shares of Company common stock in the merger was fair, from a financial point of view, to the public shareholders, as more fully described in the section entitled “Special Factors—Opinion of the Financial Advisor to the Special Committee”;

•
the terms of the merger agreement obligating the Buyer Group to complete the merger are subject to very limited conditions, particularly the obligations of the Buyer Group to complete the merger are not conditioned upon receipt of financing or the absence of any material adverse change;

•
other terms and conditions of the merger agreement, as discussed in the section entitled “The Merger Agreement”, which the Special Committee, after consulting with Fried Frank, considered to be reasonable and consistent with relevant precedent transactions; and

•
the state of the shipping industry in general, and the risk that the adverse conditions affecting the shipping industry in general and the corresponding negative trend of stock prices of companies in the shipping industry will continue or worsen and might not recover.

The Special Committee also considered a number of factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The Special Committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the public shareholders:
•
the authority granted to the Special Committee by the Company Board to negotiate the terms of a definitive merger agreement with respect to the Buyer Group’s initial proposal, or to determine not to pursue any transaction involving the Buyer Group, and the fact that the resolutions establishing the Special Committee provided that the Company Board would not approve any transaction involving the Buyer Group that was not approved and recommended by the Special Committee;
•
the fact that the Special Committee consists solely of independent and disinterested directors;

•
the fact that the members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the merger agreement and taking the other actions described in this proxy statement;

•
the fact that the Special Committee (i) held at least 14 meetings and met regularly to discuss and evaluate the transaction proposed by the Buyer Group, the merger agreement and the transactions contemplated thereby, including the merger and (ii) that each member of the Special Committee was actively engaged in the negotiation process on a regular basis;

•
the fact that the Special Committee retained and received the advice of  (i) Evercore as its independent financial advisor and (ii) Fried Frank as its independent legal advisor;

•
the fact that the merger agreement cannot be amended without the approval of the Special Committee; and

•
the fact that the merger consideration of  $5.25 in cash was the product of extensive negotiations between representatives of the Special Committee at the direction of the Special Committee, on the one hand, and representatives of the Buyer Group, on the other hand.

In light of the procedural safeguards to the public shareholders described above, the Special Committee did not consider it necessary to retain an unaffiliated representative to act solely on behalf of the public shareholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.
In the course of reaching its determinations and making its recommendations, the Special Committee also considered the following countervailing factors concerning the merger agreement and the merger:
•
the merger agreement and the related transactions, including the merger, are not subject to Majority of the Minority Vote Approval or even a vote of holders of a majority of the Company’s outstanding shares not held by the Buyer Group and its affiliates and members of management of the Company that are present at a shareholders meeting at which the proposed transaction is voted upon;

•
there are no dissenters’ or appraisal rights available to the Company’s shareholders;

•
the fact that the public shareholders will have no ongoing equity participation in the Company following the merger, and that such shareholders will cease to participate in the Company’s future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party;

•
the risk that, while the merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed; and

•
the risks and costs to the Company of the pendency of the merger or if the merger does not close, including the potential effect of the diversion of management and the substantial expenses which the Company will have incurred.

The Special Committee also considered the financial analyses and the opinion of Evercore, which the Special Committee has adopted as its own, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement. As part of making its determination regarding the fairness of the merger, the Special Committee relied upon the Company’s management’s projections as described in the section entitled “Special Factors—Financial Projections

Prepared by the Company” and assumed that such plan had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the financial performance of the Company for the periods indicated therein.
This discussion of the information and factors considered by the Special Committee in reaching its conclusions and recommendation includes all of the material factors considered by the Special Committee, but is not intended to be exhaustive. In view of the wide variety of factors the Special Committee considered in evaluating the merger agreement and the transactions contemplated thereby, including the merger, and the complexity of these matters, the Special Committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to the factors. In addition, different members of the Special Committee may have given different weight to different factors.
In reaching its determination and making its recommendation, the Special Committee did not consider the liquidation value of the Company because it considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. In addition, the Special Committee did not consider firm offers made by unaffiliated persons during the last two years, as no such offers were made during the last two years. While the Special Committee did not believe that there is a single method for determining “going concern value,” the Special Committee believes that each of Evercore’s valuation methodologies represented a valuation of the Company as it continues to operate its business, and such analyses could be collectively characterized as forms of going concern valuations.
Recommendation of the Special Committee
The Special Committee unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the public shareholders; (ii) declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) recommended to the Company Board that it approve and adopt the merger agreement and the transactions contemplated thereby, including the merger; and (iv) resolved, subject to the Company Board approving and adopting the merger agreement and the transactions contemplated thereby, including the merger, and the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. The Special Committee recommends that the shareholders of the Company vote “FOR” the merger agreement proposal.
Recommendation of the Company Board
The Company Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair (both substantively and procedurally) to and in the best interests of the Company and the public shareholders; (ii) approved, adopted, and declared advisable the merger agreement and the transactions contemplated thereby, including the merger; (iii) directed that the merger agreement and the transactions contemplated thereby, including the merger, be submitted to the shareholders for approval and authorization at the special meeting; and (iv) resolved, subject to the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger. The Company Board, acting upon the unanimous recommendation of the Special Committee, recommends that the shareholders of the Company vote “FOR” the merger agreement proposal.
Financial Projections Prepared by the Company
The Company does not as a matter of course make public financial projections beyond its normal practice of releasing current fiscal year guidance regarding non-GAAP operating income because, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, separate, five-year projections prepared in July 2019 with respect to the Company (excluding Heidmar) and with respect to Heidmar (on a standalone basis) were made available in July, 2019 to the Special Committee in connection with its consideration and evaluation of the merger, and to Evercore in connection with its financial analysis.

The Company has included these financial projections in this proxy statement to give shareholders access to this information, but not to influence their decision whether to vote for or against the merger agreement proposal. The inclusion of this information should not be regarded as a reliable prediction of future results. The financial projections are subjective in many respects. Although presented with numerical specificity, the financial projections reflect and are based on numerous varying assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond the Company’s control. As a result, there can be no assurance that the projections of the Company’s future performance will be realized or that actual results will not be significantly higher or lower than projected. The financial projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information” on page 54 and the section entitled “Item 3. Key Information— D.  Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report. The financial projections cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the financial projections will be affected by the Company’s ability to achieve strategic goals, objectives and targets over the applicable periods. By including the financial projections in this proxy statement, neither the Company nor any other person (or their respective representatives) has made or is making any representation to any person regarding the information included in the projections or the ultimate performance of the Company compared to the information contained in the projections. Similarly, the Company has not made any representation to SPII or Merger Sub, in the merger agreement or otherwise, concerning the projections.
The financial projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles (GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Company’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding the Company contained in the Company’s public filings with the SEC. As noted in the tables below, certain of the measures included in the financial projections may be considered “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The non-GAAP financial measures used in the financial projections were relied upon by Evercore for purposes of its opinion and by the Special Committee and the Company Board in connection with their evaluations of the merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Evercore for purposes of its opinion or by the Special Committee or the Company Board in connection with their evaluations of the merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the financial projections to the relevant GAAP financial measures.
Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any shareholder regarding the information included in these financial projections.
Except as noted in the following sentence, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. The financial projections do not take into account the effect of any failure of the merger to occur and should not be viewed as accurate or continuing in that context. Except as may be required by applicable securities laws, the Company does not intend to update, or otherwise revise, the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such.
Financial Projections Regarding the Company
Set forth below are the five-year financial projections regarding the Company (excluding Heidmar) that the Special Committee considered in its consideration and evaluation of the merger and that Evercore reviewed in connection with its financial analysis.
(In millions of U.S. dollars)	2019E	2020E	2021E	2022E	2023E
Total Revenue	$141.2	$165.2	$159.2	$149.8	$151.6
EBITDA(1)	$64.6	$79.3	$72.3	$61.6	$62.0
Unlevered Free Cash Flow(2)	$16.3(3)	$47.6	$61.2	$47.8	$56.8

(1)
EBITDA is a non-GAAP measure calculated as earnings before interest, taxes, depreciation and amortization.

(2)
Unlevered Free Cash Flow is a non-GAAP measure calculated as EBITDA less drydocking expenses, scrubbers expenses and replacement capital expenditures.

(3)
Unlevered Free Cash Flow for the 6-month period ending December 31, 2019 was $0.0.

Financial Projections Regarding Heidmar
Set forth below are the five-year financial projections regarding Heidmar (on a standalone basis) that the Special Committee considered in its consideration and evaluation of the merger and that Evercore reviewed in connection with its financial analysis.
(In millions of U.S. dollars)	2019E	2020E	2021E	2022E	2023E
Total Fee Revenue	$22.8	$18.4	$22.5	$22.4	$22.7
EBITDA(1)	$10.6	$7.1	$8.0	$6.8	$6.4
Unlevered Free Cash Flow(2)	$7.4(3)	$7.3	$8.8	$7.7	$6.6

(1)
EBITDA is a non-GAAP measure calculated as earnings before interest, taxes, depreciation and amortization.

(2)
Unlevered Free Cash Flow is a non-GAAP measure calculated as EBITDA less LTIP payments, office leases, changes in net working capital, capital expenditures and other one-time items.

(3)
Unlevered Free Cash Flow for the 6-month period ending December 31, 2019 was $6.7 million.

Opinion of the Financial Advisor to the Special Committee
The Special Committee retained Evercore to act as its financial advisor in connection with the merger. As part of this engagement, the Special Committee requested that Evercore evaluate whether the merger consideration to be received by the public shareholders is fair, from a financial point of view, to such holders. At a meeting of the Special Committee held on August 18, 2019, Evercore rendered to the Special Committee its opinion to the effect that, as of August 18, 2019 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of  $5.25 per share in cash, without interest, to be received by the holders of Company common stock in the merger was fair, from a financial point of view, to the public shareholders.

The full text of the written opinion of Evercore, dated August 18, 2019, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. The Company encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the Special Committee (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the Special Committee, the Company Board or to any other persons in respect of the merger, including as to how any holder of shares of Company common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the merger.
In connection with rendering its opinion Evercore, among other things:
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reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

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reviewed certain internal projected financial data relating to the Company prepared and furnished to Evercore by the Company’s management, as approved for Evercore’s use by the Special Committee, and which are described under the caption “Financial Projections Prepared by the Company” beginning on page 31 (as used in this section, the “Forecasts”);

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discussed with the Company’s management and the members of the Special Committee their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

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reviewed the reported prices and the historical trading activity of the Company common stock;

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compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

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compared the financial performance of the Company and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

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reviewed certain third-party charter free vessel appraisals of the Company as provided to Evercore by the Company’s management;

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reviewed the financial terms and conditions of a draft, dated August 16, 2019, of the merger agreement, which Evercore has assumed to be in substantially final form and will not vary in any respect to Evercore’s analysis; and

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performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the Special Committee on August 18, 2019 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before August 16, 2019 (the last trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.
For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of the Company. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty. Evercore has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which the Company is or may be party or is or may be subject, and this opinion does not consider the potential effects of any resolution of such litigation, actions, claims, other contingent liabilities or settlements. Evercore has assumed that the terms of the time charter agreements are valid and will remain in full force and effect for the term provided therein and that all charterer’s obligations thereunder will be performed.
The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.
Summary of Evercore’s Financial Analyses
Discounted Cash Flow Analysis
Evercore performed a discounted cash flow analysis of the Company under a perpetuity growth rate methodology and an EBITDA multiple methodology, applied separately to both the Company’s business excluding Heidmar and to Heidmar on a standalone basis, to calculate the estimated present value as of June 30, 2019 of the respective standalone unlevered, after-tax free cash flows. For purposes of Evercore’s analysis of the Company’s business excluding Heidmar, the standalone unlevered, after-tax free cash flows are defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”), less drydock expense and scrubber expense, that the Company was forecasted to generate during the six months ended December 31, 2019 through the Company’s fiscal year ended December 31, 2023, based on the Forecasts. Under the perpetuity growth rate methodology, the terminal year was further adjusted for the Company’s replacement capital expenditures of the vessels. For purposes of Evercore’s analysis of Heidmar on a standalone basis, the standalone unlevered, after-tax free cash flows are defined as EBITDA, less long-term incentive plan payments, office lease payments, change in net working capital, capital expenditures, and other one-off items.
Perpetuity Growth Rate Methodology.   For purposes of Evercore’s analysis of the Company’s business excluding Heidmar, Evercore calculated perpetuity growth rates of 2.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that such business was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2019 using discount rates ranging from 8.5% to 9.5%, which were based on an estimate of the weighted average cost of capital for such business, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of June 30, 2019 for such business, the inclusion of the estimated value of the Company’s investment in 9.5% bonds as of June 30, 2019 and the estimated scrap value of the Company’s six laid-up offshore vessels as of June 30, 2019, the exclusion of outstanding legal fees as of June 30, 2019 and the net present value of estimated future legal expenses (discounted at the midpoint of  $500,000 – $700,000 per month for 12 to 18 months at a discount rate of 9.0%), and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock, excluding Heidmar, of  $1.31 to $2.38.
For purposes of Evercore’s analysis of Heidmar on a standalone basis, Evercore calculated perpetuity growth rates of 2.0% to 3.0%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the unlevered, after-tax free cash flows that such business was forecasted to generate based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2019 using discount rates ranging from 10.0% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital for such business, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the estimated cash and cash equivalents of Heidmar on a standalone basis as of June 30, 2019, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of  $1.07 to $1.24.
These perpetuity growth rate discounted cash flow analyses of each of the Company’s business excluding Heidmar and of Heidmar on a standalone basis sum to provide a range of implied equity values per share of Company common stock of  $2.38 to $3.63, compared to the merger consideration of  $5.25 per share of Company common stock.
EBITDA Multiple Methodology.   For purposes of Evercore’s analysis of the Company’s business excluding Heidmar, Evercore calculated terminal values for by applying terminal value EBITDA multiples of 8.0x to 10.0x, which range was selected based on Evercore’s professional judgment and experience, to the estimated adjusted EBITDA in fiscal year 2023 for such business based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2019 using discount rates ranging from 8.5% to 9.5%, which were based on an estimate of the Company’s weighted average cost of capital for such business and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of June 30, 2019 for such business, the inclusion of the estimated value of the Company’s investment in 9.5% bonds as of June 30, 2019 and the estimated scrap value of the Company’s six laid-up offshore vessels as of June 30, 2019, the exclusion of outstanding legal fees as of June 30, 2019 and the net present value of estimated future legal expenses, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock, excluding Heidmar, of  $2.49 to $3.66.
Evercore calculated terminal values for Heidmar on a standalone basis by applying terminal value EBITDA multiples of 5.0x to 7.0x, which range was selected based on Evercore’s professional judgment and experience, to the estimated EBITDA in fiscal year 2023 for such business based on the Forecasts. The cash flows and terminal values in each case were then discounted to present value as of June 30, 2019 using discount rates ranging from 10.0% to 11.0%, which were based on an estimate of the Company’s weighted average cost of capital for such business, and the mid-year cash flow discounting convention. Based on this range of implied enterprise values, the estimated cash and cash equivalents of the Heidmar business as of June 30, 2019, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of  $0.78 to $0.89.
These EBITDA multiple discounted cash flow analyses of each of the Company’s business excluding Heidmar and the Heidmar business sum to provide a range of implied equity values per share of Company common stock of  $3.27 to $4.54, compared to the merger consideration of  $5.25 per share of Company common stock.
Selected Public Company Trading Analysis
Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for the following selected publicly traded companies in the tanker and dry bulk shipping industries (the “selected companies”):
Selected Companies—Tanker:
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DHT Holdings, Inc.

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Euronav NV

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Frontline Ltd.

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International Seaways, Inc.

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Nordic American Tankers Ltd.

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Teekay Tankers Ltd.

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Diamond S Shipping Inc.

Selected Companies—Dry Bulk:
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Diana Shipping Inc.

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Eagle Bulk Shipping Inc.

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Genco Shipping & Trading Limited

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Golden Ocean Group Ltd

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Safe Bulkers, Inc.

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Scorpio Bulkers Inc.

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Star Bulk Carriers Corp.

For each of the selected companies, Evercore calculated (i) enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) (“EV”) as a multiple of estimated calendar year 2019 and 2020 earnings before interest, taxes, depreciation and amortization before stock-based compensation expense (“2019E Adjusted EBITDA” and “2020E Adjusted EBITDA,” respectively) and (ii) the closing price (the “price”) of common stock of each selected company as a multiple of the current net asset value (“NAV”) per share of each selected company. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates or other publicly available information.
This analysis indicated the following:
Tanker
Benchmark	High	Low	Mean	Median
EV / Adjusted EBITDA 2019E	9.1x	5.8x	7.2x	7.3x
EV / Adjusted EBITDA 2020E	6.3x	3.7x	4.6x	4.2x
Price / NAV Per Share	1.20x	0.57x	0.77x	0.70x
Drybulk
Benchmark	High	Low	Mean	Median
EV / Adjusted EBITDA 2019E	13.9x	6.9x	9.4x	9.0x
EV / Adjusted EBITDA 2020E	7.8x	4.3x	6.0x	5.4x
Price / NAV Per Share	0.99x	0.55x	0.73x	0.72x
Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an EV/Adjusted EBITDA multiple reference range of 7.5x to 9.0x to the Company’s estimated Adjusted EBITDA in fiscal year 2019 and a multiple reference range of 5.0x to 7.0x to the Company’s estimated Adjusted EBITDA in fiscal year 2020, in each case, based on the Forecasts. Based on the range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents), as of June 30, 2019, the inclusion of the estimated value of the Company’s investment in 9.5% bonds as of June 30, 2019 and the estimated cash and cash equivalents of Heidmar on a standalone basis as of June 30, 2019, and the exclusion of outstanding legal fees as of June 30, 2019, the net present value of estimated future legal expenses, and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of  $3.49 to $4.79 using the EV/Adjusted EBITDA 2019E multiples and $1.98 to $3.97 using the EV/Adjusted EBITDA 2020E multiples, compared to the merger consideration of  $5.25 per share of Company common stock.
Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied a reference range of 0.65x to 0.90x to the Company’s estimated NAV per share. Evercore estimated the Company’s NAV based on the average of broker appraisals that were, (x) with respect to the Company’s drybulk vessels and tanker vessels, provided by Simpson Spence Young (“SSY”) and Clarkson Valuations Ltd. (“Clarksons Valuations”), as of June 30, 2019, who appraised (i) the

Company’s drybulk vessels at approximately $514 million and $522 million, respectively and (ii) the Company’s tanker vessels at approximately $262 million and $278 million, respectively, and (y) with respect to the Company’s offshore vessels, provided by Clarkson Valuations as of June 30, 2019 and Maersk Broker (“Maersk”) as of July 16, 2019, who appraised the Company’s offshore vessels at approximately $14 million and $15 million, respectively. The estimated NAV of the Company’s drybulk vessels and tanker vessels that were derived by determining the average of such appraisals were adjusted by including the ascribed scrubber value associated with such vessels and excluding secured debt and the remaining capital expenditures relating to the implementation of scrubbers and ballast water treatment systems associated with such vessels. The Company’s estimated NAV was further adjusted by including the value of Heidmar (which was based upon the purchase price paid by the Company for Heidmar), unallocated cash, the value of the Company’s investment in 9.5% bonds, net working capital and by excluding the net present value of anticipated legal expenses. Based on the number of fully diluted shares of Company common stock as provided by the Company’s management, the NAV per share of Company common stock was determined to be $6.67 per share. Evercore’s analysis indicated a range of implied equity values per share of Company common stock of  $4.33 to $6.00 (or $3.45 to $5.43 as adjusted for potential management agreement friction costs) using the price/NAV per share multiples, compared to the merger consideration of  $5.25 per share of Company common stock. The potential management agreement friction costs are based on the range of (i) the $50 million fee to terminate the existing management agreement before the expiration date of January 1, 2027 and (ii) the present value of the existing management agreement cost relative to the cost of the average management agreement cost of selected publicly traded shipping peers through January 1, 2027 and discounted back to the Company’s discount rate of 9.0%.
Although none of the selected companies is directly comparable to the Company, Evercore selected these companies because they are publicly traded tanker and drybulk shipping companies that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.
Fully Delivered Net Asset Value
Evercore reviewed and compared the merger consideration of  $5.25 per share of Company common stock to a range of the Company’s NAV determined by using the high and low broker appraisals that were, (x) with respect to the Company’s drybulk vessels and tanker vessels, provided by SSY and Clarkson Valuations, as of June 30, 2019, who appraised (i) the Company’s drybulk vessels at approximately $514 million and $522 million, respectively and (ii) the Company’s tanker vessels at approximately $262 million and $278 million, respectively, and (y) with respect to the Company’s offshore vessels, provided by Clarkson Valuations as of June 30, 2019 and Maersk as of July 16, 2019, who appraised the Company’s offshore vessels at approximately $14 million and $15 million, respectively. The range of estimated NAV of the Company’s drybulk vessels and tanker vessels that were derived by using the high and low broker appraisals were adjusted by including the ascribed scrubber value associated with such vessels and excluding secured debt and the remaining capital expenditures relating to the implementation of scrubbers and ballast water treatment systems associated with such vessels. The Company’s estimated NAV was further adjusted by including the value of Heidmar (which was based upon the purchase price paid by the Company for Heidmar), unallocated cash, the value of the Company’s investment in 9.5% bonds, net working capital and by excluding the net present value of anticipated legal expenses. These estimates resulted in a range for the Company’s NAV of approximately $566 million to $593 million. Based on the foregoing and the number of fully diluted shares of Company common stock as provided by the Company’s management, Evercore calculated a range of estimated NAV per share of Company common stock of  $6.51 to $6.82 (or $5.63 to $6.24 as adjusted for potential management agreement friction costs), compared to the merger consideration of  $5.25 per share of Company common stock. The potential management agreement friction costs are based on the range of  (i) the $50 million fee to terminate the existing management agreement before the expiration date of January 1, 2027 and (ii) the present value of the existing management agreement cost relative to the cost of the average management agreement cost of selected publicly traded shipping peers through January 1, 2027 and discounted back to the Company’s discount rate of 9.0%.
Other Presentations by Evercore
In addition to the presentation made to the Special Committee on August 18, 2019, the date on which Evercore delivered its fairness opinion, as described above, Evercore made other written and oral presentations to the Special Committee on July 24, 2019, July 30, 2019, August 6, 2019 and August 8, 2019, which are referred to as the preliminary Evercore presentations. Copies of the preliminary Evercore presentations have been attached as exhibits to the Schedule 13E-3 filed with the SEC with respect to the proposed Merger. These written presentations will be available for any interested shareholder of the Company to inspect and copy at the Company’s executive offices during regular business hours.
None of these other written and oral presentations by Evercore, alone or together, constitutes an opinion of Evercore with respect to the merger consideration. The information contained in the written and oral presentations made to the Special Committee on July 24, 2019, July 30, 2019, August 6, 2019 and August 8, 2019 is substantially similar to the information provided in Evercore’s written presentation to the Special Committee on August 18, 2019, as described above. The information contained in the written presentation on August 6, 2019 was presented to the Special Committee and sent to the Buyer Group on behalf of the Special Committee, and included additional analyses highlighting the value of the Company, including a sensitivity analysis of the discounted cash flow EBITDA multiple methodology assuming increased Newcastlemax charter rates.
Each of the analyses performed in these preliminary Evercore presentations was subject to further updating and subject to the final analyses presented to the Special Committee on August 18, 2019 by Evercore. Each of these analyses was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Evercore as of, the dates on which Evercore performed such analyses. Accordingly, the results of the financial analyses may have differed due to changes in those conditions and other information, and not all of the written and oral presentations contained all of the financial analyses included in the August 18, 2019 presentation.
Other Factors
Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:
Selected Transactions Analysis
Evercore reviewed financial information related to the following selected transactions involving target companies and/or vessel acquisitions in the dry bulk and tanker industries announced since 2006 (the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:
Month and Year Announced	Acquiror	Target
September 2006	Overseas Shipholding Group, Inc.	Maritrans Inc.
April 2007	Teekay Shipping Corporation and A/S Dampskibsselskabet TORM	OMI Corporation
October 2007	PT Berlian Laju Tanker	Chembulk Tankers LLC
January 2008	Excel Maritime Carriers Ltd.	Quintana Maritime Limited
March 2008	Marathon Acquisition Corp.	Global Ship Lease, Inc.
August 2008	General Maritime Corporation	Arlington Tankers

Month and Year Announced	Acquiror	Target
July 2010	Navios Maritime Acquisition Corporation	Asia Pacific Carriers
March 2011	Kirby Corporation	K-Sea Transportation Partners L.P.
May 2011	Capital Product Partners L.P.	Crude Carriers Corp.
May 2011	DHT Holdings, Inc.	Saga Tankers ASA
July 2011	DryShips Inc.	OceanFreight Inc.
June 2014	Star Bulk Carriers Corp.	Oceanbulk Container Carriers LLC
August 2014	Star Bulk Carriers Corp.	34 Excel Maritime Vessels
September 2014	DHT Holdings, Inc.	Samco Shipholding Pte. Ltd.
October 2014	Knightsbridge Shipping Ltd.	Golden Ocean Group Ltd.
February 2015	General Maritime Corp.	Navig8 Crude Tankers
July 2015	Frontline 2012 Ltd.	Frontline Ltd.
August 2015	Teekay Tankers Ltd.	Principal Maritime Tankers Vessels
March 2017	DHT Holdings, Inc.	BW Group Ltd. Vessels
May 2017	Scorpio Tankers Inc.	Navig8 Product Tankers Inc.
May 2017	Teekay Tankers Ltd.	Tanker Investments Ltd.
December 2017	Euronav NV	Gener8 Maritime
March 2018	Seaspan Corporation	Greater China Intermodal Investments
April 2018	Star Bulk Carriers Corp.	16 Augustea Atlantica SpA Vessels
May 2018	Star Bulk Carriers Corp.	18 Vessels
October 2018	Poseidon Containers Holdings LLC and K&T Marine LLC	Global Ship Lease, Inc.
November 2018	Diamond S Shipping Inc.	Capital Product Partners L.P.
May 2019	Star Bulk Carriers Corp.	11 Delphin Shipping LLC Vessels
For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of next twelve-month adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which we refer to as “FY+1 Adjusted EBITDA,” and as a multiple of price divided by NAV per share. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.
This analysis indicated the following:
Benchmark	High	Low	Mean	Median
Target EV/FY +1 EBITDA	13.1x	5.1x	9.1x	9.2x
Price/NAV	1.27x	0.72x	0.99x	1.02x
Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to FY+1 Adjusted EBITDA multiples of 7.5x to 10x and applied this range of multiples to the Company’s projected 2019E Adjusted EBITDA, based on the Forecasts, and a reference range of 0.90x to 1.10x as the price to NAV per share multiple, based on the Company’s estimated NAV of  $6.67. Based on this range of implied enterprise values, the Company’s estimated net debt (calculated as total debt less cash and cash equivalents) as of June 30, 2019, the inclusion of the estimated value of the Company’s investment in 9.5% bonds as of June 30, 2019 and the estimated cash and cash equivalents of the Heidmar business as of June 30, 2019, and the exclusion of outstanding legal fees as of June 30, 2019, the net present value of estimated future legal expenses and the number of fully diluted shares of Company common stock, in each case as provided by the Company’s management, this analysis indicated a range of implied equity values per share of Company common stock of  $3.49 to $5.66 using the enterprise value to adjusted EBITDA multiples and $6.00 to $7.33 (or $5.12 to $6.76 as adjusted for potential management agreement friction costs) using the price/NAV per share multiples, compared to the merger consideration of  $5.25 per share of Company common stock.
Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to the Company and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to the Company for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.
Last 52-Week Trading Range
Evercore reviewed historical trading prices of shares of Company common stock during the twelve month period ended August 16, 2019, noting that the low and high closing prices during such period ranged from $3.16 to $6.75 per share of Company common stock, respectively.
Premiums Paid Analysis
Using publicly available information, Evercore reviewed 288 transactions and announced bids for take-private transactions of minority interests in U.S. public targets, 59 of which had an aggregate transaction value between $250 million and $500 million announced from January 1, 2009 through August 7, 2019. Using publicly available information, Evercore calculated the premiums paid as the percentage by which the per share consideration paid or proposed to be paid in each such transaction exceeded the closing market prices per share of the target companies one day, one week and one month prior to announcement of each transaction.
This analysis indicated the following:
All Transactions
	1 Day Prior	1 Week Prior	1 Month Prior
25th Percentile	0.0%	0.0%	(1.3)%
Median	13.0%	13.6%	14.2%
75th Percentile	41.8%	42.7%	46.7%
Transaction Size: $250 million – $500 million
	1 Day Prior	1 Week Prior	1 Month Prior
25th Percentile	2.4%	1.7%	3.6%
Median	13.8%	16.6%	18.8%
75th Percentile	26.5%	30.3%	33.2%
Based on the results of this analysis and its professional judgment and experience, Evercore applied a premium range of 10.0% to 20.0% to the closing price per share of Company common stock of  $3.16 as of June 10, 2019. This analysis indicated a range of implied equity values per share of Company common stock of  $3.48 to $3.79, compared to the merger consideration of  $5.25 per share of Company common stock.

Miscellaneous
The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the Special Committee. In connection with the review of the merger by the Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of Company common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.
Evercore prepared these analyses for the purpose of providing an opinion to the Special Committee as to the fairness, from a financial point of view, of the merger consideration to the public shareholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.
Evercore’s financial advisory services and its opinion were provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.
Evercore did not recommend any specific amount of consideration to the Special Committee or the Company’s management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of Company common stock.
Pursuant to the terms of Evercore’s engagement letter with the Special Committee, the Company has agreed to pay Evercore a fee for its services in the amount of approximately $2.0 million, of which $300,000 was paid as a retainer fee upon execution of Evercore’s engagement letter with the Company, $1.2 million was paid upon delivery of Evercore’s opinion, and the balance of which will be payable contingent upon the consummation of the merger. The Company has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.
During the two year period prior to the date hereof, Evercore and its affiliates have not been engaged to provide financial advisory or other services to the Company and Evercore has not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore and its affiliates have not been engaged to provide financial advisory or other services to SPII and Evercore has not received any compensation from SPII during such period. During the two year period prior to the date hereof, Evercore and its affiliates have provided financial advisory services to Ocean Rig UDW Inc., a company of which Mr. Economou may have been deemed to be a beneficial owner of an approximately 10% equity interest and was an officer and Chairman of the Board, and Mr. Kandylidis was an officer and director, and Danaos Corporation, a company of which Mr. Economou may be deemed a beneficial owner of an approximately 10% equity interest and was a director. In connection with the provision of such financial advisory services to Ocean Rig UDW Inc. and Danaos Corporation, Evercore received compensation of between $5 million and $10 million from each company. Evercore may provide financial advisory or other services to the Company and to SPII and its affiliates in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company or its affiliates, SPII, potential parties to the transaction and their respective affiliates or persons that are competitors, customers or suppliers of the Company.
The Special Committee engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.
Buyer Group’s Purpose and Reasons for the Merger; Position of Buyer Group as to the Fairness of the Merger to Public Shareholders
Buyer Group’s Purpose of and Reasons for the Merger
Under the SEC rules governing “going private” transactions, the Buyer Group may be deemed to be engaged in a “going private” transaction and therefore is required to express their purposes and reasons for the merger to the public shareholders. The Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
For the Buyer Group, a primary purpose for the merger is to permit SPII to acquire all shares of the Company common stock owned by the public shareholders so that the Company can be operated as a privately held company. The Company faces a number of challenges in the marketplace, including, among others, (i) intense competition with other drybulk, tanker and offshore support shipping companies, (ii) uncertainties regarding the growth and profitability of the drybulk shipping industry and international tanker market, (iii) changes in the economic and political environment in the Asia Pacific region, particularly in China, (iv) expected sustained macroeconomic challenges, each of which can place substantial pressure on the Company’s revenue growth and other key operating and financial metrics, and (v) changing regulatory environment, including fuel and emissions regulations such as the IMO 2020 sulphur cap. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. The Buyer Group believes that as a private company, the Company will have greater operating flexibility, and management will be able to more effectively address these challenges and concentrate on long-term performance and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.
An additional purpose of the merger is to enable shareholders other than SPII to immediately realize the value of their investment in the Company through their receipt of the merger consideration of  $5.25 per share in cash, representing a premium of approximately 66% to the $3.16 closing price of the Company common stock on NASDAQ on June 12, 2019, the last trading day before the Company’s announcement of SPII’s initial proposal to acquire the Company for $4.00 per share, and a premium of approximately 37% to the $3.83 closing price of the Company common stock on NASDAQ on August 16, 2019, the last trading day before the Company’s announcement of the merger agreement.
For the reasons set forth above, the Buyer Group decided to propose the merger at this time. The Buyer Group believes that structuring the transaction as a merger is appropriate because it will enable SPII to acquire all of the outstanding shares of the Company common stock held by public shareholders at the same time and it represents an opportunity for the public shareholders to receive a premium for their shares in the form of the merger consideration. Further, the Buyer Group believes that structuring the transaction as a merger provides a prompt and orderly transfer of ownership of the Company in a single step, without the necessity of financing separate purchases of Company common stock in a tender offer and implementing a second-step merger to acquire any shares not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.
Buyer Group’s Position as to Fairness of the Merger
Under the SEC rules governing “going private” transactions, the Buyer Group may be deemed to be engaged in a “going private” transaction and therefore are required to express their beliefs as to the fairness of the merger to the Company’s public shareholders. The Buyer Group is making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Buyer Group’s views as to fairness of the merger should not be construed as a recommendation to any shareholder as to how such shareholder should vote on the proposal to approve the merger agreement. The Buyer Group has interests in the merger that are different from, and in addition to, those of the Company’s public shareholders by virtue of their continuing interests in the surviving corporation after the consummation of the merger. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 49 for additional information.
The Buyer Group believes the interests of the Company’s public shareholders were represented by the Special Committee, which reviewed, evaluated and negotiated the terms and conditions of the merger agreement and the transactions contemplated thereby, including the merger, with the assistance of Fried Frank, its independent legal counsel, and Evercore, its independent financial advisor. The Buyer Group attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Buyer Group, and not necessarily most favorable to the public shareholders, and, even though as stated further below, the Buyer Group believes that the merger is substantively and procedurally fair to the public shareholders, the Buyer Group did not negotiate the merger agreement with a goal of obtaining terms that were fair to the public shareholders. The Buyer Group did not participate in the deliberations of the Special Committee regarding, or receive advice from the Company’s or the Special Committee’s legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did the Buyer Group undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purposes. The Buyer Group believes, however, that the merger is both substantively and procedurally fair to the Company’s public shareholders based on the following factors, which are not listed in any relative order of importance:
•
The merger consideration of  $5.25 per share represents a premium of approximately 66% to the $3.16 closing price of the Company common stock on NASDAQ on June 12, 2019, the last trading day before the Company’s announcement of SPII’s initial proposal to acquire all of the Company common stock not owned by SPII for $4.00 per share, and a premium of approximately 37% to the $3.83 closing price of the Company common stock on NASDAQ on August 16, 2019, the last trading day before the Company’s announcement of the merger agreement.

•
The Company common stock traded as low as $3.08 per share during the 52-week period prior to the announcement of the execution of the merger agreement.

•
The belief that the value to public shareholders of the Company continuing as an independent public company would not be as great as the merger consideration because of the public market’s emphasis on short-term results, and the potential risks and uncertainties associated with the near-term prospects of the Company in light of the continuing challenges in the drybulk shipping industry and international tanker market.

•
The merger consideration reflects the fact that the Buyer Group already controls a majority of the voting power of the Company common stock and, accordingly, the merger does not involve a change of control. As a result, the Buyer Group believes that the merger consideration should not be expected to, and does not, reflect any “control” premium.

•
The merger will provide consideration to the Company’s public shareholders entirely in cash, thereby eliminating any uncertainty in valuing the merger consideration and allowing the public shareholders to immediately realize a certain and fair value for all of their shares without incurring brokerage and other costs frequently associated with market sales.

•
There are not any non-customary requirements or conditions to the merger and the merger is not conditioned on any financing being obtained by SPII, thereby increasing the likelihood that the merger will be consummated and the consideration payable to the Company’s public shareholders will be paid.

•
The merger agreement allows the Company Board or the Special Committee to withdraw or change its recommendation of the merger agreement, in the event of an alternative transaction proposed by a third party that is a superior proposal. However, the Buyer Group acknowledges that the fact that its members may be deemed to beneficially own approximately 83.35% of the issued and outstanding Company common stock as of the record date, and their expressed unwillingness to sell their stake in the Company to a third party, may have discouraged, and may in the future discourage, third parties from submitting alternative transaction proposals with terms and conditions, including price, that may be superior to the merger.

•
The Company Board established the Special Committee of independent directors, consisting solely of directors who are not officers, employees or controlling shareholders of the Company and are not affiliated with the Buyer Group, to evaluate the Buyer Group’s proposal and negotiate with the Buyer Group.

•
The Special Committee was granted the exclusive power and authority to, among other things, (i) freely select its own legal, financial and other advisors, (ii) review and evaluate the Buyer Group’s proposal to acquire the Company (including whether to enter into discussions with respect thereto), (iii) review and evaluate the Company’s other available strategic alternatives (including remaining a public standalone entity) and (iv) negotiate or reject the terms of the Buyer Group’s proposal to acquire the Company, and any other potential transaction that may become available to the Company. The Buyer Group also agreed not to proceed with the merger without approval from the Special Committee.

•
The Special Committee was deliberative in its process, taking over two months to analyze, evaluate and negotiate the terms of the merger.

•
The Buyer Group did not participate in or have any influence on the deliberative process of, or the conclusions reached by, the Special Committee or the negotiating positions of the Special Committee.

•
The Special Committee retained independent, internationally recognized financial (Evercore) and legal (Fried Frank) advisors, each of which has extensive experience in transactions similar to the merger.

•
The merger consideration of  $5.25 per share in cash and other terms and conditions of the merger agreement resulted from extensive negotiations between the Special Committee and its advisors and the Buyer Group and its advisors.

•
The Special Committee unanimously determined that the merger agreement and the merger are advisable, fair (both substantively and procedurally) to and in the best interests of the public shareholders of the Company.

•
The Company Board unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of Company and the shareholders of the Company (other than SPII and its affiliates), (ii) approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed the merger agreement and the transactions contemplated thereby, including the merger, to be submitted to the stockholders of record of the Company as of the record date for the special meeting, for approval and authorization at the special meeting, and (iv) resolved, subject to the terms of the merger agreement, to recommend that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplated thereby, including the merger.

•
Notwithstanding that the Buyer Group may not rely upon the opinion provided by the financial advisor to the Special Committee, the Special Committee received an opinion from its financial advisor to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by such financial advisor as set forth in its written opinion, the merger consideration of  $5.25 per share was fair, from a financial point of view, to the public shareholders of the Company, as more fully described in the section titled “Special Factors—Opinion of the Financial Advisor to the Special Committee” beginning on page 33.
•
The recognition of the potential disadvantages that the Company would continue to face as an SEC-reporting public company, including continuing to be subject to (i) the increased costs of regulatory compliance; (ii) requirements to disclose a considerable amount of business information to the public, some of which would otherwise be considered competitively sensitive and would not be disclosed by a non-reporting company and which potentially may help the Company’s actual or potential competitors, lenders and vendors compete against the Company or make it more difficult for the Company to negotiate favorable terms with them, as the case may be; and (iii) the limited trading volume and price volatility of the Company common stock on NASDAQ.

The Buyer Group also considered the following factors to be generally negative or unfavorable in its considerations concerning the fairness of the terms of the merger:
•
Any public shareholder who has its shares converted into the right to receive cash in the merger would cease to participate in the future earnings or growth, if any, of the Company or benefit from increases, if any, in the value of the Company.

•
With respect to the merger consideration, the Buyer Group’s financial interest in acquiring the shares for the lowest price possible is in conflict with the financial interest of the public shareholders in selling their shares for the highest price possible. Accordingly, the Buyer Group’s financial interests are adverse to the financial interests of the public shareholders. In addition, as described under “Special Factors—Interests of Certain Persons in the Merger,” certain officers and directors of the Company may have actual or potential conflicts of interest in connection with the merger.

•
The Company common stock has in the past traded at levels that exceed the merger consideration, including trading as high as $7.22 per share during the 52-week period prior to the Company’s announcement of the execution of the merger agreement on August 16, 2019. This trading price history suggests that certain of the public shareholders may have acquired their shares at prices higher than the merger consideration or current trading levels.

•
The merger consideration is generally taxable to selling U.S. Holders. See “Special Factors—Material Tax Considerations.”

In its consideration of the procedural fairness of the merger, the Buyer Group noted that (i) the authorization and approval of the merger agreement and the related transactions, including the merger, is not subject to Majority of the Minority Vote Approval, and (ii) there are no dissenters’ or appraisal rights available to the Company’s shareholders under the merger agreement, the Company’s amended and restated articles of incorporation and by-laws or Marshall Islands law in connection with the merger.
Nevertheless, the Buyer Group believes the merger is procedurally fair to the Company’s public shareholders because (i) Marshall Islands law does not require a merger to be conditioned upon Majority of the Minority Vote Approval and the Buyer Group does not believe in the current circumstances this condition to be customary in “going private” transactions involving Marshall Islands companies and (ii) various safeguards and protective steps have been adopted to ensure the procedural fairness of the merger, including without limitation (a) the formation of and the broad authorities granted to the Special Committee in reviewing, evaluating and negotiating (and ultimately authorizing and approving) the terms of the merger agreement, (b) the Special Committee retained and was advised by competent and experienced independent legal counsels and an independent financial advisor and (c) the rights of the Company with regard to an unsolicited bona fide written superior proposal.

The Buyer Group’s consideration of the factors described above reflects its assessment of the fairness of the merger consideration payable in the merger to the public shareholders in relation to the going concern value of the Company on a stand-alone basis. The Buyer Group implicitly considered the value of the Company in a sale as a going concern by taking into account the Company’s current and anticipated business, estimates of current and future charter-free market values of the Company’s vessels, financial condition, results and operations, prospects and other forward-looking matters. The Buyer Group did not, however, explicitly calculate a stand-alone going concern value of the Company. In light of the fact that the Buyer Group has, and will continue to have, control of the Company, and that the Buyer Group remains unwilling to sell its interest in the Company, the Buyer Group does not believe that it would be appropriate for the shares held by public shareholders to be valued on a basis that includes a “control” premium.
In its consideration of the fairness of the merger, the Buyer Group did not undertake an appraisal of the assets of the Company to determine the Company’s liquidation value for the public shareholders because of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup and, due to the to the cyclical nature of the shipping transportation market, the market value of one or more of the Company’s vessels may at various times be lower than their book value, and sales of those vessels during those times would result in losses. Further, the Buyer Group did not consider the Company’s liquidation value to be a relevant valuation method because it considered the Company to be a viable, going concern where value is derived from cash flows generated from its continuing operations, and because the Company will continue to operate its business following the merger.
In addition, the Buyer Group did not consider the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The Buyer Group believes that net book value, as an accounting concept based on historical costs, is not a material indicator of the value of the Company as a going concern because it does not take into account the current or future charter-free market value of the Company’s vessels, quality of earnings, cash generation capability, the future prospects of the Company, market conditions, trends in the drybulk, tanker and offshore support shipping industries in which the Company conducts its business or the business risks inherent in competing with other shipping companies in the same industries, but rather is indicative of historical costs. Further, the Buyer Group believes that net book value does not reflect the following important factors: (a) a discount on the value per share that typically exists in public markets for shipping companies, (b) risks associated with the Company’s highly leveraged capital structure, including the significant risks relating to the Company’s ability to refinance its existing debt and financing arrangements before maturity with satisfactory terms, (c) market risks inherent in remaining a public company and (d) the small public float and limited trading volume of the Company common stock that results in undesirable price volatility and restricts opportunities for shareholders to achieve liquidity.
Members of the Buyer Group were not aware of, and did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to (a) a merger or consolidation of the Company with or into another company, (b) a sale of all or a substantial part of the Company’s assets or (c) the purchase of the Company’s voting securities that would enable the holder to exercise control over the Company.
Other than the October 2017 rights offering transaction as described in the section entitled “Additional Information Regarding the Company—Prior Public Offerings” beginning on page 78, no member of the Buyer Group purchased or sold any shares during the past two years. The Buyer Group did not consider such share purchases in considering the fairness of the merger primarily because such share purchases were conducted more than twenty-three months ago and the Company’s financial and business conditions have changed since then.
The foregoing discussion of the information and factors considered and given weight by the Buyer Group in connection with the fairness of the merger is not intended to be exhaustive but includes all material factors considered by the Buyer Group. The Buyer Group did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.
The Buyer Group believes these factors provide a reasonable basis for its belief that the merger is both substantively and procedurally fair to the Company’s public shareholders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Group to any shareholder of the Company as to how such shareholder should vote with respect to the approval of the merger agreement and the related transactions, including the merger.
Certain Effects of the Merger
Effect on Ownership Structure
At the effective time of the merger, the public shareholders will cease to have ownership interests in the Company or rights as the shareholders of the Company. Therefore, the public shareholders will not participate in the Company’s earnings, growth or receipt of dividends following the merger and will not benefit from any increase in its value following the merger.
Effect on Listing, Registration and Status of Common Stock
The Company common stock is currently registered under the Exchange Act and is listed on the Nasdaq Capital Market under the symbol “DRYS.” Following completion of the merger, the Company common stock will cease to be listed on the Nasdaq Capital Market, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation, the Company’s current public shareholders will cease to have any ownership interest in the Company or rights as shareholders, and there will be no public market for the Company common stock.
Effect on Organization and Management
At the effective time of the merger, the directors and officers of the surviving corporation in the merger will be those directors and officers designated by SPII prior to the effective time of the merger, until their successors are duly elected and qualified. At the effective time of the merger, by virtue of the merger, the articles of incorporation of the Company will be amended and restated to read in its entirety as the articles of incorporation of Merger Sub until thereafter amended in accordance with their terms and applicable law. The Company Board shall take such action as is necessary so that the by-laws of the Company will be amended and restated as of the effective time to read in their entirety as the bylaws of Merger Sub and, as so amended, will be the by-laws of the Company following the merger until thereafter amended in accordance with the articles of incorporation and bylaws of the surviving corporation and applicable law.
It is expected that, upon consummation of the merger, the Company will conduct its operations substantially as they currently are being conducted; however, the Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. SPII has advised the Company that it does not have any present plans or proposals that relate to, or would result in, an extraordinary transaction following completion of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. SPII expects, however, that following the merger, as it continuously evaluates and reviews the Company’s business and operations, it may develop new plans and proposals that it may consider appropriate to maximize value. SPII reserves the right to make any changes it deems appropriate in light of its evaluation and review, or in light of future developments.
Effect on the Buyer Group’s Interest in the Company’s Net Book Value and Net Income
After the completion of the merger, the Buyer Group’s interest in the Company’s net book value and net income will increase from approximately 83.35% to 100%. Based on the Company’s net book value of $637.0 million and net income of  $1.5 million, respectively, for the three months ended March 31, 2019, the Buyer Group’s interests in the Company’s net book value and net income as of March 31, 2019, were $530.1 million and $1.3 million, respectively, or approximately 83.35% and 83.35%, and those interests would have been $637.0 million and $1.5 million, respectively, or 100% and 100%, had the merger been completed as of that date.

Interests of Certain Persons in the Merger
In considering the recommendation of the Special Committee and the Company Board, you should be aware that certain of the Company’s officers and directors and SPII and its affiliates have interests in the merger that are different from, or are in addition to, the interests of the public shareholders generally. The Special Committee and the Company Board were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “Special Factors—Interests of Certain Persons in the Merger,” beginning on page 49, include the following:
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SPII may be deemed to be beneficially owned by Mr. George Economou, the Company’s Chairman and Chief Executive Officer and also a Director of the Company Board;

•
Mr. Anthony Kandylidis, the Company’s President and Chief Financial Officer and also a Director of the Company Board, is a director of the parent companies of SPII;

•
the merger agreement provides that following the merger, for a period of not less than six years, SPII will provide the Company’s directors and officers at the time of the merger with a director and officer insurance policy that provides coverage for events occurring at or prior to the effective time of the merger that is no less favorable than the existing policy;

•
the merger agreement provides that, from and after the effective time of the merger, the surviving corporation will indemnify each of the Company and its subsidiaries’ present and former officers and directors against all costs paid in connection with any claim based on the fact that such individual is or was the Company’s, or one of its subsidiaries’, officers or directors and arising out of or pertaining to any action or omission occurring at or before the effective time of the merger;

•
each member of the Special Committee received a fee equal to $20,000 ($25,000 for the Chair). The fees were payable without regard to whether the Special Committee ultimately recommended adoption of the merger agreement or whether the merger is consummated. The members of the Special Committee also were reimbursed for their reasonable out-of-pocket travel and other expenses in connection with their service on the Special Committee; and

•
Mr. George Economou, our Chairman and Chief Executive Officer, may be deemed to be the beneficial owner of the issued and outstanding capital stock of certain entities that manage the Company’s business, including its administrative functions. In addition to the transactions discussed under “Transactions in Common Stock” on page 81, for a description of the Buyer Group’s significant related party transactions with the Company, see “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, which is incorporated by reference in this proxy statement and the Company’s Current Report on Form 6-K, furnished May 3, 2019, which is incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report.

Plans for the Company if the Merger is Not Completed
It is expected that, if the merger is not completed, the Company’s current management, under the direction of the Company Board, will continue to manage the Company as an ongoing business. From time to time, it is expected that the Company Board will evaluate and review the Company’s business operations, properties, dividend policy and capitalization, among other things, make such changes as deemed appropriate and continue to seek to identify strategic alternatives to increase shareholder value. If the merger is not consummated for any reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business and operations will not be adversely affected. In addition, if the merger is not consummated, it is anticipated that SPII will continue to hold a controlling interest in the Company and would effectively control whether an alternative change in control transaction could be effected.

Estimated Fees and Expenses of the Merger
The Company expects to incur approximately $4 million in fees and expenses in connection with the consummation of the merger and the related transactions, as set forth in the table below:
Expenses	Estimated Amount
Financial advisory fees and expenses	$2,175,000
Legal fees and expenses	$1,600,000
Special committee fees and expenses	$65.000
Paying and Exchange Agent fees and expenses	$10,000
Miscellaneous(1)	$111,400

(1)
This estimate includes fees and expenses incurred, and expected to be incurred, with respect to the solicitation of proxies in connection with the merger.

In general, except as provided below, all costs and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.
Litigation Related to the Merger
The Company is not aware of any law suit that challenges the merger or the merger agreement.
Material Tax Considerations
Unless otherwise noted, this discussion is based upon the Code, applicable U.S. Treasury regulations, IRS rulings and judicial decisions, all as available and in effect as of the date hereof. Subsequent developments in the tax laws of the United States, including changes in or differing interpretations of the foregoing authorities, which may be applied retroactively, could have a material effect on the tax consequences described below. This discussion only applies to shareholders who hold their Company common stock as a “capital asset” within the meaning of Code Section 1221(a)(1). This is not a complete description of all the tax consequences of the merger and may not address U.S. federal income tax considerations applicable to holders of Company common stock subject to special treatment under U.S. federal income tax law. This summary does not discuss the net investment income tax or state and local tax consequences. Shareholders subject to special treatment include, for example, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships and other pass-through entities for U.S. federal income tax purposes and holders who hold Company common stock as part of a “hedge,” “straddle,” “conversion” or “constructive sale” transaction. This discussion does not apply to shareholders who or that are the beneficial owner of more than 10% of Company common stock. Additionally, if an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes holds Company common stock, the tax treatment of a partner or beneficial owner of such entity or arrangement may depend on the status of the partner or beneficial owner and the activities of the partnership or entity. Partners and beneficial owners in such entities or arrangements holding Company common stock are urged to consult their own advisors as to the particular U.S. federal income tax consequences applicable to them.
In the opinion of Seward & Kissel LLP, the following are the material U.S. federal income and Marshall Islands tax consequences relevant to the merger.
Material United States Federal Income Tax Consequences of the Merger
The following discussion summarizes material U.S. federal income tax consequences of the Merger to a U.S. Holder and a Non-U.S. Holder of shares of Company common stock.
U.S. Holders
Generally.   The Company expects that the merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Company does not constitute a PFIC for U.S. federal income tax purposes, each U.S. Holder should recognize gain or loss on the exchange of shares of Company common stock for the merger consideration in an amount equal to the difference between the amount of cash received and the U.S. Holder’s U.S. federal income tax basis in the shares of Company common stock surrendered. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the merger. Otherwise, such gain or loss will be treated as short-term capital gain on loss. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.
PFIC Status and Significant Tax Consequences.   Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC, for U.S. federal income tax purposes. In general, we will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held shares of Company common stock, either (a) at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business) or (b) at least 50% of the average value of the assets held by the Company during such taxable year produce, or are held for the production of, passive income.
For purposes of determining whether we are a PFIC, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary’s stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our operations, we do not believe that we are a PFIC with respect to the current taxable year, or were a PFIC with respect to any prior taxable year. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a PFIC, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the tankers, should not constitute assets that produce, or are held for the production of, passive income for purposes of determining whether we are a PFIC. We believe there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, in the absence of any legal authority specifically relating to the Code provisions governing PFICs, the IRS or a court could disagree with our position.
Taxation of U.S. Electing Holders.   If the Company were treated as a PFIC with respect to a U.S. Electing Holder, such holder generally would recognize capital gain or loss on the exchange of shares of Company common stock for the merger consideration in an amount equal to the difference between the amount of cash received and the U.S. Holder’s U.S. federal income tax basis (as adjusted to reflect distributions by the Company in respect of Company common stock to such holder and amounts included in income by such holder as a result of the holder’s QEF election) in the shares of Company common stock surrendered.
Taxation of U.S. Holders Making a Mark-to-Market Election.   If the Company were treated as a PFIC with respect to a U.S. Holder that has a valid mark-to-market election in effect for the tax year that includes the closing date, such holder generally would recognize gain or loss on the exchange of shares of Company common stock for the merger consideration in an amount equal to the difference between the amount of cash received and the U.S. Holder’s U.S. federal income tax basis (as adjusted to reflect income and loss arising as a result of such holder’s mark-to-market election) in the shares of Company common stock surrendered. Gain realized on the exchange of shares of Company common stock for merger consideration generally would be treated as ordinary income, and any loss realized on the exchange of shares of Company common stock for merger consideration generally would be treated as ordinary loss to the extent that such loss did not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

Taxation of Non-Electing U.S. Holders.   If the Company were to be treated as a PFIC with respect to a Non-Electing U.S. Holder, such holder would be subject to special rules with respect to any gain realized on the exchange of shares of Company common stock for merger consideration. Under these special rules:
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the gain would be allocated ratably over the Non-Electing U.S. Holders’ aggregate holding period for the shares of Company common stock;

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the amount allocated to the current taxable year and any taxable year before we became a PFIC would be taxed as ordinary income; and

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the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of shares of Company common stock.
Non-U.S. Holders
A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the exchange of shares of Company common stock for the merger consideration, unless:
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the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment); or

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the Non-U.S. Holder is an individual who is present in the United States for at least 183 days or more during the taxable year of disposition and certain other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, gain from the exchange of shares of Company common stock for the merger consideration that is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.
Backup Withholding and Information Reporting
A U.S. Holder may be subject to “backup withholding” at a rate of 24% with respect to the amount of cash received in the merger, unless such holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules. Corporations and Non-U.S. Holders generally will be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding does not constitute an additional tax, but is merely an advance payment that may be refunded or credited against a holder’s U.S. federal income tax liability if the required information is supplied to the IRS in a timely manner.
Marshall Islands Tax Considerations
Under current Marshall Islands law, U.S. Holders and Non-U.S. Holders are not subject to Marshall Islands income or capital gains or withholding taxes with respect to the exchange of shares of Company common stock for the merger consideration.
EACH HOLDER OF SHARES OF COMPANY COMMON STOCK IS URGED TO CONSULT WITH ITS OWN TAX ADVISERS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO IT OF THE MERGER, AS WELL AS THE EFFECTS OF U.S. STATE, LOCAL AND NON-U.S. TAX LAWS.

Source of Funds
The Buyer Group anticipates that SPII will expend approximately $76 million, net of fees, to purchase the outstanding Company common stock at a purchase price of  $5.25 per share. SPII intends to fund the transactions contemplated by the merger agreement through cash on hand.
Anticipated Accounting Treatment of Transaction
It is anticipated that the transaction will be accounted for under the acquisition method of accounting for financial accounting purposes following FASB Accounting Standards Codification Topic 805, Business Combinations.
No Appraisal Rights
Under Marshall Islands law, no dissenters’ or appraisal rights are available to shareholders of the Company with respect to the merger.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect the Company’s current views as to future events and financial performance with respect to the Company’s operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including under the headings, among others, “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger Agreement Proposal,” “Special Factors,” “The Special Meeting,” and “Additional Information Regarding the Company” and in statements containing the words “aim,” “anticipate,” “are confident,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events or trends.
You should be aware that forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot assure you that the actual results or developments anticipated will be realized, or, even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and the Company undertakes no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters referred to or incorporated by reference in this document, the Company believes the following factors could cause actual results or matters related to the merger to differ materially from those discussed in the forward-looking statements:
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the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by the Company’s shareholders;

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the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

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the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company or others relating to the merger agreement;

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the risk that the merger may not be completed in a timely manner or at all, which may adversely affect the Company’s business and the price of Company common stock;

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the risk that the pendency of the merger disrupts current plans and operations and potential difficulties in employee retention as a result of the pendency of the merger;

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the fact that directors and officers of the Company have interests in the merger that are different from, or in addition to, the interests of the shareholders of the Company generally in recommending that such shareholders vote to approve the merger agreement;

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the effect of the announcement of the merger on the Company’s business relationships, operating results and business generally;

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the amount of the costs, fees, expenses and charges related to the merger; and

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other risks detailed in the Company’s filings with the SEC, including the information set forth under the section entitled “Item 3. Key Information—D. Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of our Annual Report.

Many of the factors that will determine the Company’s future results are beyond its ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company cannot guarantee any future results, levels of activity, performance or achievements.

THE PARTIES TO THE MERGER
SPII Holdings Inc.
SPII is a Marshall Islands corporation, and its principal business address is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). The principal business of SPII is acting as an investment holding company. Mr. Economou may be deemed to be the beneficial owner of SPII.
Sileo Acquisitions Inc.
Merger Sub is a Marshall Islands corporation, and its principal business address is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). Merger Sub is a wholly owned subsidiary of SPII and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.
DryShips Inc.
The Company, a corporation organized under the laws of the Republic of the Marshall Islands, was formed on September 9, 2004. The Company is a diversified owner and operator of ocean going cargo vessels that operate worldwide through three segments: drybulk, offshore support and tanker. In addition, the Company owns 100% of Heidmar, a leading commercial tanker pool operator. As of September 9, 2019, the Company operates a fleet of 32 vessels consisting of  (i) 9 Newcastlemax drybulk vessels; (ii) 5 Kamsarmax drybulk vessels; (iii) 6 Panamax drybulk vessels; (iv) 1 Very Large Crude Carrier; (v) 2 Suezmax tankers; (vi) 3 Aframax tankers; and (vii) 6 Offshore Support Vessels, including 2 Platform Supply and 4 Oil Spill Recovery Vessels.

THE SPECIAL MEETING
Date, Time and Place
This proxy statement is being furnished to the shareholders of the Company as part of the solicitation of proxies by the Company Board for use at the special meeting, which will be held on October 9, 2019, commencing at 4:00 p.m. at 80 Kifissias Avenue, GR 151 25, Marousi, Athens, Greece, or at any adjournments or postponements thereof.
The purpose of the special meeting is for the shareholders of the Company to consider and vote upon the merger agreement proposal. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy card are first being mailed to the shareholders of the Company on or about September 9, 2019.
Record Date and Quorum
The holders of record of shares of Company common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. As of the record date, 86,886,627 shares of Company common stock were issued and outstanding. SPII owned 72,421,515 of such shares as of the record date, representing approximately 83.35% of the outstanding shares of Company common stock as of the record date.
The Company will have a quorum and will be able to conduct the business of the special meeting if the holders of at least one third of the shares entitled to vote are present at the special meeting, either in person or by proxy. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting.
Required Vote
The merger cannot be completed without the affirmative vote of the holders of a majority of the outstanding shares of Company common stock in favor of the merger agreement proposal. Pursuant to the Company’s by-laws, issued and outstanding shares of Company common stock as of the close of business on the record date are entitled to one vote per share. The approval of the merger agreement proposal is a condition to the parties’ obligations to consummate the merger. Your failure to vote your shares of Company common stock or your abstention from voting on the merger agreement proposal will have the same effect as a vote “AGAINST” the merger agreement proposal.
Under the merger agreement, SPII agreed to cause all shares of Company common stock owned beneficially or of record by it, Merger Sub, or any other subsidiary of SPII to be voted “FOR” the merger agreement proposal at the special meeting or any postponement or adjournment thereof, thus assuring that the merger agreement proposal will pass. As a result, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
Additionally, each of the directors and executive officers of the Company that held shares of Company common stock as of the record date has informed the Company that, as of the date of this proxy statement, he or she intends to vote “FOR” the merger agreement proposal.
Voting; Proxies; Revocation
Attendance
All holders of Company common stock as of the close of business on the record date for voting at the special meeting, including shareholders of record and beneficial owners of Company common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Voting in Person
Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares of Company common stock in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.
Providing Voting Instructions by Proxy
To ensure that your shares of Company common stock are represented at the special meeting, the Company recommends that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.
Broker Non-Votes
If you hold your shares of Company common stock in “street name” through a broker, bank, or other nominee, you should refer to the proxy card or the information forwarded by such broker, bank or other nominee to see what voting options are available to you. A broker, bank, or other nominee’s ability to vote your shares for you is governed by the rules of various national and regional securities exchanges. Without your specific instruction, a broker, bank or other nominee may only vote your shares on “routine” proposals and may not vote your shares on “non-routine” matters. It is expected that the merger agreement proposal to be voted on at the special meeting is considered “non-routine” proposal which your bank, broker, or other nominee cannot vote on your behalf, resulting in a “broker non-vote.” As a result, if you hold your shares of Company common stock in “street name” and you do not provide voting instructions with respect to the merger agreement proposal, your Company common stock will have the same effect as a vote “AGAINST” the merger agreement proposal, but, as explained above, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
Abstentions
Abstaining from voting will have the same effect as a vote “AGAINST” the merger agreement proposal, but, as explained above, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
Record Holders
If you are a shareholder of record, you may provide voting instructions by proxy using one of the methods described below.
Submit a Proxy by Telephone or via the Internet.   This proxy statement is accompanied by a proxy card with instructions for how to submit your vote. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card by the deadlines set forth on the card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
Submit a Proxy Card.   If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the merger agreement proposal. If you fail to return your proxy card, the effect will be that your shares will have the same effect as a vote “AGAINST” the approval of the merger agreement proposal, but, as explained above, your vote (or failure to vote) on the merger agreement proposal will not have an effect on the outcome of the vote of the shareholders at the special meeting.
If you sign, date and return the proxy card, the proxies named on the proxy card will be authorized to take any action, in their discretion, upon any other business that may properly come before the special meeting, or any reconvened meeting following an adjournment or postponement of the special meeting, so long as the Company Board is not aware of any such other business a reasonable time before the special meeting. The Company Board is not aware of any such other business as of the date of this proxy statement.

“Street Name” Shares
If your shares of Company common stock are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by proxy card.
Revocation of Proxies
Your proxy is revocable. If you are a shareholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:
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giving written notice of revocation to the Secretary of the Company at DryShips Inc., c/o Dryships Management Services Inc., 80 Kifisias Avenue, GR 151 25 Marousi, Athens, Greece;

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submitting a new proxy with a later date, by using the telephone or Internet proxy submission procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company; or

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attending the special meeting and voting in person.

Attending the special meeting without taking one of the actions described above will not revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.
Please note that if you hold your shares of Company common stock in “street name” and you have instructed a broker, bank or other nominee to vote your shares of Company common stock, the above-described options for revoking your voting instructions do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your voting instructions.
Solicitation of Proxies
This proxy statement is furnished in connection with the solicitation of proxies by the Company to be voted at the Special Meeting. The Company has engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting and the Company estimates it will pay Okapi Partners LLC a fee of $6,400. The Company has also agreed to reimburse Okapi Partners LLC for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Okapi Partners LLC against certain losses, costs and expenses. A letter of transmittal and instructions for the surrender of Company common stock will be mailed to public shareholders of record of such Company common stock shortly after the completion of the merger.
Adjournments
Under the merger agreement, the special meeting may only be postponed or adjourned by (A) the Company, for up to 30 calendar days (but not later than five business days prior to the end date), (i) with the prior written consent of SPII (which consent will not be unreasonably withheld, conditioned, or delayed), or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the special committee has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the special meeting, or (B) by SPII, for up to 30 calendar days (but not later than five business days prior to the end date), in order to allow reasonable additional time for (i) the filing and mailing of any supplemental or amended disclosure, and (ii) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the special meeting.

THE MERGER AGREEMENT PROPOSAL
The Company’s shareholders are being asked to consider and vote upon a proposal to authorize and approve the merger agreement.
The merger agreement provides that, at the closing of the merger, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. SPII’s ownership of the Company will increase from approximately 83.35% as of the record date to 100% following the merger. Upon completion of the merger, each share of Company common stock that is issued and outstanding immediately prior to the effective time (other than shares of Company common stock that are held by SPII or any subsidiary of either the Company or SPII) will be converted into the right to receive the merger consideration of  $5.25 per share of Company common stock in cash, without interest and less any required withholding taxes. Upon completion of the merger, the shares of Company common stock will no longer be publicly traded, and shareholders of the Company (other than SPII) will cease to have any ownership interest in the Company. For a summary of the merger agreement, see “The Merger Agreement” beginning on page 60 of this proxy statement. A copy of the merger agreement is attached as Annex A to this proxy statement.
The merger cannot be completed without the affirmative vote of the holders of a majority of the outstanding shares of Company common stock of the Company in favor of the merger agreement proposal.
The Special Committee and the Company Board, acting upon the unanimous recommendation of the Special Committee, recommend that the shareholders of the Company vote “FOR” the merger agreement proposal.

THE MERGER AGREEMENT
The following is a summary of certain material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are urged to read the merger agreement carefully and in its entirety because it is the legal document that governs the merger. The rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A, respectively, to this proxy statement, is intended to provide information regarding the terms of the merger agreement. The merger agreement contains representations and warranties by the Company, SPII and Merger Sub, which were made for purposes of that agreement and as of specified dates. The representations, warranties and covenants of the Company, SPII and Merger Sub contained in the merger agreement (a) have been qualified by matters specifically disclosed in any report, schedule, form, or document filed with, or furnished to, the SEC by the Company and publicly available on or after January 1, 2018 (other than any risk factor disclosure or forward-looking statements disclosing potential adverse future developments included in such reports, schedules, forms, or documents), (b) are subject to materiality qualifications contained in the merger agreement which may differ from what may be viewed as material by investors, (c) were made only as of the date of the merger agreement or such other date as is specified in the merger agreement and (d) have been included in the merger agreement for the purpose of allocating risk between the contracting parties (including to establish the circumstances in which a party to the merger agreement may have the right not to close the merger if, due to a change in circumstance or otherwise, the representations and warranties of the other party prove to be untrue or the covenants are not complied with) rather than establishing matters as fact. Accordingly, the merger agreement is included with this filing only to provide investors with information regarding the terms of the merger agreement and not to provide investors with any other factual information regarding the Company or SPII or their respective businesses. Information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may be fully reflected in the Company’s or SPII’s public disclosures if determined to be material to the Company or SPII, as applicable. The representations and warranties in the merger agreement and the description of them in this proxy statement should not be read alone but instead should be read in conjunction with the other information contained in this proxy statement and the other reports, statements and filings the Company files publicly with the SEC.
The Merger
The Merger
At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will terminate. The Company will survive the merger as a wholly owned subsidiary of SPII. Merger Sub was created solely for the purposes of the merger and has no material assets or operations of its own.
Following completion of the merger, the Company common stock will cease to be listed on NASDAQ, will be deregistered under the Exchange Act, and will no longer be publicly traded. The Company will be a privately held corporation and the Company’s current public shareholders will cease to have any ownership interest in the Company or rights as shareholders. Therefore, the public shareholders will not participate in the Company’s future earnings or growth and will not benefit from any appreciation in value.
Closing; Effective Time of the Merger
The closing will occur two business days following the day on which the conditions to the merger set forth in the merger agreement are satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), or such other time as SPII, Merger Sub and the Company may agree. For further discussion on the conditions precedent to the merger, see “—Conditions Precedent to the Merger” beginning on page 72. At the closing, Merger Sub and the Company will file Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands. The effective time of the merger will occur upon filing of the Articles of Merger with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands, or at such later time as may be mutually agreed upon by SPII, Merger Sub and the Company and specified in the Articles of Merger in accordance with the Marshall Islands Business Corporations Act (“MIBCA”).
Consideration to be Received in the Merger
At the effective time of the merger, as a result of the merger and without any action on the part of SPII, Merger Sub, the Company or the holder of any shares of Company common stock or shares of common stock of Merger Sub, each share of Company common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of Company common stock held by SPII or any subsidiary of either SPII or the Company) will be converted into the right to receive the merger consideration of  $5.25 per share in cash, without interest and less any applicable withholding taxes.
Cancellation of Shares of Company Common Stock
All shares of Company common stock converted into the merger consideration will no longer be outstanding, will automatically be cancelled and will cease to exist at the effective time of the merger. Each stock certificate or book-entry share previously representing any shares of Company common stock will thereafter represent only the right to receive, with respect to each underlying share of Company common stock, the merger consideration. At the effective time of the merger, each share of Company common stock held by SPII or any subsidiary of either SPII or the Company and each share of Company common stock held by the Company as treasury stock, will be canceled without payment of any consideration and cease to exist.
Merger Sub Common Stock
At the effective time of the merger, as a result of the merger and without any action on the part of SPII or the Company, each common share, par value $20.00 per share, of Merger Sub will be converted into one common share, par value $20.00 per share, of the surviving corporation. These shares will be the only shares of capital stock of the surviving corporation and will be solely owned by SPII.
Exchange and Payment Procedures
SPII will deposit an amount of cash in an exchange fund with an exchange agent sufficient to pay the merger consideration in respect of the shares of Company common stock that are being converted into the right to receive the merger consideration pursuant to the merger agreement. As soon as practicable after the effective time of the merger, SPII will cause the exchange agent, which will be a trust company or similar entity selected by SPII and reasonably acceptable to the Company, to mail to all record holders of a stock certificate or book-entry shares a letter of transmittal and instructions on how to surrender stock certificates or book-entry shares in exchange for the merger consideration. As the holder of a stock certificate or book-entry share, you will receive the $5.25 in cash per share, less withholding taxes, only upon the proper surrender to the exchange agent of the stock certificate or book-entry share, the properly completed and executed letter of transmittal and other required documents and information.
You should not send in your stock certificates or transfer your book-entry shares until you receive a letter of transmittal and instructions. Do not send certificates with the enclosed proxy card, and do not forward your stock certificates to the exchange agent without a properly completed letter of transmittal.
If, prior to the effective time of the merger, a transfer of ownership of any share of Company common stock is not registered in the Company’s transfer records, the merger consideration payable upon surrender of the stock certificate or book-entry share will be paid to the transferee only if the stock certificate or book-entry share is properly endorsed or is otherwise in proper form for transfer, and upon the payment of any transfer or other taxes applicable to such transfer in form and substance reasonably satisfactory to the exchange agent.
No interest will be paid or accrued on any cash or on any unpaid dividends or distributions declared or made effective after the effective time of the merger payable to holders of stock certificates or book-entry shares. SPII, the surviving corporation, and the exchange agent will be entitled to deduct and withhold from the merger consideration such amounts as SPII, the surviving corporation, and the exchange agent are entitled to deduct and withhold pursuant to applicable tax laws. Any sum that is withheld will be treated as having been delivered and paid to the person from whom it is withheld.
After the effective time of the merger, there will be no transfers on the stock transfer books of shares of Company common stock that were issued and outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, stock certificates or book-entry shares are presented to the surviving corporation they will be cancelled and exchanged for the merger consideration, if entitled thereto.
Any portion of the merger consideration exchange fund that has not been claimed by shareholders (and any interest or other income earned thereon) for six months after the effective time of the merger will be returned to SPII. Former shareholders who have not complied with the exchange and payment procedures described above will then look to SPII for payment of the merger consideration, without any interest due. None of the Company, the surviving corporation, the exchange agent or any other person will be liable to any former shareholders for any amount of the merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.
If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction. If required by the surviving corporation, you will also need to post a bond in an amount and upon such terms as the surviving corporation may determine are reasonably necessary as indemnity against any claim that may be made against it or the exchange agent with respect to the certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Articles of Incorporation and By-laws
At the effective time of the merger, the articles of incorporation of the Company will be amended and restated to read in its entirety as the articles of incorporation of Merger Sub, and the Company Board will take the actions necessary so that the by-laws of the Company will be amended and restated to read in their entirety as the bylaws of Merger Sub and, in each case, as so amended, will be the articles of incorporation and by-laws of the surviving corporation following the merger until thereafter amended in accordance with their respective terms and applicable law.
Representations and Warranties
The merger agreement contains representations and warranties the Company made to SPII and Merger Sub, and representations and warranties SPII and Merger Sub made to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.
The merger agreement contains a number of representations and warranties made by the Company that relate to, among other things:
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corporate organization, valid existence and good standing of the Company;

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corporate power and authority to enter into, execute and deliver the merger agreement and, subject to the approval of the merger agreement by the required vote of shareholders under the MIBCA, to consummate the transactions contemplated by the merger agreement;

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determination by the Special Committee and the Company Board that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interest of the public shareholders and recommendation of the Special Committee and the Company Board that the shareholders authorize and approve the merger agreement;

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the absence of required governmental consents, approvals, filings or registrations (other than filing and recordation required by MIBCA, and compliance with the Exchange Act) in connection with the execution and delivery of the merger agreement and the consummation of the merger and the other transactions contemplated by the merger agreement;

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the absence of conflicts with the articles of incorporation or bylaws of the Company or with applicable law;

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required SEC filings;

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receipt by the Special Committee of a fairness opinion from Evercore to the effect that, as of the date of Evercore’s written opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s written opinion, the merger consideration to be received by the holders of shares of Company common stock (other than SPII, Merger Sub or any of their affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such shareholders;

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except for the engagement of Evercore, the absence of any brokers’ fees or commissions payable by the Company or any of its subsidiaries in connection with the merger; and

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the inapplicability of takeover statutes.

A number of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” clause. For purposes of the merger agreement, “material adverse effect” as applied to these representations and warranties means any event, circumstance, or effect that materially impairs the ability of the Company to perform its obligations under the merger agreement, or materially delays the consummation of the transactions contemplated thereby.
The merger agreement also contains a number of representations and warranties made by SPII and Merger Sub, including representations and warranties relating to:
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corporate organization, valid existence and good standing of SPII and Merger Sub;

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the authorized capital stock of Merger Sub, including the number and par value of such stock and that such stock is validly issued and outstanding and, at the effective time, will be owned by SPII or a direct or indirect wholly-owned subsidiary of SPII free and clear of all liens, and that Merger Sub had not conducted any business prior to the date of the merger agreement and has no assets, liabilities, or obligations other than those incident to its formation and pursuant to the merger agreement and the transactions contemplated thereby;

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the corporate power and authority of SPII and Merger Sub to execute, deliver and perform the merger agreement and consummate the transactions contemplated thereby and that the merger agreement constitutes a valid and binding agreement of each of SPII and Merger Sub and is enforceable against each of them in accordance with its terms;

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the absence (except for the consents noted in the merger agreement) of required action by or in respect of, or filing with, any governmental authority;

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the absence of conflicts with their charter documents, applicable law or certain contracts;

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the absence of any civil, criminal, or administrative actions, suits, claims, hearings, investigations, or proceedings pending or threatened against any of SPII or Merger Sub or any of their affiliates that seek to enjoin any of the transactions contemplated by the merger agreement;

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the compliance and accuracy of all documents required to be filed by SPII or Merger Sub with the SEC or otherwise disseminated to the Company’s shareholders in connection with the transactions contemplated by the merger agreement;

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the availability of funds necessary to perform the obligations under the merger agreement and to consummate the transactions contemplated thereby;

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the absence of any requirement for approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other foreign antitrust or competition Laws in order for SPII and Merger Sub to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement; and

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the absence of any brokers’ fees payable in connection with the merger.

A portion of the representations and warranties of SPII and Merger Sub are qualified as to “materiality” or “material adverse effect.” Under the merger agreement, a “material adverse effect” as applied to these representations and warranties means any event, circumstance, or effect that (a) materially impairs the ability of SPII or Merger Sub to perform its obligations under the merger agreement, or (b) materially delays the consummation of the transactions contemplated thereby.
Conduct of Business Pending the Merger
During the period commencing upon the execution and delivery of the merger agreement and ending at the effective time of the merger or earlier termination of the merger agreement in accordance with its terms, except as expressly contemplated or permitted by the merger agreement or required by applicable laws, the Company Board will not authorize or direct the Company or any of its subsidiaries to do any of the following without the prior written consent of SPII, which consent will not be unreasonably withheld, conditioned or delayed:
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amend its articles of incorporation, bylaws, or other comparable charter or organizational documents;

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make any change in any method of accounting principles, method or practice;

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(A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, property, or otherwise) in respect of, any equity securities of the Company or its subsidiaries, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine, or reclassify any equity securities of the Company or its subsidiaries, (C) issue or authorize the issuance of any other equity securities in respect of, in lieu of or in substitution for, any equity securities of the Company or its subsidiaries (D) purchase, redeem, or otherwise acquire any equity securities of the Company or its subsidiaries, or (E) amend, modify, or change of any term of, or material default under, any indebtedness of the Company or any of its subsidiaries;

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issue, deliver, sell, grant, pledge, transfer, subject to any lien or otherwise encumber or dispose of any equity securities of the Company or its subsidiaries, or amend any term of any equity securities of the Company or its subsidiaries (in each case, whether by merger, consolidation, or otherwise);

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incur more than $1,000,000 of capital expenditures, in the aggregate;

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acquire or commit to acquire all or any substantial portion of a business or division thereof (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or any assets or properties involving a price in excess of  $500,000 individually or $1,000,000 in the aggregate;

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enter into or materially amend, modify, extend, or terminate any contract or any material contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other legally binding arrangement or understanding of any kind, whether written or oral;

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sell, lease, license, pledge, transfer, subject to any lien or otherwise dispose of, any of its assets or properties except sales of used equipment in the ordinary course of business consistent with past practice and liens incurred in the ordinary course of business consistent with past practice;

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directly or indirectly purchase any vessel or enter into any contract for the purchase of any vessel, or sell or otherwise dispose of any vessel or enter into any contract for the sale or disposal of any vessel;

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adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its subsidiaries, or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its subsidiaries;

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grant to any current or former director, officer, employee, or consultant of the Company or any of its subsidiaries any increase or enhancement in compensation, bonus, or other benefits, grant to any current or former director, executive officer, or employee of the Company or any of its Subsidiaries any severance, change in control, retention, or termination pay or benefits, or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such person to the extent required under applicable law or existing company benefit plans or policy, or adopt, enter into or amend or commit to adopt, enter into or amend any benefit plan of the Company except for amendments as required under applicable law (subject to approval of SPII, not to be unreasonably withheld) or pursuant to the terms of such plan;

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make any change in any method of accounting principles, method or practices;

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incur or issue any indebtedness, or make any loans, advances, or capital contributions to, or investments in, any other person or entity, other than to the Company or any of its subsidiaries;

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change any method of tax accounting, make or change any material tax election, file any material amended return, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material taxes, enter into any closing agreement with respect to any material tax, surrender any right to claim a material tax refund, offset or otherwise reduce tax liability, or take into account on any tax Return required to be filed prior to the effective time of the merger any adjustment or benefit arising from the transactions contemplated by the merger agreement;

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institute, settle, or agree to settle any action pending or threatened before any arbitrator, court, or other governmental authority;

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waive, release, or assign any claims or rights having a value of  $500,000 individually or $1,000,000 in the aggregate;

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take any action which would, directly or indirectly, restrict or impair the ability of SPII or Merger Sub to vote, or otherwise to exercise the rights and receive the benefits of a shareholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by SPII or Merger Sub; or

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authorize or enter into a contract or arrangement to take any of the actions described above.

SPII will not take or permit any of its affiliates (including, for this purpose, the Company or its subsidiaries) to take any action or omit to take any action that is reasonably likely to result in any of the conditions of the merger not being satisfied or prevent the consummation of the merger.
Additional Agreements
Preparation of Schedule 13E-3
SPII, Merger Sub, and the Company will file a Transaction Statement on Schedule 13E-3 with respect to the merger, which Schedule 13E-3 will comply with the rules and regulations promulgated by the SEC, and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each of the Company, SPII and the Merger Sub will provide the other parties and their respective counsels with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3. Each of SPII, Merger Sub, the Company, and their respective counsels will be given an opportunity to review and comment on each supplement, amendment, or response to comments with respect to the Schedule 13E-3 and this proxy statement prior to filing with the SEC, and the Company will consider all additions, deletions, or changes proposed by SPII. SPII and Merger Sub will provide reasonable assistance and cooperation to the Company in the resolution of comments from the SEC with respect to the Schedule 13E-3 and this proxy statement included therein.
Company Shareholders’ Meeting; Required MIBCA Shareholder Vote
The special meeting is scheduled to be held on October 9, 2019. The Company may postpone or adjourn the special meeting for up to 30 calendar days (but in any event no later than five Business Days prior to the end date provided in the merger agreement), with the prior written consent of SPII (not be unreasonably withheld, conditioned, or delayed), or to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Special Committee has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of the Company prior to the special meeting. SPII may request once that the Company adjourn or postpone the special meeting for up to 30 calendar days (but in any event no later than five Business Days prior to the end date provided in the merger agreement), in order to allow reasonable additional time for the filing and mailing of, at the reasonable request of SPII, any supplemental or amended disclosure, and such supplemental or amended disclosure to be disseminated and reviewed by the shareholders of the Company prior to the special meeting.
The Special Committee has established August 30, 2019 as the record date for purposes of determining shareholders entitled to notice of and vote at the special meeting. The Company may not change such record date or establish a different record date for the special meeting without the prior written consent of SPII, unless required to do so by applicable law or the articles of incorporation or bylaws of the Company. In the event that the date of the special meeting as originally called is for any reason adjourned or postponed or otherwise delayed, then unless SPII will have otherwise approved in writing, the Company will implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the special meeting, as so adjourned, postponed, or delayed, except as required by applicable law or the articles of incorporation or bylaws of the Company.
SPII will cause all shares of Company common stock owned beneficially or of record by it, Merger Sub, or any of its other subsidiaries to be voted in favor of the approval and authorization of the merger agreement at the special meeting or any postponement or adjournment thereof. Prior to the effective time of the merger, SPII will not vote any of the shares of Company common stock owned beneficially or of record by it, Merger Sub, or any of its other subsidiaries in favor of the removal of any director of the Company or in favor of the election of any director not approved by the Special Committee.
Subject to the no solicitation provision of the merger agreement, the Company Board will make the company board recommendation and the Special Committee shall make the special committee recommendation.
If the Special Committee authorizes the Company to terminate the merger agreement pursuant to its terms, the Company will not be required to convene the special meeting and submit the merger agreement to the holders of the shares of Company common stock for approval and authorization.
At the request of SPII, the Company will use its reasonable best efforts to advise SPII on a daily basis as to the aggregate tally of the proxies received by the Company with respect to the required shareholder vote.
No Solicitation
As used in the merger agreement:
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An “acquisition proposal” means any offer, proposal, or indication of interest by a third party relating to any transaction or series of transactions involving (a) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of the Company and its subsidiaries, assets of the Company and/or any of its subsidiaries that represented, individually or in the aggregate, 5% or more of the consolidated net income or revenues of the Company for the then most recently completed four quarter period, or 5% or more of any class of equity or voting securities of the Company or any one or more of its subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 5% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 5% or more of any class of equity or voting securities of the Company or any one or more of its subsidiaries whose assets (or net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 5% or more of the consolidated assets (or of the consolidated net income or revenues for the most recently completed four quarter period) of the Company, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution, or other similar transaction involving the Company or any of its subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 5% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company.
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A “superior proposal” means a bona fide, unsolicited written acquisition proposal (except that references to “5%” in the definition of such term will be deemed replaced with references to “50%” for the purposes of this definition of superior proposal) that (a) is not subject to any financing condition and for which financing has been fully committed or is on hand or the Special Committee determines in good faith after considering the advice of its financial advisor of nationally recognized reputation is reasonably capable of being fully financed, (b) the Special Committee determines in good faith, by a majority vote, after considering the advice of its outside counsel and its financial advisor of nationally recognized reputation, is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the proposal and the identity of the Person making the acquisition proposal, and (c) the Special Committee determines in good faith, by a majority vote, after considering the advice of its financial advisor of nationally recognized reputation, would result in a transaction more favorable, from a financial point of view to the public shareholders of the Company than the merger provided for under the merger agreement (after taking into account any amendment to the merger agreement or increase in the consideration proposed by SPII).

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An “adverse recommendation change” means the failure by the Company Board or the Special Committee to make, withdraw, or modify or amend in a manner adverse to SPII the special committee recommendation or the company board recommendation (or recommend an acquisition proposal).

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An “intervening event” means a material fact, event, change, development, or set of circumstances (other than an acquisition proposal) that was not known or reasonably foreseeable by the Special Committee as of or prior to the date of the merger agreement.

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An “acceptable confidentiality agreement” means a written confidentiality agreement between the Company and a person or entity who has made a proposal satisfying the requirements set forth in the no solicitation provision of the merger agreement, which agreement contains a customary “standstill” and other additional provisions that expressly permit the Company to comply with the restrictions set forth in the no solicitation provision in the merger agreement.

Pursuant to the merger agreement, except as described below, the Company Board or the Special Committee will not, and will not authorize or direct the Company or any of the Special Committee’s or the Company’s representatives to, directly or indirectly:
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solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any acquisition proposal;

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enter into or participate in any discussions or negotiations with, furnish or afford access to any confidential or non-public information relating to the Company or any of its subsidiaries to any third party with respect to an acquisition proposal (except solely to provide notice of the existence of these provisions);

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make an adverse recommendation change;

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grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries;

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approve, endorse, recommend, or enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, or other similar instrument relating to an acquisition proposal (other than an acceptable confidentiality agreement); or

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approve any transaction under Article K of the Company’s articles of incorporation.

At any time prior to the time shareholders approve the merger agreement proposal, the Company (at the direction of the Special Committee), directly or indirectly through its representatives, may (A) engage in negotiations or discussions with any third party and its representatives or financing sources that has made (and not withdrawn) after the date of the merger agreement a bona fide, written acquisition proposal that (I) did not result from a breach or violation of the no solicitation provision of the merger agreement, and (II) the Special Committee reasonably believes in good faith, after consulting with its outside legal and financial advisors, would reasonably be expected to lead to a superior proposal, and (B) thereafter furnish to such third party or its representatives or its financing sources non-public information relating to the Company or any of its subsidiaries pursuant to an acceptable confidentiality agreement (a copy of which will be provided for informational purposes only to SPII), if, in the case of either clause (A) or (B), the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law and the Special Committee will have provided SPII and Merger Sub one day’s notice of its intention to take any action discussed in clause (A) or (B); provided, that all such information provided or made available to such third party (to the extent that such information has not been previously provided or made available to SPII) is provided or made available to SPII, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party.
At any time prior to the time shareholders approve the merger agreement proposal, in response to an intervening event, if the Special Committee reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such intervening event, the failure of the Special Committee to effect an adverse recommendation change is reasonably likely to result in a breach of its fiduciary duties under applicable law, the Special Committee may make an adverse recommendation change; provided, however, that the Special Committee will not be entitled to exercise its right to make an adverse recommendation change pursuant to these provisions unless the Special Committee has (A) provided to SPII at least three business days’ prior written notice advising SPII that the Special Committee intends to take such action and specifying the facts underlying the Special Committee determination that an intervening event has occurred, and the reasons for the adverse recommendation change, in reasonable detail, and (B) during such three business day period, if requested by SPII, engaged in good faith negotiations with SPII to amend the merger agreement in such a manner that obviates the need for an adverse recommendation change as a result of the intervening event.
At any time prior to the time shareholders approve the merger agreement proposal, the Special Committee may, following receipt of and on account of a superior proposal, make an adverse recommendation change in connection with such superior proposal, if such superior proposal did not result from a breach or violation of the provisions of the no solicitation provision of the merger agreement and the Special Committee reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Superior Proposal, the failure of the Special Committee to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; provided, however, the Special Committee will not be entitled to effect an adverse recommendation change in connection with a Superior Proposal unless (A) the Special Committee promptly notifies SPII, in writing, at least three business days before making an adverse recommendation change, of its intention to take such action with respect to such superior proposal, which notice will state expressly that the Company has received an acquisition proposal that the Special Committee has determined to be a superior proposal and that the Special Committee intends to make an adverse recommendation change, (B) the Special Committee attaches to such notice the most current version of the proposed agreement and the identity of the third party making such superior proposal, (C) during such three business days period, if requested by SPII, the Special Committee has, and has directed its representatives to, engaged in negotiations with SPII in good faith to amend the merger agreement or increase the merger consideration in such a manner that such superior proposal ceases to constitute a superior proposal, and (D) following such three business days period, the Special Committee will have determined in good faith, taking into account any changes to the merger agreement or increase to the merger consideration made or proposed in writing by SPII and Merger Sub, that such superior proposal continues to constitute a superior proposal; provided, however that with respect to any applicable superior proposal, any amendment to the financial terms or any other material amendment to a term of such superior proposal will require a new written notice by the Special Committee and a new two business days period before making an adverse recommendation change, and no such adverse recommendation change in connection with such superior proposal may be made during any three or two business days period, as applicable.
The Special Committee must notify SPII promptly (but in no event later than 24 hours) of receipt by the Special Committee (or any of its representatives) of any acquisition proposal, including the material terms and conditions thereof and the identity of the person or entity making such acquisition proposal and its proposed financing sources, and must keep SPII reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such acquisition proposal. The Special Committee will also notify SPII promptly (but in no event later than 24 hours) after receipt by the Special Committee (or any of its representatives) of any request for non-public information relating to the Company or any of its subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party that has informed the Special Committee (or any of its representatives) that it is considering making, or has made, an acquisition proposal.
Access to Information
Subject to applicable laws relating to the sharing of information, until the effective time of the merger, the Company and SPII will (i) give each other and their respective representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the Company, its subsidiaries, SPII, and Merger Sub, as applicable, (ii) furnish to each other and their respective representatives such financial and operating data and other information as such persons reasonably request, and (iii) instruct the employees and representatives of the Company, its subsidiaries, SPII, and Merger Sub as applicable, to cooperate with the matters described above.
Director and Officer Indemnification and Insurance
For a period of six years after the effective time of the merger, SPII and the surviving corporation, jointly and severally, will indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries in respect of acts or omissions in their capacities as officers or directors occurring at or prior to the effective time of the merger to the fullest extent permitted by applicable law and the articles of incorporation and bylaws of the Company.
For a period of six years after the effective time of the merger, SPII will cause to be maintained in effect the provisions in the articles of incorporation and bylaws of the Company (or in such documents of any successor to the business of the Company) regarding elimination of liability of directors, indemnification of officers, directors, and employees, and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement.
Prior to the effective time of the merger, the Company will, at the direction of the Special Committee (subject to the approval of SPII not to be unreasonably withheld or delayed), or, if the Company is unable to, SPII will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies. If the Company or the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, SPII will cause the surviving corporation to, continue to maintain in effect, for a period of at least six years from and after the effective time, the

Company’s director and officer insurance in place as of the date of the merger agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with terms, conditions, retentions, and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier comparable director and officer insurance in place as of the date of the merger agreement for such six-year period with terms, conditions, retentions, and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date of the merger agreement; provided that neither SPII nor the surviving corporation will be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the amount per annum the Company paid in its last full fiscal year and if the aggregate premiums of such insurance coverage exceed such amount, the surviving corporation will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the effective time of the merger, for a cost not exceeding such amount.
Delisting and Deregistration
Prior to the effective time of the merger, the Company will cooperate with SPII and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of NASDAQ Stock Market LLC to enable (a) the delisting by the surviving corporation of the shares of Company common stock of the Company from NASDAQ, and (b) the deregistration of the shares of Company common stock under the Exchange Act, in each case as promptly as practicable after the effective time of the merger, and in any event no more than 10 days thereafter.
Public Announcements
SPII and the Special Committee will consult with each other before SPII or the Company issues any press release, has any communication with the press (whether or not for attribution) or makes any other public statement, or schedules any press conference or conference call with investors or analysts, with respect to the merger agreement or the transactions contemplated thereby and, except in respect of any public statement or press release as may be required by applicable law or NASDAQ, neither the Company nor SPII will issue any such press release or make any such other public statement (including statements to the employees of the Company or SPII, as the case may be, or any of their respective subsidiaries) or schedule any such press conference or conference call without the consent of SPII and the Special Committee.
Notification of Certain Matters
The Special Committee, on the one hand, and SPII, on the other hand, will promptly notify the other of any notice or other communication it becomes aware of from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the merger agreement or from any governmental authority in connection with the transactions contemplated by the merger agreement. The Special Committee and SPII will also promptly notify the other of any actions, suits, claims, investigations, or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its subsidiaries or SPII and any of its subsidiaries, as the case may be, that, if pending on the date of the merger agreement, would have been required to have been disclosed thereunder.
Further Actions
The Company and SPII will (A) cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by the merger agreement, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the this Schedule

13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers, and (B) use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper, or advisable to consummate the transactions contemplated by the merger agreement, and (iii) obtaining all consents and authorizations necessary or advisable under or in connection with the company’s credit facilities to permit the consummation of the transactions contemplated by the merger agreement and the continued availability of the Company’s credit facilities following such consummation, including, without limitation, any consent or waiver by the requisite lenders under the Company’s credit facilities in connection with the merger and the delisting and deregistration of the shares of Company common stock. The parties agree that, at and after the effective time of the merger, the officers and directors of the surviving corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the surviving corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the surviving corporation as a result of, or in connection with, the merger.
Takeover Statutes
If any takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement or the parties thereto, each of the Company, SPII, and Merger Sub and the respective members of their boards of directors and the Special Committee will, to the extent permitted by applicable law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated therein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated by the merger agreement.
Resignations
If requested by SPII in writing at least three business days prior to closing, on the closing date, the Company will use reasonable best efforts to cause to be delivered to SPII duly signed resignations, effective as of the effective time of the merger, of the independent directors of the Company designated by SPII.
Litigation
Each of the Company and SPII will promptly advise the other of any litigation, suit, claim, action, proceeding, or investigation involving the Company or any of its officers or directors, the Special Committee or SPII or any of its affiliates, relating to the merger agreement or the transactions contemplated thereby and will keep the other informed and consult with the other regarding the status of such litigation, suit, claim, action, proceeding, or investigation on an ongoing basis. The Company and SPII will cooperate with and give the other the opportunity to consult with respect to the defense or settlement of any such litigation, suit, claim, action, proceeding, or investigation, and such settlement may not be agreed to without the prior written consent of SPII and the Special Committee, which consent will not be unreasonably delayed or withheld.
Standstill
Except as otherwise provided by the merger agreement, from and after the date of the merger agreement until the earlier of  (a) the effective time of the merger and (b) the termination of the merger agreement, SPII, Merger Sub or their respective affiliates will not, directly or indirectly, (i) (whether acting alone, as a part of a group or otherwise in concert with others) acquire or enter into any agreement with any third party with respect to the acquisition of, additional equity securities of the Company by SPII, Merger Sub or their respective affiliates, or (ii) sell (including short sales), transfer, tender, assign or otherwise dispose of  (including by gift) any or all of the SPII’s equity securities of the Company.
Conditions Precedent to the Merger
The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions at or prior to the closing:
•
Shareholder Approval.   The merger agreement must be duly authorized and approved by the affirmative vote of the holders of a majority of the outstanding shares of Company common stock.

•
No Order.   No governmental authority may have enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting, or otherwise making illegal the consummation of the merger.

The obligations of SPII and Merger Sub to complete the merger are also subject to the satisfaction or waiver by SPII of the following additional conditions at or prior to the closing:
•
Representations and Warranties.   The representations and warranties of the Company set forth in the merger agreement under the sections dealing with “Organization” and “Authorization” (disregarding all materiality and “company material adverse effect” qualifications contained therein) must be true and correct in all material respects as of the closing date of the merger as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time). All of the other representations and warranties of the Company contained in the merger agreement (disregarding all materiality and “company material adverse effect” qualifications contained therein) must be true and correct as of the closing date of the merger as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a “company material adverse effect”.

•
Performance of Obligations of the Company.   The Company must have performed in all material respects all of the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger.

•
Officer Certificate.   The Company will have delivered to SPII a certificate, dated as of the closing date of the merger, signed by a designated director of the Company, certifying as to the satisfaction of the conditions specified in the merger agreement relating to the accuracy of the representations and warranties of the Company and the performance of the Company’s obligations under the merger agreement.

The obligation of the Company to complete the merger is also subject to the satisfaction or waiver by the Company of the following additional conditions at or prior to the effective time of the merger:
•
Representations and Warranties.   The representations and warranties of SPII and Merger Sub set forth in the merger agreement under the sections dealing with “Organization” and “Authorization” (disregarding all materiality and “parent material adverse effect” qualifications contained therein) must be true and correct in all material respects as of the closing date of the merger as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time). All of the other representations and warranties of SPII and Merger Sub contained in the merger agreement (disregarding all materiality and “parent material adverse effect” qualifications contained therein) must be true and correct as of the closing date of the merger as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a “parent material adverse effect.”
•
Performance of Obligations of SPII and Merger Sub.   Each of SPII and Merger Sub must have performed in all material respects all of the obligations required to be performed by it under the merger agreement on or prior to the closing date of the merger.

•
Officer Certificate.   SPII will have delivered to Company a certificate, dated as of the closing date of the merger, signed by an executive officer of SPII, certifying as to the satisfaction of the conditions specified in the merger agreement relating to the accuracy of the representations and warranties of SPII and Merger Sub and the performance of the SPII’s obligations under the merger agreement.

Termination
The merger agreement may be terminated in the following ways any time prior to the effective time of the merger (whether before or after the receipt shareholder approval), provided that (i) a majority vote of the Special Committee is necessary for termination by the Company, and (ii) termination by the Company may be effected by the Special Committee:
•
by mutual written consent of SPII and the Company (upon approval by the Special Committee);

•
by either SPII or the Company if:

•
the effective time will not have occurred on or before the end date except that the right to terminate the merger agreement pursuant to this provision will not be available to a party whose failure to fulfill any obligation under the merger agreement or other breach has been a material cause of, or resulted in, the failure of the merger to occur on or before the end date;

•
any governmental authority has enacted, issued, promulgated, enforced, or entered any law or order (whether temporary, preliminary, or permanent) that has the effect of enjoining, restraining, prohibiting, or otherwise making illegal the consummation of the merger that is final and non-appealable, except that the right to terminate the merger agreement will not be available to a party whose failure to fulfill any obligation under the merger agreement or other breach has been a material cause of, or resulted in, the issuance of such final, non-appealable restraint;

•
the affirmative vote of the holders of a majority of the outstanding shares of Company common stock approving the merger is not obtained upon a vote held at the special meeting or any adjournment thereof; provided, however, that the right to terminate the merger agreement will not be available to a party whose failure to fulfill any obligation under the merger agreement or other breach has been a material cause of, or resulted in, the failure to obtain such vote of the holders of a majority of the outstanding shares of Company common stock at such meeting of the shareholders of the Company;

•
by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in the merger agreement on the part of SPII or Merger Sub such that certain conditions contained in the merger agreement would not be satisfied prior to the end date and such breach would not be curable, or if capable of being cured, has not been cured within the earlier of  (i) 30 calendar days of receipt by SPII of written notice from the Company of such breach, and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the end date, provided, that the Company will not have the right to terminate the merger agreement if, at the time of such termination, there exists a breach of any representation, warranty, covenant, or agreement of the Company contained in the merger agreement that would result in the closing conditions therein not being satisfied.

•
by SPII,

•
upon a breach by the Company of any representation, warranty, covenant, or agreement set forth in the merger agreement such that the conditions contained in the merger agreement would not be satisfied prior to the end date and such breach would not be curable or, if capable of being cured, has not been cured within the earlier of  (i) 30 calendar days following receipt of written notice by the Company from SPII of such breach, and (ii) any shorter period of time that remains between the date SPII provides written notice of such breach and the end date; provided, that SPII will not have the right to terminate the merger agreement if, at the time of such termination, there exists a breach of any representation, warranty, covenant, or agreement of SPII or Merger Sub contained in the merger agreement that would result in the closing conditions therein not being satisfied.

•
if the Special Committee will have effected an adverse recommendation change;

•
if the Special Committee has (A) failed to include a recommendation that the shareholders of the Company vote to approve and authorize the merger agreement and the transactions contemplate thereby, including the merger in this proxy statement, (B) recommended to the shareholders of the Company an acquisition proposal, (C) failed to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days after the commencement of such acquisition proposal, or (D) entered into any letter of intent, memorandum of understanding or other document or contract relating to any acquisition proposal (other than any acceptable confidentiality agreement); or

•
if the Special Committee will have failed to comply with its no shop obligations set forth in the merger agreement in any material respect, and failed to remedy such breach within 30 calendar days following receipt of the written request by SPII.

Effect of Termination
In the event of termination of the merger agreement, the merger agreement will become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant, or representative of such party) to the other party; provided, however, that certain provisions of the merger agreement will survive its termination; provided, further, that if such termination results from the intentional breach by a party of its obligations under the merger agreement, such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. An “intentional breach” means a material breach that is a consequence of an act undertaken by the breaching party with the intention of breaching the applicable obligation.
Expenses
In the event that the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger, and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense except as otherwise provided in the merger agreement. Pursuant to the merger agreement, if the Company fails to pay any amounts due to SPII pursuant to the merger agreement, then the Company agrees to also pay any costs and expenses incurred by SPII or Merger Sub in connection with legal action to enforce such payments that results in a judgment against the Company for such amount, together with interest on such amount.

PROVISIONS FOR PUBLIC SHAREHOLDERS
No provision has been made (i) to grant the public shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

ADDITIONAL INFORMATION REGARDING THE COMPANY
Company Background
The Company is a corporation organized under the laws of the Republic of the Marshall Islands and was formed on September 9, 2004. The Company is a diversified owner and operator of ocean going cargo vessels that operate worldwide through three segments: drybulk, offshore support and tanker. As of September 9, 2019, the Company operates a fleet of 32 vessels consisting of  (i) 9 Newcastlemax drybulk vessels; (ii) 5 Kamsarmax drybulk vessels; (iii) 6 Panamax drybulk vessels; (iv) 1 Very Large Crude Carrier; (v) 2 Suezmax tankers; (vi) 3 Aframax tankers; and (vii) 6 Offshore Support Vessels, including 2 Platform Supply and 4 Oil Spill Recovery Vessels.
The Company’s drybulk carriers, tankers and offshore support vessels, operate worldwide within the trading limits imposed by the Company’s insurance terms and do not operate in areas where United States, European Union or United Nations sanctions applicable to the Company have been imposed.
In addition, DryShips Inc. owns 100% of Heidmar, a leading commercial tanker pool operator.
If the merger agreement is authorized and adopted by the shareholders of the Company at the special meeting and the merger is completed as contemplated, the Company will survive the merger and will continue its operations as a private company, as a subsidiary of SPII. SPII’s ownership of the Company will increase from approximately 83% as of the record date to 100% following the merger. The Company’s principal executive offices are located at c/o DryShips Management Services Inc., 80 Kifisias Avenue, GR 151 25 Marousi, Athens, Greece, and the Company’s telephone number is +30-210-80-90-570.
During the past five years, neither the Company nor any of the Company’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, neither the Company nor any of the Company’s directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The Company’s directors and executive officers can be reached in care of DryShips Management Services Inc., 80 Kifisias Avenue, GR 151 25 Marousi, Athens, Greece.
Information Regarding the Company’s Directors and Executive Officers
Set forth below are the names, ages and positions of the Company’s directors, executive officers and key employees.
Name	Age	Position
George Economou	66	Chairman, Chief Executive Officer and Class A Director
Harry Kerames	64	Class B Director
George Demathas	66	Class C Director
Andreas Argyropoulos	42	Class A Director
George Kokkodis	59	Class B Director
Anthony Kandylidis	42	Class C Director, President and Chief Financial Officer
Dimitrios Dreliozis	42	Vice President of Finance
Anastasia Pavli	37	Secretary
Evgenia Voulika	55	Assistant Secretary

Biographical information with respect to each of the Company’s directors, executives and key personnel is set forth below:
Mr. George Economou has over 40 years of experience in the maritime industry and has served as the Company’s chairman and chief executive officer since its incorporation in 2004. Mr. Economou was also the chairman of Ocean Rig until December 2018 and served as Ocean Rig’s chief executive officer from 2010 until 2017. Mr. Economou is a member of ABS Council, Intertanko Hellenic Shipping Forum and Lloyds Register Hellenic Advisory Committees. Since 2010, he has been a member of the board of directors of Danaos Corporation. Mr. Economou is a graduate of the Massachusetts Institute of Technology and holds both a Bachelor of Science and a Master of Science degree in Naval Architecture and Marine Engineering and a Master of Science in Shipping and Shipbuilding Management. Mr. Economou is a citizen of Greece.
Mr. Harry Kerames was appointed to the Company Board on July 29, 2009. Mr. Kerames has over 30 years of experience in the transportation industry. Mr. Kerames is the President and founder of Blue Star LLC, a marine consultant and advisor firm. Mr. Kerames has been the Managing Director of Global Capital Finance, where he was responsible for the firm’s shipping practice. Prior to joining Global Capital Finance in 2006, he was the chief marketing officer at Charles R. Weber Company Inc., where he brokered the freight derivative business, and co-founded Azimuth Fund Management, a freight derivatives hedge fund. Mr. Kerames has also held various directorships, senior level marketing positions, and consultative roles with Illinois Central Railroad, Genstar Corporation, Motive Power Industries, Hub Group Distribution Services, ITEL Rail Corporation, IBM and was a director at OceanFreight Inc. Mr. Kerames is a member of the Hellenic American Chamber of Commerce, and the Connecticut Maritime Association. Mr. Kerames graduated with a Bachelor of Science from the University of Connecticut. Mr. Kerames is the chairman of the Company’s Audit Committee and Nominating Committee. Mr. Kerames is a citizen of the United States.
Mr. George Demathas was appointed to the Company Board on July 18, 2006. Mr. Demathas was also a director of Ocean Rig ASA from 2008 to 2010. Since 2001, Mr. Demathas has been the chief executive officer and a director of Stroigasitera Inc., a privately held company that finances and develops natural gas infrastructure projects in Central Asia, and since 1996, Mr. Demathas has invested in natural gas trunk pipelines in Central Asia. Since 1991, Mr. Demathas has been involved in Malden Investment Trust Inc. in association with Lukoil, working in the Russian petrochemical industry. Mr. Demathas was a principal in Marketing Systems Ltd., where Mr. Demathas supplied turnkey manufacturing equipment to industries in the former Soviet Union. Mr. Demathas has a Bachelor of Arts in Mathematics and Physics from Hamilton College in New York and a Master of Science in Electrical Engineering and Computer Science from Columbia University. Mr. Demathas is a citizen of Greece.
Mr. Andreas Argyropoulos was appointed to the Company Board on July 26, 2017. Mr. Argyropoulos previously worked for Ocean Rig for five years in a variety of positions, including the marketing department and then serving as communications manager. Before joining Ocean Rig in 2012, Mr. Argyropoulos worked as marketing manager for Nike Greece from 2006 to 2009. He also has extensive experience in international event management. Mr. Argyropoulos received a Bachelor of Science degree from Boston University and a Master’s degree from the CIES/FIFA Master in Neuchatel, Switzerland. He speaks five languages fluently. Mr. Argyropoulos is a citizen of Greece and the United States.
Mr. George Kokkodis was appointed to the Company Board as of November 21, 2017. From 2009 to January 2015, Mr. Kokkodis has been an independent business introducer and independent client advisor of financial investments at BNP Paribas (Suisse) SA, where he was a senior private banker from 2003 to 2009 and the head of the Greek Private Banking Desk at BNP Paribas London from 1999 to 2003. From 1998 to 1999, Mr. Kokkodis was Vice President of Private Banking at Merrill Lynch International Bank, London UK and, from 1996 to 1998 held the same position at Merrill Lynch Bank Suisse S.A. Prior to that, he was Vice President of Private Banking at Bankers Trust International PLC, London UK from 1993 to 1996. Mr. Kokkodis holds a Bachelor of Science in Aeronautical Engineering from the Imperial College of Science and Technology and a Master of Science in Aeronautical Engineering from the University of Glasgow. Mr. Kokkodis was a member of the board of directors of MIG Real Estate from April 2011 to September 2015. Mr. Kokkodis acted as a banking consultant to the Vancouver International Maritime Centre, Vancouver, Canada (V.I.M.C) until November 2016. Mr. Kokkodis was a member of the board of directors of Ocean Rig from September 2015 to November 2017. Mr. Kokkodis is a citizen of Greece.

Mr. Anthony Kandylidis has served as the Company’s president and chief financial officer since December 2016 and was appointed a director of DryShips in July 2017. Mr. Kandylidis was previously the Company’s Executive Vice President since January 2015. Mr. Kandylidis also served as Executive Vice Chairman and director of Ocean Rig until December 2018 and is also a director of the International Association of Drilling Contractors. In September 2006, Mr. Kandylidis founded OceanFreight Inc., a public shipping company listed on NASDAQ, which was absorbed by DryShips through a merger in 2011. Mr. Kandylidis studied Civil Engineering at Brown University and also holds an MSc. in Ocean Systems Management from the Massachusetts Institute of Technology. Mr. Kandylidis is the nephew of Mr. George Economou, the Company’s founder, chairman, and chief executive officer. Mr. Kandylidis is a citizen of Greece and St. Kitts and Nevis.
Mr. Dimitrios Dreliozis was appointed as the Company’s Vice President of Finance in December 2016. He had previously served as the Company’s financial controller since December 2015, and has 15 years of finance and accounting experience, including 11 years in various senior financial positions within the DryShips group, including Ocean Rig. For the period from July 2004 to May 2008, Mr. Dreliozis worked as an external auditor for Deloitte. Mr. Dreliozis is a graduate of the Athens University of Economics and Business. Mr. Dreliozis is a citizen of Greece.
Ms. Anastasia Pavli was appointed as the Company’s corporate secretary with effect from January 1, 2012. Ms. Pavli is an attorney-at-law. Ms. Pavli graduated from the Athens Law Faculty with an L.L.B in 2006 and completed part of her undergraduate studies at the University of Heidelberg, Germany. Ms. Pavli received an L.L.M. from University College, London, United Kingdom in 2007 and has been a member of the Piraeus Bar Association since 2008. Ms. Pavli is a citizen of Greece.
Ms. Evgenia Voulika was appointed as the Company’s assistant corporate secretary with effect from December 12, 2014. Ms. Voulika is an attorney-at-law. Ms. Voulika graduated from the Athens Law Faculty with an L.L.B in 1988. Ms. Voulika received an L.L.M. from University of Paris II, France in 1991 and has been a member of the Athens Bar Association since 1990. Ms. Voulika is a citizen of Greece.
Prior Public Offerings
On October 4, 2017, the Company completed a rights offering (the “rights offering”), whereby rights holders subscribed for an aggregate of 305,760 shares of the Company’s common stock, at $2.75 per share, and the Company raised approximately $0.8 million of gross proceeds therefrom. In connection with the rights offering, on August 29, 2017, the Company entered into a backstop agreement with Sierra Investments Inc. (“Sierra”), a company that may be deemed to be beneficially owned by Mr. George Economou, the Company’s Chairman and Chief Executive Officer, to purchase from the Company, at $2.75 per share, the number of shares of common stock offered in the rights offering that would not be issued to existing shareholders if these shareholders did not exercise their rights in the rights offering. On October 4, 2017, upon the closing of the rights offering, 36,057,876 common shares were issued to Sierra, representing the number of common shares not issued pursuant to the full exercise of rights from existing shareholders.
Summary Historical Consolidated Financial Data
The following table sets forth selected historical consolidated financial data for the Company and its subsidiaries as of December 31, 2018 and 2017, for the years ended December 31, 2018 and 2017 and the three months ended March 31, 2019 and 2018. The selected historical consolidated financial data as of December 31, 2018 and December 31, 2017 and for each of the years in the years ended December 31, 2018 and 2017 has been derived from the Company’s audited consolidated financial statements. The selected historical consolidated financial data of the Company for the three months ended March 31, 2019 and 2018 and as of March 31, 2019 have been derived from the unaudited condensed consolidated financial statements of the Company. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2018, as well as the Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and the unaudited interim condensed consolidated financial statements for the three months ended March 31, 2019, filed on Form 6-K, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” beginning on page 85 for a description of how to obtain a copy of these documents.
	Three Months Ended March 31,		Years Ended December 31,
(In thousands of U.S. dollars except per share and share data)	2018	2019	2017	2018
STATEMENT OF OPERATIONS
Total revenues	$44,726	$43,080	$100,716	$186,135
Voyage expenses	6,358	10,505	19,704	31,676
Vessel operating expenses	18,100	13,403	60,260	68,391
Depreciation	6,818	7,337	14,966	25,881
Impairment loss, (gain)/loss from sale of vessels and vessel owning companies and other	—	—	(4,125)	(9,623)
General and administrative expenses	7,169	6,820	30,972	28,314
Other, net	(18)	125	(12)	853
Operating income/(loss)	6,299	4,890	(21,049)	40,643
Interest and finance costs	(5,056)	(4,643)	(14,707)	(21,779)
Interest income	166	975	1,365	2,833
Loss on Private Placement	—	—	(7,600)	—
Other, net	(183)	230	(401)	89
Income/(loss) before income taxes and losses of affiliated companies	$1,226	$1,452	$(42,392)	$21,786
Income taxes	—	(1)	(152)	(6)
Net Income/(loss)	$1,226	$1,451	$(42,544)	$21,780
Net Income/(loss) attributable to common shareholders	$1,226	$1,451	$(39,739)	$21,780
Earnings/(Losses) per common share attributable to DryShips Inc. common shareholders, basic & diluted	$0.01	$0.02	$(1.13)	$0.22
Weighted average number of common shares, basic & diluted	103,682,222	86,899,873	35,225,784	98,113,545
Dividends declared per share	$0.02	$—	$26.85	$0.05
(In thousands of U.S. dollars except share data and fleet data)	March 31, 2019	December 31, 2018	December 31, 2017
BALANCE SHEET DATA:
Total current assets	$192,381	$197,914	$60,060
Total assets	1,001,339	1,011,305	934,925
Current liabilities, including current portion of long-term debt and finance lease liabilities, net of deferred finance cost	60,882	55,598	22,555
Total long-term debt and finance lease liabilities, including current portion	354,517	362,047	216,969
DryShips issued common stock	1,043	1,043	1,043
Number of shares issued and outstanding	86,886,627	87,232,028	104,274,708
Total DryShips Inc. shareholders’ equity	636,992	637,729	707,036
As of March 31, 2019, the book value per share of Company common stock was $7.33.

Market Price of the Shares of Company Common Stock and Dividends
The Company common stock trades on the Nasdaq Capital Market tier of NASDAQ under the symbol “DRYS.” The following table shows the high and low sales prices, as reported by NASDAQ, and the dividends paid for the periods indicated, all as adjusted to account for stock splits, including the 1-for-8 reverse stock split on January 23, 2017, the 1-for-4 reverse stock split on April 11, 2017, the 1-for-7 reverse stock split on May 11, 2017, the 1-for-5 reverse stock split on June 22, 2017, and the 1-for-7 reverse stock split on July 21, 2017.
	High	Low	Dividends per Share
Year Ended December 31, 2017
First Quarter	$29,635.20	$1,225.00	$0.039553
Second Quarter	1,401.40	8.82	0.068878
Third Quarter	10.15	1.02	0.023975
Fourth Quarter	5.59	2.36	0.023975
Year Ended December 31, 2018
First Quarter	4.48	2.74	0.02483
Second Quarter	6.90	3.40	N/A
Third Quarter	6.47	4.29	N/A
Fourth Quarter	6.33	4.77	N/A
Year Ending December 31, 2019
First Quarter	7.22	4.37	N/A
Second Quarter	4.65	3.08	N/A
Third Quarter (through September 6, 2019)	5.19	3.63	N/A
The closing price of the Company common stock on June 12, 2019, which was the last trading day before the public announcement of the initial proposal, was $3.16 per share.
During the past two years the Company paid dividends in the amount $2.5 million in each of the quarters ended September 30, 2017, December 31, 2017, March 31, 2018 and June 30, 2018. On July 30, 2018, the Company’s board of directors suspended the Company’s cash dividend policy until further notice. For more information on the Company’s dividend policy see the Company’s Annual Report on Form 20-F for the year ended December 31, 2018 which is incorporated herein by reference. Although there is no restriction on the Company’s ability to pay dividends generally, the Company may not be permitted to pay dividends if it is in breach of the covenants contained in its credit facilities and financing arrangements, as applicable.
Security Ownership of Management and Certain Beneficial Owners
Security Ownership of Certain Beneficial Owners
The following table sets forth the beneficial ownership of the Company common stock, as of September 9, 2019, held by:
•
each person or entity that the Company knows beneficially owns 5% or more of the Company common stock; and

•
all the Company’s executive officers, directors and key employees as a group.

Beneficial ownership is determined in accordance with the SEC’s rules. In computing percentage ownership of each person, shares of the Company common stock subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of September 9, 2019, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All of our shareholders, including the shareholders listed in the table below, are entitled to one vote for each share of Company common stock held.
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class(1)
George Economou(2)	72,421,515	83.4%
Executive Officers, Key Employees and Directors as a Group	72,421,515	83.4%

(1)
Based on 86,886,627 shares of Company common stock outstanding as of September 9, 2019.

(2)
Mr. Economou may be deemed to beneficially own shares of the Company common stock through SPII. The business address for SPII Holdings Inc. is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta. The correspondence address of Mr. Economou is c/o DryShips Management Services Inc., 80 Kifisias Avenue, GR 151 25 Marousi, Athens, Greece.

Security Ownership of the Buyer Group
SPII’s ownership of Company common stock is set forth above under “—Security Ownership of Certain Beneficial Owners.” As of the date hereof, Merger Sub owns no shares of Company common stock.
Transactions in Common Stock
Transactions During the Past 60 Days
Other than the merger agreement and agreements entered into in connection therewith, the Company, SPII, Merger Sub and their respective affiliates, have not conducted any transactions with respect to Company common stock during the past 60 days.
Transactions in Company Common Stock by the Company During the Past Two Years
On February 6, 2018, the Company Board approved a stock repurchase program, under which the Company could repurchase up to $50.0 million of its outstanding shares of Company common stock for a period of 12 months, which is referred to in this proxy statement as the “Repurchase Program.” On October 5, 2018, the Company completed in full its Repurchase Program. Under the Repurchase Program, the Company repurchased a total of 10,864,227 shares of Company common stock for an aggregate amount of  $50.2 million including fees. The price per share of shares repurchased by the Company in the Repurchase Program ranged from $3.47 to $6.17.
On October 29, 2018, the Company Board authorized a new stock repurchase program, under which the Company could repurchase up to $50.0 million of its outstanding shares of Company common stock for a period of 12 months, which is referred to in this proxy statement as the “New Repurchase Program.” As of September 9, 2019, the Company repurchased a total of 6,523,854 shares of Company common stock under the New Repurchase Program for an aggregate amount of  $37.3 million including fees. The price per share of shares repurchased by the Company in the New Repurchase Program ranged from $5.25 to $6.42.

As of September 9, 2019, the Company has repurchased a total of 17,388,081 shares of Company common stock for a gross consideration of  $87.5 million including fees, pursuant to both of its repurchase programs.
The following table sets forth information regarding purchases of Company common stock by the Company during the past two years.
(U.S. dollars in thousands except per share data) Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs
Jan 1 to Jan 31, 2018	—	$—	—	$—
Feb 1 to Feb 28, 2018	—	$—	—	$50,000
March 1 to March 31, 2018	2,816,445	$3.94	2,816,445	$38,774
April 1 to April 30, 2018	—	$—	—	$38,774
May 1 to May 31, 2018	1,430,466	$3.94	1,430,466	$33,139
June 1 to June 30, 2018	1,318,881	$4.59	1,318,881	$26,969
July 1 to July 31, 2018	200	$5.24	200	$26,968
Aug 1 to Aug 31, 2018	2,215,712	$4.84	2,215,712	$16,277
Sep 1 to Sep 30, 2018	2,586,244	$5.08	2,586,244	$2,994
Oct 1 to Oct 5, 2018	496,279	$6.02	496,279	$—
Oct 6 to Oct 31, 2018	190,000	$5.83	190,000	$48,892
Nov 1 to Nov 30, 2018	3,506,953	$5.72	3,506,953	$28,922
Dec 1 to Dec 31, 2018	2,481,500	$5.61	2,481,500	$14,962
Jan 1 to Jan 31, 2019	345,401	$6.12	345,401	$12,850
Transactions in Company Common Stock by the Buyer Group During the Past Two Years
There were no purchases or acquisitions of Company common stock during the past two years by Merger Sub.
On August 11, 2017, SPII, Sierra, Sifnos Shareholders Inc., or “Sifnos,” and Mountain Investments Inc., or “Mountain,” entered into a term sheet with the Company to purchase $100.0 million of the Company common stock at $2.75 per share, such transaction referred to in this proxy statement as the “Private Placement.” The Private Placement closed on August 29, 2017, when the Company issued 12,000,000, 9,818,182, and 14,545,454 shares of Company common stock to SPII, Sierra and Mountain, respectively, as consideration for: (i) 100% of the issued and outstanding equity interests of Shipping Pool Investors Inc., which directly holds a 49% interest in Heidmar Holdings LLC, a global tanker pool operator, from SPII; (ii) the termination of the participation rights set forth in the Deed of Participation dated May 23, 2017 issued by the Company providing certain participation rights to Mountain; (iii) forfeiture by Sifnos, an entity affiliated with Mr. Economou, of all outstanding shares of Series D Preferred Stock (which carry 100,000 votes per share) of the Company that Sifnos held prior to the closing of the Private Placement; and (iv) the reduction in principal outstanding balance by $27.0 million of the Company’s unsecured credit facility, as amended, with Sierra under which the Company is the borrower. The Company did not receive any cash proceeds from the Private Placement.
On August 29, 2017, SPII, Sierra, Sifnos and Mountain entered into a private placement purchase agreement with the Company in order to memorialize the terms of the Private Placement. In connection with the rights offering, on August 29, 2017 the Company entered into a backstop agreement with Sierra to purchase from the Company, at $2.75 per share, the number of shares of common stock offered in the rights offering that would not be issued to existing shareholders if these shareholders did not exercise their rights in the rights offering. On October 4, 2017, upon the closing of the rights offering, 36,057,876 common shares were issued to Sierra, representing the number of common shares not issued pursuant to the full exercise of rights from existing shareholders. See “Additional Information Regarding Buyer Group—Prior Public Offerings.” The ownership of Mountain, Sierra and SPII described above, was subsequently consolidated into SPII at a later date.

ADDITIONAL INFORMATION REGARDING THE BUYER GROUP
Information Regarding the Buyer Group
SPII is a Marshall Islands corporation, and its principal business address is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). The principal business of SPII is acting as an investment holding company. SPII is a wholly owned subsidiary of Prime Cap Investments Inc., an investment holding company organized under the laws of the Cayman Islands. Prime Cap Investments Inc. is wholly owned by Prime Cap Holdings Inc., a holding company organized under the laws of the Cayman Islands. The principal business address of each of Prime Cap Investments Inc. and Prime Cap Holdings Inc. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Prime Cap Holdings Inc. is wholly owned by Mr. Economou and, accordingly, Mr. Economou may be deemed to beneficially own SPII.
Merger Sub is a Marshall Islands corporation, and its principal business address is c/o Mare Services Limited, 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). Merger Sub is a wholly owned subsidiary of SPII and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.
For additional information regarding Mr. Economou, see “Additional Information Regarding the Company—Information Regarding the Company’s Directors and Executive Officers” above.
Directors and Executive Officers
The director of each of SPII and Merger Sub is Mare Services Limited. The officers of each of SPII and Merger Sub are Mare Services Limited and Dr. Adriano Cefai. Mare Services Limited is a Maltese corporation, and its principal business address is 5/1 Merchants Street, Valletta VLT, 1171, Malta (telephone: +35621222097). Mare Services Limited is registered to act as company service provider. Dr. Adriano Cefai, a citizen of Malta, is an attorney at law and the Secretary and a Director of Mare Services Limited, and his principal business address is 5/1 Merchants Street, Valletta VLT, 1171, Malta.
The directors of each of Prime Cap Investments Inc. and Prime Cap Holdings Inc. are Mr. Antonios Kandylidis and Mr. Alexandros Gkotsopoulos. For additional information regarding Mr. Kandylidis, see “Additional Information Regarding the Company—Information Regarding the Company’s Directors and Executive Officers” above. Mr. Kandylidis is also a Director of Prime Cap SAM. Mr. Gkotsopoulos, a Greek citizen, is Managing Director of Prime Cap SAM. The secretary of each of Prime Cap Investments Inc. and Prime Cap Holdings Inc. is Ms. Jane Johansen. Ms. Johansen, a citizen of Denmark, is Administrative Director of Prime Cap SAM. The principal business address of Mr. Kandylidis, Mr. Gkotsopoulos and Ms. Johansen is c/o Prime Cap SAM, Villa Medicis, 4 Avenue de la Costa, 98000 Monaco.
During the last five years none of SPII, Merger Sub, Prime Cap Investments Inc. or Prime Cap Holdings Inc., or the respective directors or officers of SPII, Merger Sub, Prime Cap Investments Inc. or Prime Cap Holdings Inc., has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and special reports and other information with the SEC. The information we file or furnish is available free of charge on the SEC’s website at http://www.sec.gov.
You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at www.dryships.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.
Because the merger is a “going private” transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, including this proxy statement, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.
Statements contained in this proxy statement regarding the contents of any contract or other document are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The audited financial statements of the Company for the two years ended December 31, 2017 and 2018 are incorporated herein by reference to the Company’s Form 20-F for the year ended December 31, 2018, filed on March 1, 2019. The unaudited consolidated financial statements of the Company for the three-month period ended March 31, 2019 is incorporated herein by reference to the Company’s report on Form 6-K furnished to the SEC on May 15, 2019. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.
We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.
If you have any questions or need assistance voting your shares of Company common stock, please call Okapi Partners LLC, the Company’s proxy solicitor in connection with the special meeting, toll-free at 1-877-274-8654 or +1-212-297-0720 outside the United States or by e-mail at info@okapipartners.com.
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.
THIS PROXY STATEMENT IS DATED SEPTEMBER 9, 2019. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

SPII HOLDINGS INC.,

SILEO ACQUISITIONS INC.,

and

DRYSHIPS INC.

Dated as of August 18, 2019

A-i

A-ii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of August 18, 2019, by and among SPII Holdings Inc., a corporation organized under the laws of the Republic of the Marshall Islands (“Parent”), Sileo Acquisitions Inc., a corporation organized under the laws of the Republic of the Marshall Islands and a wholly owned Subsidiary of Parent (“Merger Sub”), and DryShips Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”). Capitalized terms used in this Agreement have the meanings set forth in Article I.
WHEREAS, Parent, Merger Sub, and the Company intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a Subsidiary of Parent as a result of the Merger;
WHEREAS, on June 12, 2019, Parent delivered to the Company Board a letter setting forth a non-binding offer by Parent to acquire the outstanding shares of Common Stock not held by Parent and its Affiliates (the “Proposed Transaction”) and indicating that Parent would not proceed with the Proposed Transaction unless approved by a special committee of independent directors of the Company;
WHEREAS, the Company Board thereafter (x) established the Special Committee and vested the Special Committee with the full and exclusive power and authority of the Company Board to, among other things, (i) consider, review and evaluate and, if the Special Committee deemed it appropriate, to negotiate the terms and conditions of the Proposed Transaction and (ii) retain advisors to assist the Special Committee in relation to the Proposed Transaction; and (y) the Company Board resolved not to approve or recommend the Proposed Transaction without the prior favorable recommendation of the Special Committee;
WHEREAS, the Special Committee, though its advisors, negotiated with Parent the terms and conditions of this Agreement and the Transactions;
WHEREAS, the Special Committee unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Common Stock (other than Parent and its Affiliates); (ii) declared advisable this Agreement and the Transactions, including the Merger; (iii) recommended to the Company Board that it approve and adopt this Agreement and the Transactions, including the Merger; and (iv) resolved, subject to the Company Board approving and adopting this Agreement and the Transactions, including the Merger, and the terms of this Agreement, to recommend that the stockholders of the Company vote to approve and authorize this Agreement and the Transactions, including the Merger;
WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Common Stock (other than Parent and its Affiliates); (ii) approved, adopted, and declared advisable this Agreement and the Transactions, including the Merger; (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the stockholders for approval and authorization at the Company Stockholders’ Meeting; and (iv) resolved, subject to the terms of this Agreement, to recommend that the stockholders of the Company vote to approve and authorize this Agreement and the Transactions, including the Merger; and
WHEREAS, (i) the board of directors of each of Parent and Merger Sub approved and declared advisable this Agreement and the Transactions, including the Merger, and the execution, delivery, and performance by Parent and Merger Sub, as the case may be, of this Agreement and the consummation of the Transactions, including the Merger, and (ii) simultaneously with the execution and delivery of this Agreement Parent, as the sole stockholder of Merger Sub, is executing a written consent approving and authorizing this Agreement and the Transactions, including the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub, and the Company hereby agree as follows:
ARTICLE I

DEFINED TERMS
Section 1.01 Certain Defined Terms.   For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a written confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03, which agreement contains a customary “standstill” and other additional provisions that expressly permit the Company to comply with the terms of Section 7.03.
“Acquisition Proposal” means any offer, proposal, or indication of interest by a third party relating to any transaction or series of transactions involving (a) any acquisition or purchase, direct or indirect, of 5% or more of the consolidated assets of the Company and its Subsidiaries, assets of the Company and/or any of its Subsidiaries that represented, individually or in the aggregate, 5% or more of the consolidated net income or revenues of the Company for the then most recently completed four quarter period, or 5% or more of any class of equity or voting securities of the Company or any one or more of its Subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 5% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 5% or more of any class of equity or voting securities of the Company or any one or more of its Subsidiaries whose assets (or net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 5% or more of the consolidated assets (or of the consolidated net income or revenues for the most recently completed four quarter period) of the Company, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, extraordinary dividend, dissolution, or other similar transaction involving the Company or any of its Subsidiaries whose assets (or whose net income or revenues for the then most recently completed four quarter period), individually or in the aggregate, constitute (or represented) 5% or more of the consolidated assets (or of the consolidated net income or revenues for the then most recently completed four quarter period) of the Company.
“Action” means any litigation, suit, claim, action, proceeding, or investigation.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that with respect to each of Parent and Merger Sub, “Affiliate” shall not include the Company or any of its Subsidiaries.
“Applicable Law” means, with respect to any Person, any Law that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.
“beneficial owner”, with respect to any shares of Common Stock, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.
“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York.
“Code” means United States Internal Revenue Code of 1986.
“Common Stock” means shares of common stock, $0.01 par value, of the Company.
“Company Board” means the board of directors of the Company.
“Company Charter Documents” means the articles of incorporation and bylaws of the Company.

“Company Securities” means (i) shares of capital stock of or other voting securities of or ownership interests in the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company.
“Company Material Adverse Effect” means any event, circumstance, or effect that materially impairs the ability of the Company to perform its obligations under this Agreement, or materially delays the consummation of the Transactions.
“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider approval and adoption of this Agreement and the Transactions, including the Merger.
“Contract” means any material contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease, license, sales or purchase order, warranty, commitment or other legally binding arrangement or understanding of any kind, whether written or oral.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by Contract, or otherwise.
“End Date” means the date that is four months from the date of this Agreement.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Governmental Authority” means any entity or body exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to United States federal, state, or local government or other non-United States (including the Republic of the Marshall Islands and Greece), international, multinational, or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official, or other regulatory, administrative, or judicial authority thereof and any self-regulatory organization.
“Law” means any federal, state, local, national, foreign, or administrative law (including common law), or statute, ordinance, regulation, rule, code, or other similar legislation, enacted, adopted, promulgated, or applied by a Governmental Authority of competent jurisdiction.
“Liens” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, or other adverse claim or encumbrance of any kind in respect of such property or asset.
“MIBCA” means the Marshall Islands Business Corporations Act.
“NASDAQ” means The NASDAQ Stock Market LLC.
“Order” means any award, injunction, judgment, decree, order, ruling, subpoena, or verdict or other decision issued, promulgated, or entered by or with any Governmental Authority of competent jurisdiction.
“Parent Material Adverse Effect” means any event, circumstance, or effect that (a) materially impairs the ability of Parent or Merger Sub to perform its obligations under this Agreement, or (b) materially delays the consummation of the Transactions.
“Per Share Merger Consideration” means an amount in cash equal to US$5.25, without interest.
“Person” means an individual, corporation, partnership, limited liability company, a trust, an unincorporated association, or other entity or organization, including a Governmental Authority.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents, and other representatives.
“Required MIBCA Shareholder Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.
“SEC” means the United States Securities and Exchange Commission.
“Special Committee” means a committee of the Company Board consisting solely of three members of the Company Board that are not affiliated with Parent or any of its Affiliates and are not members of the Company’s management.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.
“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal (provided, that, for the purposes of this definition, references to “5%” in the definition of Acquisition Proposal shall be deemed replaced with references to “50%”) that (a) is not subject to any financing condition and for which financing has been fully committed or is on hand or the Special Committee determines in good faith after considering the advice of its financial advisor of nationally recognized reputation is reasonably capable of being fully financed, (b) the Special Committee determines in good faith, by a majority vote, after considering the advice of its outside counsel and its financial advisor of nationally recognized reputation, is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the proposal and the identity of the Person making the Acquisition Proposal, and (c) the Special Committee determines in good faith, by a majority vote, after considering the advice of its financial advisor of nationally recognized reputation, would result in a transaction more favorable, from a financial point of view to the Company’s stockholders (other than Parent and its Affiliates) than the Merger provided under this Agreement (after taking into account any amendment to this Agreement or increase in the consideration proposed by Parent).
“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or not and including any obligations (i) arising as a result of being a member of a combined, consolidated, unitary, or similar group of companies, or (ii) to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, election, disclosure, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.

Section 1.02 Index of All Defined Terms.   The following terms have the meanings set forth on the following pages of this Agreement:
Acceptable Confidentiality Agreement	5
Acquisition Proposal	5
Action	6
Adverse Recommendation Change	24
Affiliate	6
Agreement	4
Applicable Law	6
Article of Merger	10
beneficial owner	6
Business Day	6
Certificates	12
Closing	10
Closing Date	10
Code	6
Common Stock	6
Company	4
Company Board	6
Company Board Recommendation	15
Company Charter Documents	6
Company Disclosure Documents	16
Company Material Adverse Effect	6
Company Securities	6
Company Stockholders’ Meeting	7
Contract	7
control	7
D&O Insurance	28
Effective Time	11
End Date	7
Exchange Act	7
Exchange Agent	12
Exchange Fund	12
Governmental Authority	7
Indemnified Person	27
Intervening Event	25
Law	7
Liens	7
Merger	4
Merger Sub	4
MIBCA	7
NASDAQ	7
Order	7
Parent	4
Parent Material Adverse Effect	7
Per Share Merger Consideration	7
Person	8
Proposed Transaction	4
Proxy Statement	22
Record Date	23
Representatives	8
Required MIBCA Shareholder Vote	8
Schedule 13E-3	22
SEC	8
Special Committee	8
Special Committee Recommendation	15
Subsidiaries	8
Subsidiary	8
Superior Proposal	8
Surviving Corporation	10
Tax	8
Tax Return	9
Taxes	8
Transactions	9
Uncertificated Shares	1.7(h)

Section 1.03 Interpretation; Headings   For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, (a) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires, (b) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning, (c) the terms “hereof”, “herein”, “hereunder”, “hereby”, and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit, or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit, or Schedule to this Agreement, (e) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions, (f) the descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement, (g) the word “include”, “includes”, or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified, (h) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors, and permitted assigns, (i) a reference to any Law means such Law as amended, modified, codified, replaced, or reenacted, and all rules and regulations promulgated thereunder, (j) all accounting terms used and not defined herein have the respective meanings given to them under GAAP, (k) any references in this Agreement to “dollars” or “$” shall be to United States dollars, (l) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day and (m) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if.”.
ARTICLE II

THE MERGER
Section 2.01 The Merger   At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the MIBCA, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub will thereupon cease and the Company will continue its corporate existence under the MIBCA as the surviving corporation in the Merger (the “Surviving Corporation”).
Section 2.02 Closing.   The consummation of the Merger (the “Closing”) shall take place on the date that is two Business Days after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless the parties otherwise agree in writing. The Closing shall take place by electronic exchange of documents, which shall have the same effect as a live Closing, unless the parties otherwise agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date”.
Section 2.03 Effective Time.   At the Closing, the Company and Merger Sub shall cause to be filed duly executed articles of merger (the “Articles of Merger”) with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands and make all other filings or recordings required by the MIBCA in connection with the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Registrar or Deputy Registrar of Corporations of the Republic of the Marshall Islands (or at such later time as may be mutually agreed upon by Parent, Merger Sub, and the Company and specified in the Articles of Merger in accordance with the MIBCA). The time the Merger becomes effective is referred to as the “Effective Time”.
Section 2.04 Effect of the Merger.   The Merger will have the effects set forth in this Agreement and in the MIBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, immunities, powers, and purposes of the Company and Merger Sub shall vest in the Surviving Corporation and all liabilities, obligations, and penalties of the Company and Merger Sub shall become the debts, obligations, liabilities, restrictions, and duties of the Surviving Corporation.
Section 2.05 Articles of Incorporation; Bylaws.
i)
Subject to Section 7.05(b), at the Effective Time, by virtue of the Merger, the articles of incorporation of the Company shall be amended and restated so as to read in its entirety as the articles of incorporation of Merger Sub, and such articles of incorporation as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with such articles of incorporation and Applicable Law.

ii)
Subject to Section 7.05(b), the Company Board shall take such action as is necessary so that, the bylaws of the Company shall be amended and restated as of the Effective Time so as to read in their entirety as the bylaws of merger sub and such bylaws as so amended and restated shall be the bylaws of the Surviving Corporation until amended in accordance with the articles of incorporation and bylaws of the Surviving Corporation Applicable Law.
Section 2.06 Directors.   At the Effective Time, the directors of Surviving Corporation shall be such persons as shall be designated by Parent prior to the Effective Time.
Section 2.07 Officers.   The Company Board shall take such action as is necessary so that, at the Effective Time, the officers of Surviving Corporation shall be such persons as shall be designated by Parent prior to the Effective Time.
ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT ENTITIES;
EXCHANGE OF CERTIFICATES
Section 3.01 Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or the holder of any shares of Common Stock or shares of common stock of Merger Sub:
i)
Except as otherwise provided in Section 3.01(b) or Section 3.01(c), each share of Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company, or the holder thereof, be converted into the right to receive the Per Share Merger Consideration, less any applicable withholding Taxes. Upon the Effective Time, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share Merger Consideration.

ii)
Each share of Common Stock held by the Company as treasury stock immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

iii)
Each share of Common Stock held by Parent or any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

iv)
Each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one common share of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

v)
Certain Adjustments.   Notwithstanding any provision of this Article III, if between the date of this Agreement and the Effective Time the outstanding shares of Common Stock shall have been changed into a different number of shares or a different class, solely by reason of any share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, or exchange of shares or any other similar transaction, the Per Share Merger Consideration shall be appropriately adjusted to reflect such share dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, or exchange of shares or any other similar transaction and to provide to the holders of shares of Common Stock the same economic effect as contemplated by this Agreement prior to such action.

vi)
No Dissenters’ Rights.   No dissenters’ or appraisal rights shall be available with respect to the Merger or the other Transactions.

Section 3.02 Surrender and Payment.
i)
Prior to the Effective Time, Parent shall appoint a bank or trust company or similar entity reasonably acceptable to the Company which is authorized to exercise corporate trust or stock powers to act as Exchange Agent in the Merger (the “Exchange Agent”) for the purpose of exchanging the Per Share Merger Consideration for (i) a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Common Stock (the “Certificates”) or (ii) non-certificated shares of Common Stock represented by book-entry (the “Uncertificated

Shares”). Parent shall deliver to the Exchange Agent for the benefit of the holders of shares of Common Stock for exchange in accordance with this Article III the appropriate amount of cash payable pursuant to Section 3.01 (such cash, the “Exchange Fund”), in exchange for outstanding shares of Common Stock.
ii)
As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of Certificates or Uncertificated Shares whose shares of Common Stock were converted into the right to receive the Per Share Merger Consideration, pursuant to Section 3.01 (i) a letter of transmittal which shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify (including with respect to Certificates that delivery shall be effected and risk of loss and title to the Certificates shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent) and), and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and Uncertificated Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check or immediately available funds representing the cash consideration to which such holder may be entitled, and the Certificate so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Uncertificated Shares shall be entitled to receive in exchange therefor a check or immediately available funds representing the cash consideration to which such holder may be entitled, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate or Uncertificated Share shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.02, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right of the holder thereof to receive upon such surrender the Per Share Merger Consideration to which such holder is entitled as contemplated by this Section 3.02.

iii)
No dividends or other distributions declared or made after the Effective Time with respect to shares of Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Uncertificated Share with respect to the shares of Common Stock represented thereby, if any, and no cash payment shall be paid to any such holder, until the holder of record of such Certificate or Uncertificated Share shall surrender such Certificate or transfer such Uncertificated Share, as applicable.

iv)
All cash delivered upon the surrender for exchange of shares of Common Stock in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Common Stock.

v)
After the Effective Time, there shall be no further registration of transfers of shares of Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth in, this Article III, except as otherwise required by Applicable Law.

vi)
Any portion of the cash comprising the Exchange Fund made available to the Exchange Agent pursuant to Section 3.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Common Stock six months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such shares of Common Stock for the Per Share Merger Consideration in accordance with this Section 3.02 prior to that time shall thereafter look only to Parent for payment of the Per Share Merger Consideration in respect of such shares of Common Stock without any interest thereon.

vii)
Neither Parent nor the Company shall be liable to any holder of shares of Common Stock for cash from the Exchange Fund delivered to a public official pursuant to and as required by any applicable abandoned property, escheat, or similar Law.

viii)
The Exchange Agent shall invest any cash in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

ix)
Withholding Rights.   Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation, and Parent shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any provision of applicable state, local, or foreign Law and shall timely pay such withholding amount to the appropriate Governmental Authority. If the Exchange Agent, the Surviving Corporation, or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which the Exchange Agent, the Surviving Corporation, or Parent, as the case may be, made such deduction and withholding.

x)
Lost Certificates.   If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed (in form and substance reasonably satisfactory to the Surviving Corporation) and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it or the Exchange Agent, as the case may be, with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen, or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the shares of Common Stock represented by such Certificate, as contemplated by this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in any report, schedule, form, or document filed with, or furnished to, the SEC by the Company and publicly available on or after January 1, 2018 (other than any risk factor disclosure or forward-looking statements disclosing potential adverse future developments included in such reports, schedules, forms, or documents), the Company represents and warrants to Parent and Merger Sub that:
Section 4.01 Organization.   The Company is a corporation duly organized, validly existing, and in good standing under the Laws of the Republic of the Marshall Islands.
Section 4.02 Authorization.
i)
The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for the approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The Required MIBCA Shareholder Vote is the only vote of the holders of any of the Company’s capital stock necessary to approve the Merger under the Company Charter Documents, the MIBCA, any other Applicable Law or the terms of this Agreement. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

ii)
At a meeting duly called and held, the Special Committee unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Common Stock (other than Parent and its Affiliates); (ii) declared advisable this Agreement and the Transactions, including the Merger; (iii) recommended to the Company Board that it approve and adopt this Agreement and the Transactions, including the Merger; (iv) resolved, subject to the Company Board approving and adopting this Agreement and the Transactions, including the Merger, and the terms of this Agreement, to recommend that the stockholders of the Company vote to approve and authorize this Agreement and the Transactions, including the Merger (such recommendation, the “Special Committee Recommendation”), which resolutions have not been subsequently rescinded, modified, or amended in any respect except to the extent occurring after the date of this Agreement (subject to Section 7.03). At a meeting duly called and held, the Company Board, acting upon the unanimous recommendation of the Special Committee, unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the holders of Common Stock (other than Parent and its Affiliates); (ii) approved, adopted, and declared advisable this Agreement and the Transactions, including the Merger; (iii) directed that this Agreement and the Transactions, including the Merger, be submitted to the stockholders for approval and authorization at the Company Stockholders’ Meeting; and (iv) resolved, subject to the terms of this Agreement, to recommend that the stockholders of the Company vote to approve and authorize this Agreement and the Transactions, including the Merger (such recommendation, the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified, or amended in any respect except to the extent occurring after the date of this Agreement (subject to Section 7.03).
iii)
The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and recordation of appropriate merger or other documents as required by the MIBCA and by relevant authorities of other jurisdictions in which the Company is qualified to do business (including the Articles of Merger), (ii) compliance with any applicable requirements of the Exchange Act or any other applicable United States state or federal securities laws and the rules and requirements of NASDAQ (including the filing of the Schedule 13E-3 (and the Proxy Statement included therein), and the filing of one or more amendments to the Schedule 13E-3 (and the Proxy Statement included therein) to respond to comments of the SEC, if any, on such documents), and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Non-Contravention.   The execution, delivery, and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) violate any provision of the articles of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.02(c), contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, except in the case of clause (b) to the extent that any such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.04 Required SEC Filings.   Each document required to be filed by the Company with the SEC or distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 13E-3 (and the Proxy Statement included therein), to be filed or furnished with the SEC or distributed or otherwise disseminated to the Company stockholders in connection with the Merger, and any amendments or supplements thereto (the “Company Disclosure Documents”), when filed, furnished, distributed, or disseminated, as applicable, (a) will comply as to form in all material respects with the requirements of Applicable Law, including the Exchange Act, to the extent applicable, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by the Company to such portions of the Company Disclosure Documents that relate expressly to Parent or Merger Sub for inclusion or incorporation by reference therein.
Section 4.05 Opinion of Financial Advisor.   The Special Committee has received the oral opinion of Evercore Group L.L.C. financial advisor to the Special Committee, which opinion will be confirmed by delivery of a written opinion, to the effect that, as of the date of the written opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore Group L.L.C.’s written opinion, the Per Share Merger Consideration to be received by holders of the Common Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent, Merger Sub or any of their respective Affiliates).

Section 4.06 Brokers.   Except for Evercore Group L.L.C., neither the Company nor any of its Subsidiaries has any liability to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or the Transactions by reason of any action taken or resolution adopted by the Special Committee. The Special Committee has furnished to Parent a true, correct, and complete copy of the engagement letter entered into with Evercore Group L.L.C., and there have been no amendments or revisions to such engagement letter approved or entered into by the Special Committee.
Section 4.07 Takeover Statute.   The Company has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination”, or other anti-takeover laws and regulations of any Governmental Authority, under the MIBCA, or contained in the Company Charter Documents. The Company is not a party to any stockholder rights plan or “poison pill” agreement.
Section 4.08 No Additional Representations.   Except for the representations and warranties contained in this Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts, or other material made available to Parent or Merger Sub in any form in expectation of, or in connection with, the Transactions.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as disclosed in the Schedule 13D and any amendments thereto filed with the SEC by Parent with respect to the Common Stock and publicly available on or after January 1, 2018 (other than any risk factor disclosure or forward-looking statements disclosing potential adverse future developments included in such reports, schedules, forms or documents), Parent and Merger Sub, jointly and severally, represent and warrant to the Company that:
Section 5.01 Organization; Merger Sub.
i)
Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of the Republic of the Marshall Islands.

ii)
Capitalization of Merger Sub.   The authorized capital stock of Merger Sub consists solely of 500 registered shares, par value $20.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, free and clear of all Liens. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities, or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 5.02 Authorization.
i)
The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate powers of Parent and Merger Sub and have been duly authorized by all necessary corporate action of Parent and Merger Sub. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

ii)
The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing and recordation of appropriate merger or other documents as required by the MIBCA and by relevant authorities of other jurisdictions in which Parent and Merger Sub are qualified to do business (including the Articles of Merger), (ii) compliance with any applicable requirements of the Exchange Act any other applicable United States state or federal securities laws and the rules and requirements of NASDAQ (including the joining with the Company in the filing of the Schedule 13E-3 and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents), and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.03 Non-Contravention.   The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions do not and will not (a) violate any provision of the articles of incorporation or bylaws of Parent and Merger Sub, (b) assuming compliance with the matters referred to in Section 5.02(b), contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, or (c) assuming compliance with the matters referred to in Section 5.02(b), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration, or other change of any right or obligation or the loss of any benefit of Parent, Merger Sub, or any other Parent Subsidiaries under any provision of any agreement or other Contract binding upon Parent, Merger Sub, or any other Parent Subsidiaries or any authorization by a Governmental Authority of Parent, Merger Sub, or any other Parent Subsidiaries, except in the case of clauses (b) and (c) to the extent that any such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.04 Litigation.   As of the date of this Agreement, there are no civil, criminal, or administrative actions, suits, claims, hearings, investigations, or proceedings pending or, to the knowledge of Parent, threatened against any of Parent or Merger Sub or any of their Affiliates that seek to enjoin any of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
Section 5.05 Required SEC Filings.   Each document required to be filed by Parent or Merger Sub with the SEC or distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions, including the Schedule 13E-3, to be filed or furnished with the SEC or distributed or otherwise disseminated to the Company stockholders in connection with the Merger, and any amendments or supplements thereto, when filed, furnished, distributed, or disseminated, as applicable, (a) will comply as to form in all material respects with the requirements of Applicable Law, including the Exchange Act, to the extent applicable, and (b) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 5.06 Available Funds.   Parent and Merger Sub currently have available to them all funds necessary for the payment to the Exchange Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.
Section 5.07 HSR Approval; Antitrust laws.   No approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other foreign antitrust or competition Laws are required in order for Parent and Merger Sub to enter into this Agreement and consummate the Merger and the other Transactions contemplated by this Agreement.
Section 5.08 Brokers.   None of Parent, Merger Sub, or any other Parent Subsidiaries has any liability to pay any fees or commissions to any broker, finder, or agent with respect to this Agreement or the Transactions.
Section 5.09 No Additional Representations; Non-Reliance.   Except for the representations and warranties contained in this Article V, the Company acknowledges that neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or any of its respective Subsidiaries or with respect to any other information provided to the Company in connection with the Transactions. Neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts, or other material made available to the Company in any form in expectation of, or in connection with, the Transactions.
ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.01 Conduct of Business by the Company Pending the Merger.
i)
Except as expressly contemplated or permitted by this Agreement or except as required by Applicable Law, from the date of this Agreement until the Effective Time, the Company Board shall not authorize or direct the Company or any of its Subsidiaries to do any of the following, in each case without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(1)
amend its articles of incorporation, bylaws, or other comparable charter or organizational documents (whether by merger, consolidation, or otherwise);

(2)
(A) declare, set aside, or pay any dividends on, or make any other distributions (whether in cash, stock, property, or otherwise) in respect of, any Company Securities or equity securities of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine, or reclassify any Company Securities or equity securities of its Subsidiaries, (C) issue or authorize the issuance of any other equity securities in respect of, in lieu of or in substitution for, any Company Securities or equity securities of its Subsidiaries (D) purchase, redeem, or otherwise acquire any Company Securities or equity securities of its Subsidiaries, or (E) amend, modify, or change of any term of, or material default under, any indebtedness of the Company or any of its Subsidiaries;

(3)
(A) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or equity securities of its Subsidiaries, or (B) amend any term of any Company Securities or any equity securities of its Subsidiaries (in each case, whether by merger, consolidation, or otherwise);

(4)
incur more than US$1,000,000 of capital expenditures, in the aggregate;

(5)
acquire or commit to acquire (A) all or any substantial portion of a business or Person or division thereof  (whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (B) any assets or properties involving a price in excess of US$500,000 individually or US$1,000,000 in the aggregate;

(6)
enter into or materially amend, modify, extend, or terminate any Contract or any Contract with a related party;

(7)
sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of, any of its assets or properties except (A) sales of used equipment in the ordinary course of business consistent with past practice, (B) Liens incurred in the ordinary course of business consistent with past practice;

(8)
directly or indirectly (A) purchase any vessel or enter into any Contract for the purchase of any vessel, or (B) sell or otherwise dispose of any vessel or enter into any contract for the sale or disposal of any vessel;

(9)
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries, or enter into any agreement with respect to the voting of its capital stock or other securities held by the Company or any of its Subsidiaries;

(10)
(A) grant to any current or former director, officer, employee, or consultant of the Company or any of its Subsidiaries any increase or enhancement in compensation, bonus, or other benefits, (B) grant to any current or former director, executive officer, or employee of the Company or any of its Subsidiaries any severance, change in control, retention, or termination pay or benefits, or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under Applicable Law or existing company benefit plans or existing policy, or (C) adopt, enter into or amend or commit to adopt, enter into or amend any Company Benefit Plan except for amendments as required under Applicable Law (subject to approval of Parent, not to be unreasonably withheld) or pursuant to the terms of such plan;

(11)
make any change in any method of accounting principles, method or practices;

(12)
(A) incur or issue any indebtedness, or (B) make any loans, advances, or capital contributions to, or investments in, any other Person, other than to the Company or any of its Subsidiaries;

(13)
change any method of Tax accounting, make or change any material Tax election, file any material amended return, settle or compromise any material Tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of material Taxes, enter into any closing agreement with respect to any material Tax, surrender any right to claim a material Tax refund, offset or otherwise reduce Tax liability, or take into account on any Tax Return required to be filed prior to the Closing any adjustment or benefit arising from the Transactions;

(14)
institute, settle, or agree to settle any Action pending or threatened before any arbitrator, court, or other Governmental Authority;

(15)
waive, release, or assign any claims or rights having a value of US$500,000 individually or US$1,000,000 in the aggregate;

(16)
take any action which would, directly or indirectly, restrict or impair the ability of Parent or Merger Sub to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, securities of the Company acquired or controlled or to be acquired or controlled by Parent or Merger Sub; or

(17)
authorize or enter into a Contract or arrangement to take any of the actions described in clauses (i) through (xvi) of this Section.

ii)
Parent shall not take or permit any of its Affiliates (including, for this purpose, the Company or its Subsidiaries) to take any action or omit to take any action that is reasonably likely to (i) result in any of the conditions of the Merger set forth in Article VIII not being satisfied or (ii) prevent the consummation of the Merger.

ARTICLE VII

ADDITIONAL AGREEMENTS
Section 7.01 Preparation of Schedule 13E-3.
i)
As promptly as practicable following the date of this Agreement, Parent, Merger Sub, their Affiliates, and the Company shall prepare and file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the stockholders of the Company (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”) including a proxy statement relating to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger, by the holders of Common Stock (including all exhibits and any amendments or supplements thereto, the “Proxy Statement”). Parent, Merger Sub, and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to promptly provide the other parties and their respective counsels with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3. Each of Parent, Merger Sub, and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given an opportunity to review and comment on the Schedule 13E-3 (and the Proxy Statement included therein) and each supplement, amendment, or response to comments with respect thereto prior to filing with the SEC, and the Company shall consider all additions, deletions, or changes proposed by Parent. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Schedule 13E-3 (and the Proxy Statement included therein), and the resolution of comments from the SEC. If at any time prior to the Effective Time, any information relating to the Company, Parent, Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent, or Merger Sub which should be set forth in an amendment or supplement to the Schedule 13E-3 (and the Proxy Statement included therein), so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the stockholders of the Company to the extent required by Law; provided, however, that no representation, warranty, covenant, or agreement is made by Parent, Merger Sub or the Company with respect to information supplied by the other party for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3, as applicable.
ii)
Upon the filing of the Schedule 13E-3 (and the Proxy Statement included therein), the Company shall comply with Section 7.02 and mail the Proxy Statement and all other proxy materials to the holders of the shares of Common Stock and, if necessary in order to comply with Applicable Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material.

iii)
Notwithstanding the foregoing or anything else herein to the contrary, and subject to compliance with the terms of Section 7.03, solely in connection with any disclosure regarding an Adverse Recommendation Change, the Company shall not be required to provide Parent or Merger Sub (i) the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in) the Proxy Statement or any amendment or supplement thereto, (ii) any comments thereon or requests related thereto or any other filing or correspondence with the SEC or any other Governmental Authority, in each case with respect to such disclosure, or (iii) any notification with respect to any of the foregoing.

Section 7.02 Company Stockholders’ Meeting; Required MIBCA Shareholder Vote.
i)
As soon as reasonably practicable, but no earlier than the 30th calendar day and no later than the 40th calendar day after the date on which the Schedule 13E-3 is filed with the SEC and mailed to the holders of the shares of Common Stock, the Company shall hold the Company Stockholders’ Meeting for the purpose of obtaining the Required MIBCA Shareholder Vote in accordance with the Company Charter Documents and the MIBCA; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Stockholders’ Meeting for up to 30 calendar days (but in any event no later than five Business Days prior to the End Date), (i) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), or (ii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the Special Committee has determined in good faith after consultation with outside counsel is necessary or advisable under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting. Parent may request once that the Company adjourn or postpone the Company Stockholders’ Meeting for up to 30 calendar days (but in any event no later than five Business Days prior to the End Date), in order to allow reasonable additional time for (i) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure, and (ii) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders’ Meeting, in which event the Company shall, in each case, cause the Company Stockholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.
ii)
The Company Board shall establish a record date for purposes of determining stockholders entitled to notice of and vote at the Company Stockholders’ Meeting (the “Record Date”). Once a Record Date is established, the Company shall not change such Record Date or establish a different record date for the Company Stockholders’ Meeting without the prior written consent of Parent, unless required to do so by Applicable Law or the Company Charter Documents. In the event that the date of the Company Stockholders’ Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall implement such adjournment or postponement or other delay in such a way that the Company does not establish a new Record Date for the Company Stockholders’ Meeting, as so adjourned, postponed, or delayed, except as required by Applicable Law or the Company Charter Documents.

iii)
Parent shall cause all shares of Common Stock owned beneficially or of record by it, Merger Sub, or any other Parent Subsidiaries to be voted in favor of the approval and authorization of this Agreement at the Company Stockholders’ Meeting or any postponement or adjournment thereof.

iv)
Prior to the Effective Time, Parent shall not vote any of the shares of Common Stock owned beneficially or of record by it, Merger Sub, or any other Parent Subsidiaries in favor of the removal of any director of the Company or in favor of the election of any director not approved by the Special Committee.

v)
Subject to Section 7.03, the Company Board shall make the Company Board Recommendation and the Special Committee shall make the Special Committee Recommendation. In the event that subsequent to the date of this Agreement, the Special Committee authorizes the Company to terminate this Agreement pursuant to Section 9.01(b) or Section 9.01(c), the Company shall not be required to convene the Company Stockholders’ Meeting and submit this Agreement to the holders of the shares of Common Stock for approval and authorization; provided, that, for the avoidance of doubt, notwithstanding any Adverse Recommendation Change made pursuant to and in accordance with Section 7.03, in the event that this Agreement is not terminated pursuant to and in accordance with Section 9.01(b) or Section 9.01(c), the Company shall be required to convene the Company Stockholders’ Meeting and submit this Agreement to the holders of the shares of Common Stock for approval and authorization. Upon request of Parent, the Company shall use its reasonable best efforts to advise Parent on a daily basis as to the aggregate tally of the proxies received by the Company with respect to the Required MIBCA Shareholder Vote.

Section 7.03 No Solicitation.
i)
General Prohibitions.   Subject to Section 7.03(b) after the date of this Agreement and prior to the earlier of the termination of this Agreement in accordance with Article IX and the Effective Time, the Company Board and the Special Committee shall not, and shall not authorize or direct the Company or any of the Special Committee or the Company’s representatives to, directly or indirectly:

(1)
solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal;

(2)
enter into or participate in any discussions or negotiations with, furnish or afford access to any confidential or non-public information relating to the Company or any of its Subsidiaries to any third party with respect to an Acquisition Proposal (except solely to provide notice of the existence of these provisions);

(3)
fail to make, withdraw, or modify or amend in a manner adverse to Parent the Special Committee Recommendation or the Company Board Recommendation (or recommend an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”);

(4)
grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries;

(5)
approve, endorse, recommend, or enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, or other similar instrument relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement), or

(6)
approve any transaction under Article K of the Company’s articles of incorporation.

ii)
Exceptions.

(1)
At any time prior to (but not at any time after) obtaining the Required MIBCA Shareholder Vote, the Company (at the direction of the Special Committee), directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any third party and its Representatives or financing sources that has made (and not withdrawn) after the date of this Agreement a bona fide, written Acquisition Proposal that (I) did not result from a breach or violation of the provisions of Section 7.03(a), and (II) the Special Committee reasonably believes in good faith, after consulting with its outside legal and financial advisors, would reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such third party or its Representatives or its financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement (a copy of which shall be provided for informational purposes only to Parent) if, in the case of either clause (A) or (B), the Special Committee determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law and the Special Committee shall have provided Parent and Merger Sub one Day’s notice of its intention to take any action discussed in clause (A) or (B); provided, that all such information provided or made available to such third party (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such third party.

(2)
At any time prior to (but not at any time after) obtaining the Required MIBCA Shareholder Vote, in response to a material fact, event, change, development, or set of circumstances (other than an Acquisition Proposal) that was not known or reasonably foreseeable by the Special Committee as of or prior to the date of this Agreement (such material fact, event, change development or set of circumstances, an “Intervening Event”), if the Special Committee reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Intervening Event, the failure of the Special Committee to effect an Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the Special Committee may make an Adverse Recommendation Change; provided, however, that the Special Committee shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 7.03(b)(ii) unless the Special Committee has (A) provided to Parent at least three Business Days’ prior written notice advising Parent that the Special Committee intends to take such action and specifying the facts underlying the Special Committee determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such three Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(3)
At any time prior to (but not at any time after) obtaining the Required MIBCA Shareholder Vote, the Special Committee may, following receipt of and on account of a Superior Proposal, make an Adverse Recommendation Change in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of Section 7.03 and the Special Committee reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Superior Proposal, the failure of the Special Committee to take such action is reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided, however, the Special Committee shall not be entitled to effect an Adverse Recommendation Change in connection with a Superior Proposal unless (A) the Special Committee promptly notifies Parent, in writing, at least three Business Days before making an Adverse Recommendation Change, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that the Company has received an Acquisition Proposal that the Special Committee has determined to be a Superior Proposal and that the Special Committee intends to make an Adverse Recommendation Change, (B) the Special Committee attaches to such notice the most current version of the proposed agreement and the identity of the third party making such Superior Proposal, (C) during such three Business Days period, if requested by Parent, the Special Committee has, and has directed its Representatives to, engaged in negotiations with Parent in good faith to amend this Agreement or increase the Per Share Merger Consideration in such a manner that such Superior Proposal ceases to constitute a Superior Proposal, and (D) following such three Business Days period, the Special Committee shall have determined in good faith, taking into account any changes to this Agreement or increase to the Per Share Merger Consideration made or proposed in writing by Parent and Merger Sub, that such Superior Proposal continues to constitute a Superior Proposal; provided, however that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by the Special Committee and a new two Business Days period before making an Adverse Recommendation Change, and no such Adverse Recommendation Change in connection with such Superior Proposal may be made during any three or two Business Days period, as applicable.
iii)
Required Notices.

(1)
The Company, the Special Committee and the Company Board shall not take any of the actions referred to in Section 7.03(b) unless the Company shall have first complied with the applicable requirements of this Section 7.03(c).

(2)
The Special Committee shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Special Committee (or any of its Representatives) of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the Person making such Acquisition Proposal and its proposed financing sources, and shall keep Parent reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such Acquisition Proposal. The Special Committee shall also notify Parent promptly (but in no event later than 24 hours) after receipt by the Special Committee (or any of its Representatives) of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books, or records of the Company or any of its Subsidiaries by any third party that has informed the Special Committee (or any of its Representatives) that it is considering making, or has made, an Acquisition Proposal.

Section 7.04 Access to Information; Confidentiality.
i)
After the date of this Agreement until the Effective Time and subject to Applicable Law, the Company and Parent shall (i) give each other and their respective counsel, financial advisors, auditors, and other authorized Representatives, upon reasonable notice, reasonable access to the offices, properties, books and records of the Company, the Subsidiaries, Parent, and Merger Sub, as applicable, (ii) furnish to each other and their respective counsel, financial advisors, auditors, and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request, and (iii) instruct the employees, counsel, financial advisors, auditors, and other authorized Representatives of the Company, the Subsidiaries, Parent, and Merger Sub, as applicable, to cooperate with Parent and the Company in the matters described in clauses (i) and (ii) above.

ii)
All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential.

iii)
No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant, or agreement in this Agreement of any party or any condition to the obligations of the parties.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance.   Parent shall, or Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
i)
For six years after the Effective Time, Parent and the Surviving Corporation, jointly and severally, shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) in respect of acts or omissions in their capacities as officers or directors occurring at or prior to the Effective Time to the fullest extent permitted by the MIBCA or any other Applicable Law or provided under the Company Charter Documents in effect on the date of this Agreement.

ii)
For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Company’s articles of incorporation and bylaws (or in such documents of any successor to the business of the Company) regarding elimination of liability of directors, indemnification of officers, directors, and employees, and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

iii)
Prior to the Effective Time, the Company shall at the direction of the Special Committee (subject to the approval of Parent not to be unreasonably withheld or delayed) or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions, and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty, or any matter claimed against a current or former director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions, and limits of liability that are no less favorable in the aggregate than the coverage provided under the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions, and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date of this Agreement; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 150% of the amount per annum the Company paid in its last full fiscal year; and, provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

iv)
If Parent, the Surviving Corporation, or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.

v)
The rights of each Indemnified Person under this Section shall be in addition to any rights such Person may have under the articles of incorporation or bylaws of the Company or any of its Subsidiaries, under the MIBCA, or any other Applicable Law, or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.06 Delisting and Deregistration.   Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable (a) the delisting by the Surviving Corporation of the shares of Common Stock from NASDAQ, and (b) the deregistration of the shares of Common Stock under the Exchange Act, in each case as promptly as practicable after the Effective Time, and in any event no more than 10 days thereafter.
Section 7.07 Public Announcements.   Parent and the Special Committee shall consult with each other before Parent of the Company issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the Transactions and, except in respect of any public statement or press release as may be required by Applicable Law or NASDAQ, neither the Company nor Parent shall issue any such press release or make any such other public statement (including statements to the employees of the Company or Parent, as the case may be, or any of their respective Subsidiaries) or schedule any such press conference or conference call without the consent of Parent and the Special Committee.
Section 7.08 Notification of Certain Matters.   Each of the Special Committee and Parent shall promptly notify the other of:
i)
any notice or other communication it becomes aware of from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

ii)
any notice or other communication it becomes aware of from any Governmental Authority in connection with the Transactions; and

iii)
any actions, suits, claims, investigations, or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement.

Section 7.09 Further Actions.
i)
The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals, or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the Transactions, and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

ii)
Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications, and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations, and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper, or advisable to consummate the Transactions; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by the Company or its Subsidiaries permitted by Section 7.03(b), and (iii) obtaining all consents and authorizations necessary or advisable under or in connection with the company’s credit facilities to permit the consummation of the Transactions and the continued availability of the company’s credit facilities following such consummation, including, without limitation, any consent or waiver by the requisite lenders under the company’s credit facilities in connection with the Merger and the delisting and deregistration of the shares Common Stock.

iii)
At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.10 Takeover Statutes.   If any “control share acquisition,” “fair price,” “moratorium”, or other antitakeover or similar statute or regulation or provision of the articles of incorporation of the Company shall become applicable to the Transactions, each of the Company, Parent, and Merger Sub and the respective members of their boards of directors and the Special Committee shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.
Section 7.11 Resignations.   To the extent requested by Parent in writing at least three Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the independent directors of the Company designated by Parent.
Section 7.12 Litigation.   Each of the Company and Parent shall promptly advise the other of any Action involving the Company or any of its officers or directors, the Special Committee or the Parent or any of its Affiliates, relating to this Agreement or the Transactions and shall keep the other informed and consult with the other regarding the status of such Action on an ongoing basis. The Company and Parent shall cooperate with and give the other the opportunity to consult with respect to the defense or settlement of any such Action, and such settlement shall not be agreed to without the prior written consent of Parent and the Special Committee which consent shall not be unreasonably delayed or withheld.
Section 7.13 Standstill.   Except as otherwise provided by this Agreement, from and after the date hereof until the earlier of  (a) the Effective Time and (b) the termination of this Agreement, Parent, Merger Sub or their respective Affiliates shall not, directly or indirectly, (i) (whether acting alone, as a part of a group or otherwise in concert with others) acquire or enter into any agreement with any third party with respect to the acquisition of, additional Company Securities by Parent, Merger Sub or their respective Affiliates, or (ii) sell (including short sales), transfer, tender, assign or otherwise dispose of  (including by gift) any or all of the Parent’s Company Securities.

ARTICLE VIII

CONDITIONS TO THE MERGER
Section 8.01 Conditions to the Obligations of Each Party.   The respective obligations of each party to effect the Merger are subject to the satisfaction of the following conditions:
i)
Required Shareholder Vote.   The Required MIBCA Shareholder Vote shall have been obtained.

ii)
No Order.   No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting, or otherwise making illegal the consummation of the Merger.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub.   The obligations of the Parent and Merger Sub to effect the Merger is further subject to the satisfaction or waiver by Parent of the following conditions:
i)
Representations and Warranties.

(1)
The representations and warranties of the Company contained in Section 4.01 and Section 4.02 (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time).

(2)
All of the other representations and warranties of the Company contained in Article IV of this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein, except in Section 4.05 and Section 4.06(a)) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

ii)
Agreements and Covenants.   The Company shall have performed in all material respects all of the obligations required to be performed by it under this Agreement on or prior to the Closing Date.

iii)
Officer Certificate.   The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

Section 8.03 Conditions to the Obligations of the Company.   The obligations of the Company to effect the Merger are further subject to the satisfaction or waiver by the Special Committee of the following conditions:
i)
Representations and Warranties.

(1)
The representations and warranties of Parent and Merger Sub contained in Section 5.01 and Section 5.02 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct in all material respects as of such other time).

(2)
All of the other representations and warranties of Parent and Merger Sub contained in Article V of this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made at and as of such time (except to the extent any such representation and warranty by its terms addresses matters only as of another specified time, in which case such representation and warranty will be true and correct as of such other time), except where the failure of such representations and warranties to be so true and correct does not have, and would be not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ii)
Agreements and Covenants.   Each of Parent and Merger Sub shall have performed in all material respects all of the obligations required to be performed by it under this Agreement on or prior to the Closing Date.

iii)
Officer Certificate.   Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a designated director of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

Section 8.04 Frustration of Closing Conditions.   Prior to the End Date, none of the Company, Parent or Merger Sub may rely on the non-satisfaction of any condition set forth in Article VIII to be satisfied if such non-satisfaction was caused by such party’s failure to comply with this Agreement and consummate the Transactions.
ARTICLE IX

TERMINATION, EFFECTS OF TERMINATION
Section 9.01 Termination.   This Agreement may be terminated any time prior to the Effective Time (notwithstanding the receipt of the Required MIBCA Shareholder Vote); provided that (i) a majority vote of the Special Committee shall be necessary for termination by the Company, and (ii) termination by the Company may be effected by the Special Committee:
i)
By mutual written consent of Parent and the Company (upon the approval of the Special Committee).

ii)
By either Parent or the Company if:

(1)
the Effective Time shall not have occurred on or before the End Date; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date; or

(2)
any restraint having the effect set forth in Section 8.01(b) shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, if the issuance of such final, non-appealable restraint; or

(3)
the Required MIBCA Shareholder Vote shall not have been obtained upon a vote held at the Company Stockholders’ Meeting or any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other breach has been a material cause of, or resulted in, the failure of the Required MIBCA Shareholder Vote to be obtained; or.

iii)
By the Company, upon a breach by Parent or Merger Sub of any representation, warranty, covenant, or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied prior to the End Date and such breach would not be curable, or if capable of being cured, has not been cured within the earlier of (i) 30 calendar days of the receipt by Parent of written notice thereof from the Company of such breach, and (ii) any shorter period of time that remains between the date the Company provides written notice of such breach and the End Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if, at the time of such termination, there exists a breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement that would result in the closing conditions set forth in Section 8.02 not being satisfied.

iv)
By Parent:

(1)
upon a breach by the Company of any representation, warranty, covenant, or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied prior to the End Date and such breach would not be curable or, if capable of being cured, has not been cured within the earlier of  (A) 30 calendar days following receipt of written notice by the Company from Parent of such breach, and (B) any shorter period of time that remains between the date Parent provides written notice of such breach and the End Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(i) if, at the time of such termination, there exists a breach of any representation, warranty, covenant, or agreement of Parent or Merger Sub contained in this Agreement that would result in the closing conditions set forth in Section 8.03 not being satisfied;

(2)
if the Special Committee shall have effected an Adverse Recommendation Change;

(3)
if the Special Committee shall have (A) failed to include the Special Committee Recommendation in the Proxy Statement, (B) recommended to the stockholders of the Company an Acquisition Proposal, (C) failed to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 Business Days after the commencement of such Acquisition Proposal, or (D) entered into any letter of intent, memorandum of understanding or other document or Contract relating to any Acquisition Proposal (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 7.03); or

(4)
if the Special Committee shall have failed to comply with its no-shop obligations set forth under Section 7.03(a) in any material respect, and failed to remedy such breach within 30 calendar days following receipt of the written request by Parent.

Section 9.02 Expenses; Additional Costs and Expenses.
i)
Expenses.   In the event that the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, and the other Transactions shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

ii)
Additional Costs and Expenses.   The Company acknowledges that the agreements contained in this Section 9.02 are an integral part of the Transactions and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 9.02, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost, or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost, or expense was required to be paid to (but excluding) the payment date.

Section 9.03 Effect of Termination.   If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant, or representative of such party) to the other party; provided, however, the provisions of this Section 9.03, Section 7.04(b), Section 9.02, and Article X shall survive any termination of this Agreement pursuant to Section 9.01; provided, further, that if such termination shall result from the intentional breach by a party of its obligations under this Agreement, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. For purposes of this Agreement, an “intentional breach” means a material breach that is a consequence of an act undertaken by the breaching party with the intention of breaching the applicable obligation.
ARTICLE X

GENERAL PROVISIONS
Section 10.01 Non-Survival.   The representations, warranties, covenants, and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.05, Section 9.02 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).
Section 10.02 Notices.   All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent designated for overnight delivery by an internationally recognized overnight air courier (such as DHL or Federal Express), two Business Days after dispatch from any location in the United States, (c) if sent by e-mail transmission when transmitted and receipt is confirmed (excluding automatically generated confirmation or reply), and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands, and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
if to Parent or Merger Sub:
SPII Holdings Inc.
c/o Mare Services Limited
5/1 Merchants Street
Valletta VLT, 1171
Malta
Attn: Dr. Renato Cefai
E-mail: infocefai@cefaiadvocates.com
with a copy to:
Dr. Nikiforos Sifakis
80 Kifisias Avenue
Amaroussion 15125
Athens, Greece
E-mail: nsifakis@tms-legal.com
with a copy to (which alone shall not constitute notice):
Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street
New York, NY 10019
Attn: William Haft, David Schwartz
E-mail: whaft@orrick.com, dschwartz@orrick.com
if to the Company:
DryShips Inc.
c/o Dryships Management Services Inc.

Athens Licensed Shipping Office
80 Kifisias Avenue
Amaroussion 15125
Athens, Greece
Attention: Dimitrios Dreliozis
E-mail: cfo@dryships.com
with a copy to:
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY
Attn: Philip Richter, Mark Lucas
E-mail: philip.richter@friedfrank.com, mark.lucas@friedfrank.com
Section 10.03 Severability.   If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
Section 10.04 Entire Agreement; Assignment; Amendments and Waivers.
i)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

ii)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except as provided in Section 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities under this Agreement upon any Person other than the parties and their respective successors and assigns.

iii)
No party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party, except that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time and, after the Effective Time, to any Person.

iv)
Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) any such amendment shall require the approval of a majority of the Special Committee, and (ii) after the Required MIBCA Shareholder Vote have been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the MIBCA, Applicable Law, or the Company Charter Documents, unless such amendment is subject to stockholder approval.

v)
No failure or delay by any party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.05 Waiver.   At any time prior to the Effective Time, whether before or after the Company Stockholders’ Meeting, Parent (on behalf of itself and Merger Sub) may (a) extend the time for the performance of any of the covenants, obligations, or other acts of the Company, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants, or conditions of the Company or with any conditions to its own obligations. Any agreement on the part of Parent (on behalf of itself and Merger Sub) to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of Parent by its duly authorized officer. At any time prior to the Effective Time, whether before or after the Company Stockholders’ Meeting, the Company may (by action of the Special Committee) (a) extend the time for the performance of any of the covenants, obligations, or other acts of Parent or Merger Sub, or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants, or conditions of Parent or Merger Sub, or with any conditions to its own obligations. Any agreement on the part of the Company to any such extension or waiver will be valid only if such waiver is approved by the Special Committee and set forth in an instrument in writing signed on behalf of the Company by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.
Section 10.06 Governing Law; Dispute Resolution; Specific Performance.
i)
This Agreement will be deemed to be made in and in all respects will be interpreted, construed, and governed by and in accordance with the Laws of the Marshall Islands without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the Marshall Islands.

ii)
EACH OF THE PARTIES CONSENTS TO THE JURISDICTION OF ANY COURT SITTING IN THE REPUBLIC OF THE MARSHALL ISLANDS AND ANY APPELLATE COURT THEREFROM LOCATED IN THE REPUBLIC OF THE MARSHAL ISLANDS, AND IRREVOCABLY AGREES THAT ALL ACTIONS RELATING TO THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE MERGER, OR THE TRANSACTIONS. EACH OF THE PARTIES FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES, AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS, OR PROCEEDINGS AGAINST ANY OTHER PARTY IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

iii)
WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

iv)
The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in any court identified in Section 10.07(b), in addition to any other remedy to which they are entitled at law or in equity.

Section 10.07 Construction; Counterparts.
i)
The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

ii)
This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party shall have received a counterpart of this Agreement signed by all of the other parties. Until and unless each party has received a counterpart of this Agreement signed by the other party, this Agreement shall have no effect and no party shall have any right or obligation under this Agreement (whether by virtue of any other oral or written agreement or other communication).

[Signature page follows]

IN WITNESS WHEREOF, the parties executed this Agreement as of the date first written above by their respective, duly authorized officers.
DRYSHIPS INC.
By /s/ Dimitrios Dreliozis Name: Dimitrios Dreliozis Title: Vice President of Finance
SPII HOLDINGS INC.
By /s/ Renato Cefai Name: Renato Cefai Title: Sole Director
SILEO ACQUISITIONS INC.
By /s/ Renato Cefai Name: Renato Cefai Title: Sole Director

Annex B
August 18, 2019
The Special Committee of the Board of Directors
DryShips Inc.
109 Kifissias Avenue and Sina Street
151 24, Marousi
Athens, Greece
Members of the Special Committee:
We understand that DryShips Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of August 18, 2019 (the “Merger Agreement”), with SPII Holdings Inc. (“Parent”) and Sileo Acquisitions Inc., a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, each share of common stock, $0.01 par value, of the Company (the “Common Stock”) issued and outstanding prior to the Effective Time (as defined in the Merger Agreement), other than shares of Common Stock held by the Company as treasury stock and shares of Common Stock held by Parent or any Subsidiary (as defined in the Merger Agreement) of either the Company or Parent, will be converted into the right to receive an amount in cash equal to US$5.25 per share, without interest (the “Per Share Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
The Special Committee has asked us whether, in our opinion, the Per Share Merger Consideration to be received by holders of the Common Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent, Merger Sub or any of their respective Affiliates (as defined in the Merger Agreement)).
In connection with rendering our opinion, we have, among other things:
(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;
(ii) reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Special Committee (the “Forecasts”);
(iii) discussed with management of the Company and the members of the Special Committee their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;
(iv) reviewed the reported prices and the historical trading activity of the Common Stock;
(v) compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;
(vi) compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;
(vii) reviewed certain third-party charter free vessel appraisals of the Company as provided to us by management of the Company;
(viii) reviewed the financial terms and conditions of a draft, dated August 16, 2019, of the Merger Agreement, which we have assumed is in substantially final form and will not vary in any respect to our analysis; and
(ix) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based. We have relied, at your direction, without independent verification, upon the assessments of the management of the Company as to the future operational performance of the Company, including but not limited to, charter revenues, commissions, operating expenses, administrative expenses and voyage fees and expenses. For all purposes of our analysis, at your direction, we have assumed that the terms of the time charter agreements are valid and will remain in full force and effect for the term provided therein and that all charterer’s obligations thereunder will be performed.
For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof in any respect meaningful to our analysis. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the consummation of the Merger or reduce the contemplated benefits to the holders of the Common Stock of the Merger. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, or any settlements thereof, to which the Company is or may be a party or is or may be subject, and this opinion does not consider the potential effects of any resolution of such litigation, actions, claims, other contingent liabilities or settlements.
We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals (except as expressly described herein), nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.
We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Common Stock (other than Parent, Merger Sub or any of their respective Affiliates), from a financial point of view, of the Per Share Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Per Share Merger Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Common Stock or any business combination or other extraordinary transaction involving the Company. Our opinion does not constitute a recommendation to the Special Committee or to any other persons in respect of the Merger, including as to how any holder of shares of the Common Stock should vote or act in respect of the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
We have acted as financial advisor to the Special Committee in connection with the Merger and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to Parent and we have not received any compensation from Parent during such period. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to Ocean Rig UDW Inc. and Danaos Corporation, each an affiliate of Parent, and received fees for the rendering of these services. We may provide financial advisory or other services to the Company and/or Parent in the future, and in connection with any such services we may receive compensation.
Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, Parent, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or Parent.
Our financial advisory services and this opinion are provided for the information and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.
This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Merger Consideration to be received by holders of the Common Stock in the Merger is fair, from a financial point of view, to such holders (other than Parent, Merger Sub or any of their respective Affiliates).
Very truly yours,
EVERCORE GROUP L.L.C.
By:
/s/ Mark Friedman

Mark Friedman
Senior Managing Director